Exhibit 99.1

Item 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

K-V Pharmaceutical Company

Bridgeton, Missouri

We have audited the accompanying consolidated balance sheets of K-V Pharmaceutical Company and Subsidiaries as of March 31, 2011 and 2010 and the related consolidated statements of operations, comprehensive loss, shareholders’ equity (deficit), and cash flows for the years then ended. In connection with our audits of the financial statements, we have also audited the information in financial statement Schedule II listed in the accompanying index for the years ended March 31, 2011 and 2010. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of K-V Pharmaceutical Company and Subsidiaries at March 31, 2011 and 2010 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suspended the shipment of all but one of the products manufactured by the Company and must comply with a consent decree with the Food and Drug Administration before approved products can be reintroduced to the market. Significant negative impacts on operating results and cash flows from these actions include: recurring losses from operations, a shareholders’ deficit, and negative working capital; the potential inability of the Company to raise additional capital or debt financing; suspension of manufacturing; significant uncertainties related to litigation and governmental inquiries; and potential debt covenant violations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Also, in our opinion, the 2011 and 2010 information in the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), K-V Pharmaceutical Company’s internal control over financial reporting as of March 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated June 10, 2011 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ BDO USA, LLP

Chicago, Illinois

June 10, 2011, except for the 2011 and 2010 condensed consolidating financial information as presented in Note 26, which is as of July 8, 2011

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

K-V Pharmaceutical Company:

We have audited the accompanying consolidated statements of operations, comprehensive loss, shareholders’ equity (deficit), and cash flows of K-V Pharmaceutical Company and subsidiaries (the Company) for the year ended March 31, 2009. In connection with our audit of the consolidated financial statements, we also have audited financial statement Schedule II for the year ended March 31, 2009. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the Company’s results of operations and cash flows for the year ended March 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the year ended March 31, 2009, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements in Item 8 of the March 31, 2009 Form 10-K, the Company has suspended the shipment of all products manufactured by the Company and must comply with a consent decree with the FDA before approved products can be reintroduced to the market. Significant negative impacts on operating results and cash flows from these actions including the potential inability of the Company to raise capital; suspension of manufacturing; significant uncertainties related to litigation and governmental inquiries; and debt covenant violations raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 3 to the consolidated financial statements in Item 8 of the March 31, 2009 Form 10-K. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

St. Louis, Missouri

March 25, 2010, except as to note 23, which is as of June 10, 2011, and except as to note 26, which is as of July 8, 2011

K-V PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share information)

	March 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$137.6	$60.7
Investment securities	57.2	—
Restricted cash	34.5	—
Receivables, net	33.4	1.0
Inventories, net	1.0	1.2
Other current assets	13.8	17.0
Current assets held for sale	9.0	11.8

Total Current Assets	286.5	91.7
Property and equipment, less accumulated depreciation	67.6	78.4
Investment securities	—	65.9
Intangible assets, net	150.9	37.5
Other assets	15.1	12.4
Non-current assets held for sale	44.6	72.7

Total Assets	$564.7	$358.6

LIABILITIES
Current Liabilities:
Accounts payable	$25.7	$39.0
Accrued liabilities	141.9	64.0
Warrant liability	112.3	—
Current maturities of long-term debt	85.4	63.9
Current liabilities associated with assets held for sale	2.5	5.9

Total Current Liabilities	367.8	172.8
Long-term debt, less current maturities	418.3	233.2
Other long-term liabilities	95.2	47.7
Deferred tax liability	57.4	44.1

Total Liabilities	938.7	497.8
Commitments and Contingencies
SHAREHOLDERS’ DEFICIT
7% cumulative convertible Preferred Stock, $.01 par value; $25.00 stated and liquidation value; 840,000 shares authorized; issued and outstanding— 40,000 shares at both March 31, 2011 and 2010 (convertible into Class A shares on a 8.4375-to-one basis)	—	—
Class A and Class B Common Stock, $.01 par value; 150,000,000 and 75,000,000 shares authorized, respectively;	0.5	0.4
Class A—issued 52,013,609; outstanding 48,604,559 at March 31, 2011 and issued 41,157,609; outstanding 37,736,660 at March 31, 2010, respectively
Class B—issued 11,300,857; outstanding 11,206,285 at March 31, 2011 and issued 12,206,857; outstanding 12,112,285 at March 31, 2010 (convertible into Class A shares on a one-for-one basis)	0.1	0.1
Additional paid-in capital	109.1	170.0
Accumulated deficit	(428.0)	(253.9)
Accumulated other comprehensive income	1.7	1.6
Less: Treasury stock, 3,409,050 shares of Class A and 94,572 shares of Class B Common Stock at March 31, 2011, and 3,404,366 shares of Class A and 94,572 shares of Class B Common Stock at March 31, 2010, at cost	(57.4)	(57.4)

Total Shareholders’ Deficit	(374.0)	(139.2)

Total Liabilities and Shareholders’ Deficit	$564.7	$358.6

See Accompanying Notes to Consolidated Financial Statements.

K-V PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Years ended March 31,
	2011	2010	2009
Net revenues	$27.3	$9.1	$113.2
Cost of sales	1.1	1.6	15.1

Gross profit	26.2	7.5	98.1

Operating expenses:
Research and development	22.1	29.1	69.8
Selling and administrative	96.0	111.7	220.7
Restructuring and impairment charges	0.1	89.0	46.4
Purchased in-process research and development	—	70.0	2.0
Litigation and governmental inquiries, net	7.4	15.0	50.0
Gains on sale of assets	0.1	—	—

Total operating expenses	125.7	314.8	388.9

Operating loss	(99.5)	(307.3)	(290.8)

Other expense (income):
Loss on extinguishment of debt	106.2	—	—
Change in warrant liability	(70.7)	—	—
Interest expense	15.4	8.0	9.3
Interest and other (income) expense	(2.0)	(5.8)	6.3

Total other expense (income), net	48.9	2.2	15.6

Loss from continuing operations before income taxes	(148.4)	(309.5)	(306.4)
Income tax provision (benefit)	7.8	(23.9)	(38.6)

Loss from continuing operations	(156.2)	(285.6)	(267.8)
Net loss from discontinued operations (net taxes of $(7.4), $(4.1) and $(7.0))	(30.6)	(7.2)	(45.8)
Gain on sale of discontinued operations (net taxes of $7.4, $5.3 and $-)	12.8	9.2	—

Net loss	$(174.0)	$(283.6)	$(313.6)

	Years ended March 31,
	2011	2010	2009
Earnings (loss) per share from continuing operations:
Basic and diluted—Class A and B common	$(3.05)	$(5.73)	$(5.39)
Earnings (loss) per share from discontinued operations:
Basic and diluted—Class A and B common	$(0.60)	$(0.14)	$(0.92)
Earnings per share from gain on sale of discontinued operations:
Basic and diluted—Class A and B common	$0.25	$0.18	$—
Earnings (loss) per share:
Basic and diluted—Class A and B common	$(3.40)	$(5.69)	$(6.31)
Shares used in per share calculation:
Basic—Class A common	39.1	37.8	37.6
Basic and diluted—Class B common	12.2	12.1	12.1
Diluted—Class A common	51.3	49.9	49.7

See Accompanying Notes to Consolidated Financial Statements.

K-V PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In millions)

	Years Ended March 31,
	2011	2010	2009
Net loss	$(174.0)	$(283.6)	$(313.6)
Unrealized gain (loss) on available for sale securities:
Unrealized holding gain (loss) during the period	(0.1)	0.8	(5.9)
Reclassification of losses included in net loss	—	—	10.4
Tax impact related to unrealized holding gain (loss) and reclassification of losses	—	(0.3)	(1.6)
Foreign currency translation adjustment	0.2	0.3	(0.6)

Total other comprehensive income	0.1	0.8	2.3

Total comprehensive loss	$(173.9)	$(282.8)	$(311.3)

See Accompanying Notes to Consolidated Financial Statements.

K-V PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(In millions)

	Years Ended March 31, 2011, 2010 and 2009
	Preferred Stock	Class A Common Stock	Class B Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity (Deficit)
Balance at March 31, 2008	$—	$0.4	$0.1	$159.4	$351.3	$(1.5)	$(56.2)	$453.5
Net loss	—	—	—	—	(313.6)	—	—	(313.6)
Dividends paid on preferred stock	—	—	—	—	(0.1)	—	—	(0.1)
Conversion of less than 0.1 Class B Shares to Class A shares	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	3.5	—	—	—	3.5
Purchase of common stock for treasury	—	—	—	—	—	—	(0.9)	(0.9)
Stock options exercised- 0.3 shares of Class A and 0.1 shares of Class B	—	—	—	2.5	—	—	—	2.5
Cumulative effect of change in accounting principle	—	—	—	—	(7.8)	—	—	(7.8)
Other comprehensive income	—	—	—	—	—	2.3	—	2.3

Balance at March 31, 2009	—	0.4	0.1	165.4	29.8	0.8	(57.1)	139.4
Net loss	—	—	—	—	(283.6)	—	—	(283.6)
Dividends paid on preferred stock	—	—	—	—	(0.1)	—	—	(0.1)
Conversion of less than 0.1 Class B Shares to Class A shares	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	3.8	—	—	—	3.8
Purchase of common stock for treasury	—	—	—	—	—	—	(0.3)	(0.3)
Stock options exercised- 0.1 shares of Class A and less than 0.1 shares of Class B	—	—	—	0.8	—	—	—	0.8
Other comprehensive income	—	—	—	—	—	0.8	—	0.8

	Years Ended March 31, 2011, 2010 and 2009
	Preferred Stock	Class A Common Stock	Class B Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity (Deficit)
Balance at March 31, 2010	—	0.4	0.1	170.0	(253.9)	1.6	(57.4)	(139.2)
Net loss	—	—	—	—	(174.0)	—	—	(174.0)
Dividends paid on preferred stock	—	—	—	—	(0.1)	—	—	(0.1)
Conversion of 0.1 Class B Shares to Class A shares	—	0.1	—	0.1	—	—	—	0.2
Stock-based compensation	—	—	—	3.0	—	—	—	3.0
Purchase of common stock for treasury	—	—	—	—	—	—	—	—
Stock options exercised- less than 0.1 shares of Class A and less than 0.1 shares of Class B	—	—	—	0.2	—	—	—	0.2
Issuance of warrants	—	—	—	81.6	—	—	—	81.6
Reclassification of warrants as liabilities	—	—	—	(175.5)	—	—	—	(175.5)
Private equity offering	—	—	—	29.7	—	—	—	29.7
Other comprehensive income	—	—	—	—	—	0.1	—	0.1

Balance at March 31, 2011	$—	$0.5	$0.1	$109.1	$(428.0)	$1.7	$(57.4)	$(374.0)

See Accompanying Notes to Consolidated Financial Statements.

K-V PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years ended March 31,
	2011	2010	2009
Operating Activities:
Net loss	$(174.0)	$(283.6)	$(313.6)
Adjustments to reconcile net loss to net cash used in operating activities:
Purchased in-process research and development	—	70.0	2.0
Depreciation and amortization	20.0	33.5	35.9
Loss on property and equipment	—	1.8	3.0
Gain from sale of assets, net	(20.2)	(14.5)	—
Change in warrant liability	(70.7)	—	—
Loss on extinguishment of debt	106.2	—	—
Impairment of assets	11.6	128.5	36.6
Loss on investment securities	—	—	9.4
Involuntary conversion gain in discontinued operations	(3.5)	(5.6)	—
Deferred income tax provision	8.4	41.9	24.3
Deferred compensation	.	—	(8.6)
Stock-based compensation	3.0	3.8	3.5
Changes in operating assets and liabilities:		—	—
Receivables, net	(33.9)	19.2	109.5
Inventories, net	(2.0)	16.8	68.4
Income taxes	3.3	40.6	(77.5)
Accounts payable and accrued liabilities	(12.1)	(64.2)	83.7
Other assets and liabilities, net	4.4	11.7	21.2

Net cash used in operating activities	(159.5)	(0.1)	(2.2)

Investing Activities:
Purchase of property and equipment	(0.3)	(10.2)	(23.6)
Proceeds from sale of property and equipment	0.7	—	—
Insurance proceeds	3.5	5.6	—
Proceeds from sale of business/assets held for sale, net of fees	42.0	—	—
Purchase of marketable securities	—	—	(0.6)
Sale of marketable securities	1.3	1.1	52.1
Purchased in-process research and development	—	(70.0)	(2.0)
Intangible asset acquisition	(12.5)	—	—
Increase in restricted cash	(34.5)	—	—
Cash paid for acquired assets	—	—	(3.0)

Net cash provided by (used in) investing activities	0.2	(73.5)	22.9

Financing Activities:
Principal payment on long-term debt	(83.7)	(2.7)	(2.6)
Proceeds from issuance of debt and warrants	299.1	—	—
Proceeds from collateralized obligation	—	61.8	—
Redemption of collateralized obligation	(8.8)	(0.5)	—
Proceeds from private equity offering	29.7	—	—
Repayment of borrowing on line of credit	—	—	(30.0)
Dividends paid on preferred stock	(0.1)	(0.1)	(0.1)
Purchase of common stock for treasury	—	(0.3)	(0.9)
Cash deposits received for stock options	—	—	0.7

Net cash provided by (used in) financing activities	236.2	58.2	(32.9)

Effect of foreign exchange rate changes on cash	—	0.4	(0.6)

	Years ended March 31,
	2011	2010	2009
Increase (decrease) in cash and cash equivalents	76.9	(15.0)	(12.8)
Cash and cash equivalents:
Beginning of year	60.7	75.7	88.5

End of period	$137.6	$60.7	$75.7

Supplemental cash flow disclosures:
Cash paid for interest	$22.2	$7.3	$9.1
Cash paid for income taxes	$0.1	$0.3	$8.3
Non-cash investing and financing activities:
Stock options exercised (at expiration of two-year forfeiture period)	$0.2	$0.8	$2.5
Warrants reclassified to liabilities from equity	$175.5	$—	$—
Makena product rights	$107.5	$—	$—

See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share data)

1.	Description of Business

General Overview

K-V Pharmaceutical Company was incorporated under the laws of Delaware in 1971 as a successor to a business originally founded in 1942. K-V Pharmaceutical Company and its wholly-owned subsidiaries, including Ther-Rx Corporation (“Ther-Rx”), Nesher Pharmaceuticals, Inc. (“Nesher”), ETHEX Corporation (“ETHEX”) and Particle Dynamics, Inc. (“PDI”), are referred to in the following Notes to Consolidated Financial Statements as “KV” or the “Company.” We are a fully integrated specialty pharmaceutical company that develops, manufactures, acquires and markets technologically-distinguished branded and generic/non-branded prescription pharmaceutical products. Our strategic goal is to become a specialty branded pharmaceutical marketing company primarily focused in women’s healthcare. We have a broad range of dosage form manufacturing capabilities, including tablets, capsules, creams and liquids. We conduct our branded pharmaceutical operations through Ther-Rx and, previously, we conducted our generic/non-branded pharmaceutical operations through ETHEX, which focused principally on technologically-distinguished generic products prior to the cessation of its operations on March 2, 2010 and its dissolution on December 15, 2010. Through PDI, divested in June 2010, we developed, manufactured and marketed technologically advanced, value-added raw material products for the pharmaceutical industry and other markets. In May 2010, we formed a wholly-owned subsidiary, Nesher, to operate as the sales and marketing company for our generic products. The Company expects to complete a divestiture of Nesher and the Company’s generics business and assets by the end of calendar year 2011.

Our original strategy was to engage in the development of proprietary drug delivery systems and formulation technologies which enhance the effectiveness of new therapeutic agents and existing pharmaceutical products. Today, we utilize one of those technologies, SITE RELEASE® in two products expected to return to our branded portfolio prior to the end of calendar year 2011. Going forward, our business strategy will be primarily defined by the potential in-licensing and acquisition of pharmaceutical products rather than the historical strategy of the internal development of pharmaceutical products.

During fiscal year 2009, the Company announced six separate voluntary recalls of certain tablet form generic products as a precaution due to the potential existence of oversized tablets. In December 2008, the Food and Drug Administration (the “FDA”) began an inspection of the Company’s facilities. The Company suspended shipments of all approved tablet-form products in December 2008 and of all other drug products in January 2009. Also, in January 2009, the Company initiated a nationwide voluntary recall affecting most of its products. On March 2, 2009, the Company entered into a consent decree with the FDA regarding its drug manufacturing and distribution. The consent decree was entered by the U.S. District Court, Eastern District of Missouri, and Eastern Division on March 6, 2009. As part of the consent decree, the Company agreed not to directly or indirectly do or cause the manufacture, processing, packing, labeling, holding, introduction or delivery for introduction into interstate commerce at or from any of its facilities of any drug, until the Company has satisfied certain requirements designed to demonstrate compliance with the FDA’s current good manufacturing practice (“cGMP”) regulations. The consent decree provides for a series of measures that, when satisfied, will permit the Company to resume the manufacture and distribution of approved drug products. The Company has also agreed not to distribute its products that are not FDA approved, including its prenatal vitamins and hematinic products, unless it obtains FDA approval for such products through the FDA’s New Drug Application (“NDA”) or Abbreviated New Drug Application (“ANDA”) processes. These actions and the requirements under the consent decree have had, and are expected to continue to have, a material adverse effect on the Company’s liquidity position and its results of operations. We resumed shipment of extended-release potassium chloride capsule, Micro-K® 10mEq and Micro-K® 8mEq, in September 2010, resumed shipments of the generic version Potassium Chloride Extended Release Capsule in December 2010 and we began shipping Makena™, a drug manufactured by a third party, in March 2011. We are continuing to prepare other products for FDA inspection although we do not expect to resume shipping other products until later in fiscal year 2012, at the earliest.

In July 2010, our Board of Directors directed management to explore strategic alternatives with respect to Nesher and the assets and operations of our generic products business and in the fourth quarter of fiscal year 2011, management committed to a plan to divest the generics business. We have retained Jefferies & Co., Inc., to advise us with the divestiture of Nesher and the Company’s generics business. In the meantime, we will continue to prepare products for FDA inspection and continue to anticipate the reintroduction of approved products into the market.

Both PDI and our generics business have been presented herein as discontinued operations. See Note 23—”Divestitures” for further details.

Significant Developments

Changes in Management and Directors

At the Annual Meeting of Stockholders for fiscal year 2009 held on June 10, 2010 (the “Annual Meeting”), the stockholders elected Gregory Bentley, Mark A. Dow, Terry B. Hatfield, David S. Hermelin, Marc S. Hermelin, Joseph D. Lehrer and John Sampson to serve as directors with terms expiring at the Annual Meeting of Stockholders for fiscal year 2010. Former members of the Board Jean M. Bellin, Kevin S. Carlie, Jonathon E. Killmer and Norman D. Schellenger were not re-elected.

On June 14, 2010, Stephen A. Stamp resigned, effective immediately, from his position as Chief Financial Officer of our Company. Thomas S. McHugh was appointed Chief Financial Officer and Treasurer effective July 15, 2010. Prior to this appointment, Mr. McHugh served as Chief Accounting Officer and Vice President of Finance—Corporate Controller.

On June 15, 2010, each of Mr. Hatfield and Mr. Sampson resigned as members of the Board, effective as of the earlier of July 7, 2010 or the date a replacement was appointed. Mr. Hatfield served as the Chairman of the Board and Mr. Sampson served on the Audit Committee. Each of Mr. Hatfield and Mr. Sampson indicated that he was resigning because of serious concerns regarding the ability of the newly-constituted Board and senior management to provide the required independent oversight of the business during the current critical period in its history.

On June 17, 2010, the Board appointed Ana I. Stancic as a director to fill the vacancy created by the resignation of Mr. Hatfield. As noted above, Mr. Hatfield’s resignation became effective upon the appointment of Ms. Stancic.

On July 7, 2010, the Board appointed David Sidransky, M.D. as a director to fill the vacancy created by the resignation of Mr. Sampson. As noted above, Mr. Sampson’s resignation became effective upon the appointment of Dr. Sidransky.

On July 29, 2010, the Board increased the total number of Board members to eight (but returning automatically to seven members upon any current director leaving the Board) and appointed Robert E. Baldini as a director to fill the newly-created position.

At a Board meeting held subsequent to the Annual Meeting on June 10, 2010, the Board terminated the employment of David A. Van Vliet, who then served as Interim President and Interim Chief Executive Officer, effective at the end of the 30-day notice period provided for in his employment agreement, during which period he was placed on administrative leave.

Also at that meeting, the Board appointed Gregory J. Divis, Jr. as the Interim President and Interim Chief Executive Officer of our Company. Mr. Divis was subsequently appointed as our permanent President and Chief Executive Officer on November 17, 2010. The other terms of Mr. Divis’ employment were not changed by this appointment.

On November 10, 2010, Marc S. Hermelin voluntarily resigned as a member of the Board. We had been advised that Office of Inspector General of the U.S. Department of Health and Human Services (“HHS OIG”) notified Mr. M. Hermelin that he would be excluded from participating in federal healthcare programs effective November 18, 2010. In an effort to avoid adverse consequences to our Company, including a potential discretionary exclusion of our Company from participation in federal healthcare programs, and to enable our Company to secure our expanded financial agreement, as more fully described in Note 13—”Long-Term Debt”,with the Company, HHS OIG, Mr. M. Hermelin and his wife (solely with respect to her obligations thereunder, including as joint owner with Mr. M. Hermelin of certain shares of Company stock) entered into the Settlement Agreement under which Mr. M. Hermelin also resigned as trustee of all family trusts that hold KV stock, agreed to divest his personal ownership interests in our Company’s Class A Common and Class B Common Stock (approximately 1.8 million shares, including shares held jointly with his wife) over an agreed upon period of time in accordance with a divestiture plan and schedule approved by HHS OIG, and agreed to refrain from voting stock under his personal control. In order to implement such agreement, Mr. M. Hermelin and his wife granted to an independent third party immediate irrevocable proxies and powers of attorney to divest their personal stock interests in the Company if Mr. M. Hermelin does not timely do so. The Settlement Agreement also required Mr. M. Hermelin to agree, for the duration of his exclusion, not to seek to influence or be involved with, in any manner, the governance, management, or operations of our Company.

As long as the parties comply with the Settlement Agreement, HHS OIG has agreed not to exercise its discretionary authority to exclude our Company from participation in federal health care programs, thereby allowing our Company and our subsidiaries (with the single exception of ETHEX, which is being dissolved pursuant to the Divestiture Agreement with HHS OIG) to continue to conduct business through all federal and state healthcare programs.

As a result of Mr. M. Hermelin’s resignation and the two agreements with HHS OIG, we believe we have resolved our remaining issues with respect to HHS OIG and are positioned to continue to participate in Federal healthcare programs now and in the future.

On June 1, 2011, Patrick Christmas joined the Company as Vice President and General Counsel, Mr. Christmas will become the Company’s chief legal officer succeeding Gregory S. Bentley, who is the Company’s Senior Vice President of Law and a member of its Board of Directors. Mr. Bentley has served in that capacity since June 2010 under an arrangement which contemplated that he would return to his private legal practice after the Company filled the General Counsel position. Mr. Bentley will continue to serve as a director of the Company and to counsel the Company after he resumes private practice.

Discontinuation of Manufacturing and Distribution; Product Recalls; and the FDA Consent Decree

In May 2008, we received two reports of an oversized morphine sulfate extended-release tablet in commercial distribution. We conducted an investigation into the possible causes of any such oversized tablets and the likelihood that additional lots of morphine sulfate extended-release tablets or other products might contain oversized tablets. We instituted changes in our manufacturing processes to address the identified causes and intended to prevent any oversized tablets from entering commercial distribution. In addition, in June 2008, ETHEX initiated voluntary recalls of morphine sulfate 30-mg and 60-mg extended-release tablets. In July 2008, a voluntary recall was initiated in Canada by the seller of specific lots of morphine sulfate 60-mg, 30-mg and 15-mg extended-release tablets that we manufactured. On October 15, 2008, ETHEX commenced a voluntary recall of three specific lots of dextroamphetamine sulfate 5-mg tablets as a precaution due to the possible presence of oversized tablets. On November 7, 2008, ETHEX announced a voluntary recall to the consumer level of multiple lots of five generic products of varying strengths as a precaution due to the potential presence of oversized tablets. These products included: propafenone HCl tablets, isosorbide mononitrate extended-release tablets, morphine sulfate extended-release tablets, morphine sulfate immediate release tablets, and dextroamphetamine sulfate tablets. On November 10, 2008, ETHEX initiated a voluntary recall to the retail level as a precaution due to the possible presence of oversized tablets. This recall affected multiple lots of 18 generic/non-branded products.

On December 15, 2008, the FDA began an inspection of our facilities.

On December 19, 2008, we voluntarily suspended all shipments of our FDA approved drug products in tablet form and commenced a voluntary nationwide single production lot recall of one of our pain management drugs. The 14 products of varying strengths affected by the suspension included metoprolol succinate extended-release tablets (metoprolol), oxycodone HCl tablets and potassium chloride 20 mEq extended-release tablets.

Effective January 22, 2009, we voluntarily suspended the manufacturing and shipment of the remainder of our products, except for three products we distribute but do not manufacture and which do not generate a significant amount of revenue.

On January 28, 2009, we initiated a nationwide voluntary recall of products manufactured or packaged at KV facilities, affecting most of our products. The recall was subsequently expanded on February 3, 2009. This recall affected multiple lots of over 150 branded and generic/non-branded products.

On February 2, 2009, the FDA issued inspectional observations set forth on a “Form 483 Report.”

On March 2, 2009, we entered into a consent decree with the FDA regarding our drug manufacturing and distribution. The consent decree was entered by the U.S. District Court, Eastern District of Missouri, Eastern Division on March 6, 2009 and continues for a period of six years following satisfaction of certain obligations contained in the consent decree after which we may petition the Court for relief from the consent decree. As part of the consent decree, we have agreed not to directly or indirectly do or cause the manufacture, processing, packing, labeling, holding, introduction or delivery for introduction into interstate commerce at or from any of our facilities of any drug, until we have satisfied certain requirements designed to demonstrate compliance with the FDA’s cGMP regulations. The consent decree provides for a series of measures that, when satisfied, will permit us to resume the manufacture and distribution of approved drug products. We have also agreed not to distribute our products that are not FDA approved, including our prenatal vitamins and hematinic products, unless we obtain FDA approval for such products through the FDA’s ANDA or NDA processes.

On March 16, 2009, in response to the consent decree requirements, we initiated the disposal of our existing affected inventory of products, which was completed within the required timeframe.

As part of such measures set forth in the consent decree, we were required to provide, and have provided, to the FDA a work plan (the “Work Plan”) for approval, which sets forth the steps we have taken and will subsequently take to address previously identified deficiencies in our compliance with cGMP regulations.

On July 27, 2009, a representative of the Compliance Branch of the FDA’s Kansas City District, acting in conjunction with the Office of Compliance of the FDA’s Center for Drug Evaluation and Research (“CDER”), notified us by electronic mail that the FDA had completed its review of the Work Plan. Subject to the addition of certain changes, to which we agreed and incorporated into the Work Plan, the FDA accepted the Work Plan. While acceptance of the Work Plan was pending, we, with the knowledge of the FDA, had already begun implementing certain measures set forth in the Work Plan. The final Work Plan, with all requested changes, was submitted to the FDA on August 13, 2009 and accepted by the FDA.

The consent decree further provides that, before resuming manufacturing, we were required to retain and have an independent cGMP expert undertake a review of our facilities and operations and certify compliance with cGMP regulations. Following that certification, the FDA would make a determination as to whether we are in compliance. On January 13, 2010, our independent cGMP expert, Lachman Consultants (“Lachman”),, notified the FDA that Lachman had performed a comprehensive inspection and that our facilities and controls are in compliance with cGMP and the consent decree, but advised us to enact further enhancements to certain aspects of our cGMP systems. In accordance with the advice from Lachman, we continued to enhance our cGMP systems, and Lachman subsequently reinspected our cGMP systems and on April 26, 2010 certified our compliance with all cGMP systems requirements.

The next step in the process for resumption of product shipment was for Lachman to certify individual products manufactured under the newly certified cGMP systems. We completed the manufacture of validation batches of the first product, which were successfully completed through Lachman review on July 27, 2010.

Lachman certified the manufacture of the product on July 27, 2010, and the FDA subsequently conducted its own inspection during the week of August 16, 2010 of our facilities, systems and processes as outlined in the consent decree and found no adverse findings. The Company received notification from the FDA on September 8, 2010 of approval for our discontinued generics operations to ship into the marketplace the first product approved under the consent decree, i.e., the Potassium Chloride Extended Release Capsule. We resumed shipment of extended-release potassium chloride capsule, Micro-K® 10mEq and Micro-K® 8mEq, in September 2010. We resumed shipments of the generic version Potassium Chloride Extended Release Capsule in December 2010 and we began shipping Makena™, a drug manufactured for us by a third party, in March 2011.

Even after a successful FDA inspection, we anticipate that additional data will need to be generated and submitted to the FDA with respect to certain of our other approved products before we can return them to the market, which may involve performing additional work with regard to product and formulation development. Similarly, the FDA has also informed us that, with respect to certain of our products that are subject to ANDAs or supplemented ANDAs we had submitted before entering into the consent decree, we will need to develop and/or submit additional data before those applications can be considered for approval.

The steps taken by us in connection with the nationwide recall and suspension of shipment of all products manufactured by us and the requirements under the consent decree have had, and are expected to continue to have, a material adverse effect on our results of operations. We do not expect to generate any significant revenues from products that we manufacture until we can resume shipping certain or many of our approved products. In the meantime, we must meet ongoing operating costs related to our employees, facilities and FDA compliance, as well as costs related to the steps we are currently taking to prepare for introducing or reintroducing our products to the market. If we are not able to obtain the FDA’s clearance to resume manufacturing and distribution of more of our approved products in a timely manner and at a reasonable cost, our financial position, results of operations, cash flows and liquidity will continue to be materially adversely affected.

Plea Agreement with the U.S. Department of Justice

At the direction of a special committee of the Board of Directors that was in place prior to June 10, 2010, we responded to requests for information from the Office of the United States Attorney for the Eastern District of Missouri and FDA representatives working with that office. In connection therewith, on February 25, 2010, the Board, at the recommendation of the special committee, approved entering into a plea agreement with the Department of Justice.

The plea agreement was executed by the parties and was entered by the U.S. District Court, Eastern District of Missouri, Eastern Division on March 2, 2010. Pursuant to the terms of the plea agreement, ETHEX pleaded guilty to two felony counts, each stemming from the failure to make and submit a field alert report to the FDA in September 2008 regarding the discovery of certain undistributed tablets that failed to meet product specifications. Sentencing pursuant to the plea agreement also took place on March 2, 2010.

Pursuant to the plea agreement, ETHEX agreed to pay a criminal fine in the amount of $23.4 in four installments. The first installment, in the amount of $2.3, was due and paid within 10 days of sentencing. Under the original payment schedule, the second and third installments, each in the amount of $5.9, were due on December 15, 2010 and July 11, 2011, respectively. The fourth and final installment, in the amount of $9.4, was due on July 11, 2012. On November 15, 2010, upon the motion of the Department of Justice, the court vacated the previous fine installment schedule and imposed a new fine installment schedule using the standard federal judgment rate of 0.22%, payable as follows (the Company paid the December 15, 2010 payment):

Payment Amount including interest	Payment Due Date
$1.0	December 15, 2010
1.0	June 15, 2011
1.0	December 15, 2011
2.0	June 15, 2012
4.0	December 15, 2012
5.0	June 15, 2013
7.1	December 15, 2013

ETHEX also agreed to pay, within 10 days of sentencing, restitution to the Medicare and the Medicaid programs in the amounts of $1.8, and $0.6, respectively. In addition to the fine and restitution, ETHEX agreed not to contest an administrative forfeiture in the amount of $1.8, which was payable and paid within 45 days after sentencing and which satisfied any and all forfeiture obligations ETHEX may have as a result of the guilty plea. In total, ETHEX agreed to pay fines, restitution and forfeiture in the aggregate amount of $27.6.

In exchange for the voluntary guilty plea, the Department of Justice agreed that no further federal prosecution will be brought in the Eastern District of Missouri against ETHEX, KV and Ther-Rx regarding allegations of the misbranding and adulteration of any oversized tablets of drugs manufactured by us, and the failure to file required reports regarding these drugs and patients’ use of these drugs with the FDA, during the period commencing on January 1, 2008 through December 31, 2008.

Agreements with HHS OIG

In connection with the guilty plea described above by ETHEX, ETHEX was expected to be excluded from participation in federal healthcare programs, including Medicare and Medicaid. In addition, as a result of the guilty plea by ETHEX, HHS OIG had discretionary authority to also exclude KV from participation in federal healthcare programs. However, we are in receipt of correspondence from HHS OIG that, absent any transfer of assets or operations that would trigger successor liability, HHS OIG has no present intent to exercise its discretionary authority to exclude the Company as a result of the guilty plea by ETHEX.

In connection with the anticipated exclusion of ETHEX from participation in federal healthcare programs, we ceased the operations of ETHEX on March 2, 2010. However, we have retained the ability to manufacture, market and distribute (once the requirements under the consent decree have been met) all generic products and are in possession of all intellectual property related to generic products, including all NDAs and ANDAs pertaining to our brand and generic drug products. We currently do not anticipate that the voluntary guilty plea by ETHEX will have a material adverse effect on our efforts to comply with the requirements pursuant to the consent decree and to resume production and shipments of our approved products.

On November 15, 2010, we entered into the Divestiture Agreement with HHS OIG under which we agreed to sell the assets and operations of ETHEX to unrelated third parties prior to April 28, 2011 and to file articles of dissolution with respect to ETHEX under Missouri law by that date. We filed articles of dissolution for ETHEX on December 15, 2010. Following the filing, ETHEX may not engage in any new business other than winding up its operations and will engage in a process provided under Missouri law to identify and resolve its liabilities over at least a two-year period. Under the terms of the Divestiture Agreement, HHS OIG agreed not to exclude ETHEX from federal healthcare programs until April 28, 2011 and, upon completion of the sale of the ETHEX assets and of the filing of the articles of dissolution of ETHEX, the agreement will terminate. Civil monetary penalties and exclusion of ETHEX could have occurred if we had failed to meet our April 28, 2011 deadline. The sales of ETHEX’s assets (other than certain fixtures as to which HHS OIG has consented to non-divestiture) were completed prior to the April 28, 2011 deadline and ETHEX no longer has any ongoing assets or operations other than those required to conclude the winding up process under Missouri law. We have also received a letter from HHS OIG advising us further that assuming that we have complied with all agreements deemed necessary by HHS OIG, HHS OIG would not exclude ETHEX thereafter. On April 1, 2011, we requested confirmation from HHS OIG that the steps and actions described in our reports to HHS OIG constituted full compliance with the duties KV and ETHEX were to complete by April 28, 2011 under the Divestiture Agreement, such that they are not at risk for stipulated penalties or exclusion after that date under the Divestiture Agreement. On April 8, 2011, we received a letter from HHS OIG stating that, at this time, based upon the information provided to HHS OIG in our monthly submissions, HHS OIG has no concerns regarding the actions taken by KV and ETHEX pursuant to the Divestiture Agreement. On May 20, 2011, we received a letter from HHS OIG stating that based on its review of the information provided in our monthly reports, it appeared that the Company and ETHEX had completed our obligations under the Divestiture Agreement.

Hologic Agreement

On January 16, 2008, the Company entered into the Original Makena™ Agreement with Cytyc Prenatal Products Corp. and Hologic, Inc. (Cytyc Prenatal Products Corp. and Hologic, Inc. are referred to collectively as “Hologic”) to acquire the U.S. and worldwide royalty free, exclusive rights to Makena™ (hydroxyprogesterone caproate) and certain related assets upon approval of the pending New Drug Application for Makena™. On January 8, 2010, the Company and Hologic entered into Amendment No. 1 to the Original Makena™ Agreement, which, among other things, included a $70.0 cash payment for the exclusive rights to Makena™, which was recorded as purchased in-process research and development expense on the statement of operations for the fiscal year ended March 31, 2010. On February 4, 2011, the Company entered into Amendment No. 2 to the Original Makena™ Agreement. The amendments set forth in Amendment No. 2 reduced the payment to be made on the fifth business day following the day on which Hologic gave the Company notice that the FDA has approved Makena™ (the “Transfer Date”) to $12.5 and revised the schedule for making the remaining payments of $107.5. Under these revised payment provisions, after the $12.5 payment on the Transfer Date and a subsequent $12.5 payment 12 months after the date the FDA approved Makena™ (the “Approval Date”), the Company has the right to elect between the two alternate payment schedules for the remaining payments, with royalties of 5% of the net sales of Makena™ payable for certain periods and under different circumstances, depending on when the Company elects to make the remaining payments. The Company may make any of the payments on or before their due dates, and the date on which the Company makes the final payment contemplated by the selected payment schedule will be the final payment date, after which royalties, if any, will cease to accrue.

Under the revised payment provisions set forth in Amendment No. 2, after the $12.5 payment on the Transfer Date and a subsequent $12.5 payment twelve months after the Approval Date, the Company has the right to elect between the following two alternate payment schedules for the remaining payments:

Payment Schedule 1:

•

A $45.0 payment 18 months after the Approval Date, plus a royalty equal to 5% of net sales of Makena™ made during the period from 12 months after the Approval Date to the date the $45.0 payment is made;

•	A $20.0 payment 21 months after the Approval Date;

•	A $20.0 payment 24 months after the Approval Date; and

•	A $10.0 payment 27 months after the Approval Date.

The royalties will continue to be calculated subsequent to the $45.0 milestone payment but do not have to be paid as long as the Company makes subsequent milestone payments when due.

Payment Schedule 2:

•	A $7.3 payment 18 months after the Approval Date, plus a royalty equal to 5% of net sales of Makena™ made during the period from 12 months after the Approval Date to 18 months after the Approval Date;

•	A $7.3 payment for each of the succeeding twelve months;

•	A royalty payable 24 months following the Approval Date equal to 5% of net sales of Makena™ made during the period from 18 months after the Approval Date to 24 months after the Approval Date; and

•	A royalty payable 30 months following the Approval Date equal to 5% of net sales of Makena™ made during the period from 24 months after the Approval Date to 30 months after the Approval Date.

Notwithstanding anything to the contrary in Amendment No. 2, however, the Company may make any of the foregoing payments on or before their due dates, and the date on which the Company makes the final payment contemplated by the selected payment schedule will be the final payment date, after which no royalties will accrue.

Moreover, if the Company elects Payment Schedule 1 and thereafter elects to pay the $45.0 payment earlier than the 18-month deadline, the royalties beginning after 12 months will cease to accrue on the date of the early payment. Additionally, the subsequent payments will be paid in three month intervals following the $45.0 payment date.

Lastly, if the Company elects Payment Schedule 1 and thereafter does not make any of the milestone payments when due, Amendment No. 2 provides that no payment default will be deemed to occur, provided the Company timely pays the required royalties accruing in the quarter during which the milestone payment has become due but is not paid.

Under the Indenture governing the $225 aggregate principal amount of 12% Senior Secured Notes due 2015 (the “2015 Notes”), described further below the Company agreed to make the $45 payment under Payment Schedule 1 12 months after the Approval Date and agreed to certain other restrictions on its ability to amend the payment schedules.

Makena™

On February 3, 2011, the Company was informed by Hologic that the FDA granted approval for Makena™. The Company shipped approximately 6,200 vials to its customers, specialty pharmacies and specialty distributors in March 2011. On February 14, 2011, the Company announced the initial list price at $7,500 per vial, or $1,500 per injection and on April 1, 2011 the list price was reduced to $3,450 per vial, or $690 per injection, including for all March 2011 shipments. Additionally, the Company announced on April 1, 2011 that it would expand its patient financial assistance program so that the majority of women who are clinically eligible for Makena™ would have a co-pay of no more than twenty dollars per injection.

FDA Inspections of KV

In February 2011, the FDA conducted an inspection with respect to the Company’s Clindesse® product and issued a Form 483 Report with certain observations. On February 28, 2011, the Company filed its responses with the FDA with respect to such observations.

In March 2011, the FDA conducted an inspection with respect to adverse events. The inspection was completed without any observations being issued by the FDA.

Workforce Reduction and Cost Conservation Actions

On March 30, 2010, we committed to a plan to reduce our employee workforce from 317 to 237 employees. On March 31, 2010, we implemented the plan. On February 25, 2011, the Company further reduced its workforce by 11 and laid off an additional 14 employees. On March 31, 2011, the size of our workforce was approximately 300 employees, including 97 sales representatives that work for us through a contract sales organization. The reduction in our workforce is a part of our efforts to conserve our cash and financial resources while we continue working with the FDA to return approved products to market.

On September 13, 2010, we implemented a mandatory salary deferral program for most of our exempt personnel, ranging from 15% to 25% of base salary, in order to conserve our cash and financial resources. In March 2011, the salaries of exempt personnel were reinstated.

Financing; Private Placement of Class A Common Stock; Private Placement of Notes

U.S. Healthcare Loan

On September 13, 2010, the Company entered into a loan agreement with U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., affiliates of Centerbridge Partners L.P. (collectively, “U.S. Healthcare”) for a $20.0 loan secured by assets of the Company. The loan agreement included a period of exclusivity through September 28, 2010 to negotiate an expanded, longer-term financial arrangement among the Company and U.S. Healthcare.

On November 17, 2010, the Company entered into an agreement with U.S. Healthcare for a senior secured debt financing package of up to $120.0 consisting of (1) a fully funded $60.0 term loan (the “Bridge Loan”) that retired the $20 loan previously provided by U.S. Healthcare on September 13, 2010, and that was provided for general corporate and working capital purposes and (2) a commitment to provide a multi-draw term loan up to an aggregate principal amount of $120 (the “Multi-Draw Term Loan”) with such additional draws dependent on the achievement by the Company of various conditions as outlined in the related agreement. The Company expensed approximately $1.9 of unamortized deferred financing costs related to the retirement of the $20 as required by accounting for debt extinguishments in the quarter ended December 31, 2010.

Under the terms of the Bridge Loan agreement, the Company paid interest at an annual rate of 16.5% (5% of which was payable in kind) with a maturity date in March 2013. The Company furnished as collateral substantially all assets of the Company to secure the loan. The Bridge Loan was guaranteed by certain of the Company’s domestic subsidiaries and the guarantors furnished as collateral substantially all of their assets to secure the guarantee obligations. In addition, the Company issued stock warrants to U.S. Healthcare granting them rights to purchase up to 12.588 million shares of the Company’s Class A Common Stock (the “Initial Warrants”). The Initial Warrants have an exercise price of $1.62 per share, subject to possible standard anti-dilutive adjustment. These Initial Warrants were valued at $24.0 using a Black-Scholes option pricing model utilizing the following assumptions: risk free rate of 1.5%; expected volatility of 99.0%; expected dividend of $0; and expected life of five years.

In recording the Bridge Loan transaction, the Company allocated the proportionate share of the fair value of the Initial Warrants, to the September loan. As a result of the proceeds from the Bridge Loan extinguishing the September loan, the fair value of the Initial Warrants of $8.0 allocated to the September loan was expensed as required by accounting for debt extinguishments in the quarter ended December 31, 2010.

The company then allocated, at their relative fair value, the proportionate share of the fair value of the Initial Warrants of $11.4 as a discount to the Bridge Loan. The discount was being amortized using the effective interest method to interest expense based upon the maturity date of the Bridge Loan. In March 2011, the Company retired the Bridge Loan and expensed the remaining discount in loss on extinguishment of debt.

The $120.0 Multi-Draw Term Loan consisted of three tranches that would have been available to the Company following the achievement of certain conditions. The first tranche of $80.0 would have been available upon the approval of Makena™ and would have been used to repay the Bridge Loan of $60.0, make a milestone payment to Hologic, and provide funds for general corporate and working capital purposes. The second tranche of $20.0 would have been available to the Company upon achieving at least one of certain performance thresholds including either, (1) certain metrics associated with Evamist®, or (2) receiving FDA approval for the manufacture and distribution of Clindesse® and Gynazole-1®. The proceeds of the second tranche would have been used for general corporate and working capital purposes. The third tranche of $20.0 would have been available to the Company upon evidencing its ability, to the satisfaction of U.S. Healthcare, to meet certain liquidity thresholds necessary to satisfy future obligations, including a future milestone payment to Hologic that is due to be paid one year following FDA approval of Makena™. The proceeds from the third tranche would have been used for general corporate and working capital purposes.

The Company and U.S. Healthcare amended the financing arrangements on January 6, 2011 and again on March 2, 2011. Pursuant to the amendments, the Company and U.S. Healthcare amended the Bridge Loan terms and covenants to reflect the Company’s then current projections and timing of certain anticipated future events, including the planned disposition of certain assets. The amendments extended the $60.0 payment that was due on March 20, 2011 to three payments of $20.0 each with the first payment due (and paid on February 18, 2011) upon closing and funding the private placement of Class A Common Stock, $20.0 due in April 2011 and $20.0 due in August 2011. In addition, all past covenant issues were waived. As a result of the amendments, the Company would not have been required to sell its generics business by March 20, 2011, but would have been required to cause such sale by August 31, 2011. In addition, the applicable premium (a make-whole payment of interest with respect to payments on the loans prior to maturity) was amended to provide that if the Bridge Loan was repaid in full as a result of a refinancing transaction provided other than by U.S. Healthcare, as occurred on March 17, 2011 with the issuance of the 2015 Notes, a premium was paid to U.S. Healthcare equal to $12.5, of which $7.2 was paid in connection with the private placement of Class A Common Stock and the rest was paid on March 17, 2011 and recorded as a loss on extinguishment of debt. In addition, on March 17, 2011, an amount of $7.5 was placed in escrow and will be released to the Company or to U.S. Healthcare on August 31, 2011 or September 30, 2011, as the case may be, depending on the status of the Company’s registration process with the SEC by such dates of the shares underlying the warrants and the Company’s stock price meeting certain specified levels as of the applicable date. In connection with the amendments and certain waivers granted by U.S. Healthcare, the Company issued additional warrants to U.S. Healthcare to purchase up to 7.5 million shares of the Company’s Class A Common Stock, at an exercise price of $1.62 per share, and amended and restated the Initial Warrants (We refer to the additional warrants and the Initial Warrants collectively as the “Warrants”). See Note 24—”Warrant Liability” for more information on the Warrants.

The Multi-Draw Term Loan, as amended, provided for a total commitment of $118.0. If entered into, the Multi-Draw Term Loan, as amended, would have refinanced the Bridge Loan in full and would have provided $70.0 of additional financing consisting of (1) a $30.0 tranche B-2 term loan and (2) a $40.0 tranche B-3 term loan. The withdrawal schedule under the Multi-Draw Term Loan was revised to allow for release of funds from controlled accounts on the closing date sufficient to repay the Bridge Loan and future draws against the Multi-Draw Term Loan, subject to achievement of certain Makena™ related milestones, of $15.0 in March 2011, $15.0 in May 2011 and $10.0 in each of July, August, September and October 2011. The commitment letter for the Multi-Draw Term Loan would have expired on March 31, 2011.

On February 17, 2011, the Company repaid a portion of the Bridge Loan with proceeds from a private placement of Class A Common Stock, described below, and on March 17, 2011, the Company repaid in full the remaining obligations under the Bridge Loan (including the payment of related premiums) with a portion of the proceeds of the offering of the 2015 Notes, described below (and terminated the related future loan commitments).

In addition to the $1.9 and the $8.0 debt extinguishment charges described above, the March 2011 debt extinguishment resulted in the write-off of related unamortized deferred financing costs of $3.9, the $7.5 escrow-payment, the $12.5 premium payment and the expense associated with the 7.5 million warrants of $72.2, for an aggregate loss on debt extinguishment of $106.2.

Private Placement of Class A Common Stock

On February 14, 2011, the Company announced that it entered into a definitive agreement with a group of institutional investors to raise approximately $32.3 of gross proceeds from a private placement of 9.95 shares of its Class A Common Stock at $3.25 per share. The transaction closed on February 17, 2011. The Company used $20.0 of the proceeds from the financing to repay certain outstanding amounts and other outstanding obligations under its credit agreement with U.S. Healthcare. The remaining amount is being used for the launch of Makena™, payment of expenses associated with the private placement and general corporate purposes.

The Company will be required to pay certain cash amounts as liquidated damages at a rate of 1.5% per month of the aggregate purchase price of the shares that are not registered per month if it does not meet certain obligations under the agreement with respect to the registration of shares. No such damages are recorded as obligations as of March 31, 2011 as the Company expects to timely register the shares.

Private Placement of the 2015 Notes

On March 17, 2011, the Company completed the offering and sale of the 2015 Notes. The 2015 Notes bear interest at an annual rate of 12% per year, payable semiannually in arrears on March 15 and September 15 of each year, commencing September 15, 2011. The 2015 Notes will mature March 15, 2015. At any time prior to March 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of the 2015 Notes at a redemption price of 112% of the principal amount of the 2015 Notes, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings. At any time prior to March 15, 2013, the Company may redeem all or part of the 2015 Notes at a redemption price equal to (1) the sum of the present value, discounted to the redemption date, of (i) a cash payment to be made on March 15, 2013 of 109% of the principal amount of the 2015 Notes, and (ii) each interest payment that is scheduled to be made on or after the redemption date and on or before March 15, 2013, plus (2) accrued and unpaid interest to the redemption date. At any time after March 15, 2013 and before March 15, 2014, the Company may redeem all or any portion of the 2015 Notes at a redemption price of 109% of the principal amount of the 2015 Notes, plus accrued and unpaid interest to the redemption date. At any time after March 15, 2014, the Company may redeem all or any portion of the 2015 Notes at a redemption price of 100% of the principal amount of the 2015 Notes, plus accrued and unpaid interest to the redemption date. The 2015 Notes are secured by the assets of the Company and certain assets of its subsidiaries.

After an original issue discount of 3%, the Company received proceeds of $218.3 which were used to fund a first-year interest reserve totaling $27.0 (reflected as restricted cash on the balance sheet), repay all existing obligations to U.S. Healthcare totaling approximately $61.1 and pay fees and expenses associated with the offering of the 2015 Notes of approximately $10.0. In connection with these payments, the Company also terminated all future loan commitments with U.S. Healthcare. The remaining proceeds, totaling approximately $120.0 will be used for general corporate purposes, including the launch of Makena™.

The 2015 Notes were offered only to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended.

New Subsidiary

In May 2010, we formed a wholly-owned subsidiary, Nesher, to operate as the sales and marketing company for our generic products. In July 2010, our Board of Directors directed management to explore strategic alternatives with respect to Nesher and the assets and operations of our generic products business, which could include a sale of Nesher. We have retained Jefferies & Co., Inc. to advise us with this strategy. In the meantime, we will continue to prepare products for FDA inspection and continue to anticipate the reintroduction of approved products into the market.

Refer also to Note 23—”Divestitures” for discussion of recent events and developments related to Nesher and our generics business.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material inter-company accounts and transactions have been eliminated in consolidation. Certain reclassifications, none of which affected net income (loss) or accumulated deficit, have been made to prior year amounts to conform to the current year presentation.

Reclassification

Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

Discontinued Operations

During the fourth quarter of the fiscal year 2009, the Board of Directors authorized management to sell PDI. During the fourth quarter of fiscal year 2011 the Company committed to a plan to divest its generics business. We sold PDI on June 2, 2010. The Company identified the assets and liabilities of PDI and its generics business as held for sale in the Company’s consolidated balance sheet at March 31, 2011 and 2010 and has segregated PDI’s and the generics business’s operating results separately for all periods presented. See Note 24—”Divestitures” for information regarding the sale of PDI and generics business.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results in subsequent periods may differ from the estimates and assumptions used in the preparation of the accompanying consolidated financial statements.

The most significant estimates made by management include revenue recognition and reductions to gross revenues, inventory valuation, intangible and other long-lived assets valuation, stock-based compensation, income taxes, and loss contingencies related to legal proceedings. Management periodically evaluates estimates used in the preparation of the consolidated financial statements and makes changes on a prospective basis when adjustments are necessary.

Cash and Cash Equivalents

Cash and cash equivalents consist of interest-bearing deposits that can be redeemed on demand and investments that have original maturities of three months or less.

Restricted Cash

Restricted cash consists of (1) $27.0 to fund a first-year interest reserve for the 2015 Notes; and (2) $7.5 placed in escrow and to be released to the Company or U.S. Healthcare on August 31, 2011 or September 30, 2011, as the case may be, depending on the status of the Company’s registration process with the SEC by such dates and the Company’s stock price meeting certain specified levels as of the applicable date.

Investment Securities

The Company’s investment securities consist of auction rate securities (“ARS”) that are accounted for as available-for-sale securities. Available-for-sale securities are carried at fair value with temporary unrealized gains and losses, net of tax, recorded within other comprehensive income (loss) as a separate component of shareholders’ equity. The Company has no trading or held-to-maturity securities. The cost of investment securities sold is determined by the specific identification method. Dividend and interest income are accrued as earned. The Company reviews its investments quarterly for declines in fair value that are other-than-temporary. Investments that have declined in market value that are determined to be other-than-temporary are charged to other income (expense), net, by writing that investment down to fair value.

ARS generally have long-term stated maturities of 20 to 30 years. However, these securities have certain economic characteristics of short-term investments due to a rate-setting mechanism and the ability to liquidate them through a Dutch auction process that occurs at pre-determined intervals of up to 35 days. The Company classified these securities as non-current investment securities at March 31, 2010 to reflect the current lack of liquidity in these investments. The Company classified the securities as short-term at March 31, 2011 as the settlement agreement the Company entered into expires on January 21, 2012. See Note 6—”Investment Securities” concerning liquidity and also for information regarding a settlement agreement the Company entered into regarding its holdings of ARS and the proceeds received in connection therewith.

Inventories

Inventories consist of finished goods held for distribution, raw materials and work in process. Inventories are stated at the lower of cost or market, with the cost determined on the first-in, first-out (FIFO) basis. Reserves for obsolete, excess or slow-moving inventory are established by management based on evaluation of inventory levels, forecasted demand and market conditions.

Inventories also include costs related to certain products that are pending regulatory approval. From time to time, the Company capitalizes inventory costs associated with products prior to regulatory approval based on management’s judgment of probable future regulatory approval, commercial success and realizable value. Such judgment incorporates the Company’s knowledge and best estimate of where the product is in the regulatory review process, the Company’s required investment in the product, market conditions, competing products and the Company’s economic expectations for the product post-approval relative to the risk of manufacturing the product prior to approval. If final regulatory approval for such products is denied or delayed, the Company revises its estimates and judgments about the recoverability of the capitalized costs and, where required, provides reserves for such inventory in the period those estimates and judgments change.

During fiscal year 2009, the Company announced six separate voluntary recalls of certain tablet-form generic products as a precaution due to the potential existence of oversized tablets. Beginning in December 2008, the Company determined that it was not able to establish the recoverability of production related inventory costs because of uncertainties associated with the risk of additional product recalls. The Company ceased all manufacturing activities during the fourth quarter of fiscal year 2009, and its net revenues since then have been limited to sales of products manufactured by third parties except for Potassium Chloride Extended Release Capsule which we began shipping in September 2010. As a result, most costs associated with the Company’s manufacturing operations were recognized directly into cost of sales rather than capitalized into inventory during fiscal years ended March 31, 2011 and 2010.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Major renewals and improvements are capitalized, while routine maintenance and repairs are expensed as incurred. At the time properties are retired from service, the cost and accumulated depreciation are removed from the respective accounts and any related gains or losses are reflected in earnings. The Company capitalizes interest on qualified construction projects.

Depreciation expense is computed over the estimated useful lives of the related assets using the straight-line method. The estimated useful lives are principally 10 years for land improvements, 10 to 40 years for buildings and improvements, 3 to 15 years for machinery and equipment, and 3 to 10 years for office furniture and equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of the respective lease terms or the estimated useful life of the assets.

The Company assesses property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Certain significant events occurred in the three months ended March 31, 2011 that indicated that the carrying value of certain assets as of March 31, 2011 were not recoverable. Also, the Company recorded impairment charges in fiscal year 2010. Refer to the “Impairment of Long-Lived Assets” section below, to Note 4—”Restructuring and Impairment Charges” and to Note 9—”Property and Equipment” for further information regarding the assessment of property and equipment for impairment of assets.

Intangible Assets

Intangible assets consist of product rights, license agreements and trademarks resulting from product acquisitions and legal fees and similar costs relating to the development of patents and trademarks. Intangible assets that are acquired are stated at cost, less accumulated amortization, and are amortized on a straight-line basis over estimated useful lives ranging from 7 to 20 years. Costs associated with the development of patents and trademarks are amortized on a straight-line basis over estimated useful lives ranging from 5 to 17 years.

The Company evaluates its intangible assets for impairment at least annually or whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Recoverability is determined by comparing the carrying amount of an intangible asset to an estimate of the undiscounted future cash flows expected to result from its use and eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the intangible asset, an impairment loss is recognized based on the excess of the carrying amount over the estimated fair value of the intangible asset. Certain significant events occurred in 2010 and 2009 that indicated that the carrying value of certain intangible assets were not recoverable. Refer to the “Impairment of Long-Lived Assets” section below, to Note 4—”Restructuring and Impairment” and to Note 10—”Intangible Assets” for further information regarding the assessment of intangible assets for impairment.

Impairment of Long-Lived Assets

The Company assesses the impairment of its assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The factors that the Company considers in its assessment include the following: (1) significant underperformance of the assets relative to expected historical or projected future operating results; (2) significant changes in the manner of the Company’s use of the acquired assets or the strategy for its overall business; (3) significant negative industry or economic trends; and (4) significant adverse changes as a result of legal proceedings or governmental or regulatory actions (see Note 4—”Restructuring and Impairment” for further information regarding the assessment of long-lived assets for impairment).

Non-marketable Equity Investments

Non-marketable equity investments for which the Company does not have the ability to exercise significant influence over operating and financial policies (generally less than 20% ownership) are accounted for using the cost method. Such investments are included in “Other assets” in the accompanying consolidated balance sheets and relate primarily to the Company’s investment at March 31, 2010 in the preferred stock of Strides Arcolab Limited (“Strides”).

On December 13, 2010, the Company and Strides entered into a Settlement Agreement and Release to settle all disputes and claims against each other related to a previously existing License and Supply Agreement between the two companies. Under the terms of the agreement, Strides paid the Company $7.3 and the Company agreed to redeem the preferred shares of Strides that it owns. Accordingly, the carrying value of Strides was reduced to $7.3 as of March 31, 2010. The Company received $7.3 during the fiscal year ended March 31, 2011. See Note 15—”Commitments and Contingencies.”

Revenue Recognition

Revenue is generally realized or realizable and earned when persuasive evidence of an arrangement exists, the customer’s payment ability has been reasonably assured, title and risk of ownership have been transferred to the customer, and the seller’s price to the buyer is fixed or reasonably determinable. The Company also enters into long-term agreements under which it assigns marketing rights for products it has developed to pharmaceutical markets. Royalties under these arrangements are earned based on the sale of products.

Beginning in December 2008, the Company determined it was not able to reasonably estimate future product returns at the time its drug products were shipped because of uncertainties associated with the risk of additional product recalls. As a result, revenue on shipments of its drug products was deferred until such uncertainties were resolved, which occurred on the earlier of the consumption by the end user or when these products were no longer subject to recall.

Product shipments that are recorded as deferred revenue are reflected as a current liability on the consolidated balance sheet. For shipments where revenue recognition is deferred, the Company records revenue when the uncertainties leading to deferral are resolved. Since the Company suspended all shipments of its approved drug products in tablet form in December 2008 and suspended the manufacturing and shipment of the remainder of its products in January 2009, the product recall became probable and estimable in the quarter ended March 31, 2009. Thus, the Company determined that the uncertainties leading to deferral were resolved, and it did not have any deferred revenue recorded on its consolidated balance sheet at March 31, 2011 or 2010.

Concurrent with the recognition or deferral of revenue, the Company records estimated provisions for product returns, sales rebates, payment discounts, chargebacks, and other sales allowances. When the occurrence of product recalls becomes probable, the Company also records estimated liabilities for product returns related to recalls. The Company records failure to supply claims when they are probable and reasonably estimable. Provisions are established based upon consideration of a variety of factors, including but not limited to, historical relationship to revenues, historical payment and return experience, estimated and actual customer inventory levels, customer rebate and failure to supply arrangements, current contract sales terms with wholesale and indirect customers, and subsequent payment activity. The following briefly describes each provision and how such provisions are estimated.

•	Cash Discounts—Payment discounts are reductions to invoiced amounts offered to customers for payment within a specified period and are estimated utilizing historical customer payment experience.

•

Sales Rebates—Sales rebates are offered to certain customers to promote customer loyalty and encourage greater product sales. These rebate programs provide that, upon the attainment of pre-established volumes or the attainment of revenue milestones for a specified period, the customer receives credit against purchases. Other promotional programs are incentive programs periodically offered to customers. Due to the nature of these programs, the Company is able to estimate provisions for rebates and other promotional programs based on the specific terms in each agreement.

•

Sales Returns—Consistent with common industry practices, the Company has agreed to terms with its customers to allow them to return product that is within a certain period of the expiration date, although the Company is not always obligated to take product back from its customers. Upon recognition of revenue from product sales to customers, the Company provides for an estimate of product to be returned. This estimate is determined by applying a historical relationship of customer returns to amounts invoiced.

•

Chargebacks—The Company markets and sells products directly to wholesalers, distributors, warehousing pharmacy chains, mail order pharmacies and other direct purchasing groups. The Company also markets products indirectly to independent pharmacies, non-warehousing chains, managed care organizations, and group purchasing organizations, collectively referred to as “indirect customers.” The Company enters into agreements with some indirect customers to establish contract pricing for certain products. These indirect customers then independently select a wholesaler from which to purchase the products at these contracted prices. Alternatively, the Company may pre-authorize wholesalers to offer specified contract pricing to other indirect customers. Under either arrangement, the Company provides credit to the wholesaler for any difference between the contracted price with the indirect customer and the wholesaler’s invoice price. This credit is called a chargeback. Provisions for estimated chargebacks are calculated primarily using historical chargeback experience, actual contract pricing, estimated and actual wholesaler inventory levels, and subsequent payment activity.

•

Price Protection—Generally, the Company provides credits to wholesale customers for decreases that are made to selling prices for the value of inventory that is owned by these customers at the date of the price reduction. These credits are customary in the industry and are intended to reduce a wholesale customer’s inventory cost to better reflect current market prices. Since a reduction in the wholesaler’s invoice price reduces the chargeback per unit, price reduction credits are typically included as part of the reserve for chargebacks because they act essentially as accelerated chargebacks. Although the Company contractually agreed to provide price adjustment credits to its major wholesale customers at the time they occur, the impact of any such price reductions not included in the reserve for chargebacks is immaterial to the amount of revenue recognized in any given period.

•

Medicaid Rebates—Federal law requires that a pharmaceutical manufacturer, as a condition of having its products receive federal reimbursement under Medicaid and Medicare Part B, must pay rebates to state Medicaid programs for all units of its pharmaceuticals that are dispensed to Medicaid beneficiaries and paid for by a state Medicaid program. The provision for Medicaid rebates is based upon historical experience of claims submitted by the various states. The Company also monitors Medicaid legislative changes to determine what impact such legislation may have on the provision for Medicaid rebates.

•	Product Recall Returns—Liabilities for product returns related to recalls are based on estimated and actual customer inventory levels at the time of the recall and actual contract pricing.

•

Failure to Supply— The Company has entered into purchase agreements with certain customers that include a provision whereby the Company is required to reimburse these customers for price differences on product orders that the Company is unable to fulfill. The Company estimates this liability based on the terms of the agreements.

Actual product returns, chargebacks and other sales allowances incurred are dependent upon future events and may be different from the Company’s estimates. The Company continually monitors the factors that influence sales allowance estimates and makes adjustments to these provisions when management believes that actual product returns, chargebacks and other sales allowances may differ from established allowances.

The provisions discussed above are presented in the consolidated financial statements as reductions to gross revenues or deferred revenue and a decrease to accounts receivable or an increase to accrued liabilities. Provisions totaled $39.1 and $6.2 for the fiscal years ended March 31, 2011 and 2010, respectively. The reserve balances related to the provisions are included in “Receivables, net” or “Accrued liabilities” in the accompanying consolidated balance sheets. A summary of fiscal year 2011 and 2010 changes for each reserve or liability follows:

	Beginning Balance	Additions	Reductions	Ending Balance
Year Ended March 31, 2011
Accounts Receivable Reserves:
Chargebacks	$—	$3.3	$(0.4)	$2.9
Cash Discounts and Other Allowances	0.1	1.3	(0.4)	1.0
Liabilities:
Sales Rebates	1.0	2.2	(2.1)	1.1
Sales Returns	7.3	2.1	(4.6)	4.8
Medicaid Rebates	3.6	3.3	—	6.9
Product Recall Returns	2.9	0.2	—	3.1
Failure to Supply Claims	12.3	—	(2.3)	10.0
Price Protection	—	26.0	(0.2)	25.8
Other	0.3	0.7	(0.3)	0.7

Total	$27.5	$39.1	$(10.3)	$56.3

	Beginning Balance	Additions	Reductions	Ending Balance
Year Ended March 31, 2010
Accounts Receivable Reserves:
Chargebacks	$—	$0.1	$(0.1)	$—
Cash Discounts and Other Allowances	0.2	0.2	(0.3)	0.1
Liabilities:
Sales Rebates	4.6	1.2	(4.8)	1.0
Sales Returns	12.0	3.7	(8.4)	7.3
Medicaid Rebates	6.3	0.7	(3.4)	3.6
Medicare and Medicaid restitution	2.3	—	(2.3)	—
Product Recall Returns	40.7	—	(37.8)	2.9
Failure to Supply Claims	17.1	—	(4.8)	12.3
Other	2.6	0.3	(2.6)	0.3

Total	$85.8	$6.2	$(64.5)	$27.5

The liabilities for sales rebates, sales returns, Medicaid rebates, Medicare and Medicaid restitution, product recall returns, failure to supply claims, price protection and chargeback audit adjustments are classified as accrued liabilities in the consolidated balance sheets as of March 31, 2011 and 2010. The expense associated with these accruals is classified in the consolidated statement of operations for the year ended March 31, 2011 as a reduction of gross revenue.

Concentration of Credit Risk

The Company extends credit on an uncollateralized basis primarily to wholesale drug distributors and retail pharmacy chains throughout the U.S. As a result, the Company is required to estimate the level of receivables which ultimately will not be paid. The Company calculates this estimate based on prior experience supplemented by a customer specific review when it is deemed necessary. On a periodic basis, the Company performs evaluations of the financial condition of all customers to further limit its credit risk exposure. Actual losses from uncollectible accounts have historically been insignificant.

The Company’s three largest customers accounted for approximately 38.5%, 29.9% and 14.4% and 56.5%, 42.8% and 0.7% of gross receivables at March 31, 2011 and 2010, respectively.

For the fiscal year ended March 31, 2011, the Company’s three largest customers accounted for 17.3%, 16.6% and 11.2% of gross revenues, respectively. For the fiscal years ended March 31, 2010 and 2009, the Company’s three largest customers accounted for 37.3%, 35.8% and 11.1% and 44.5%, 33.2% and 9.2% of gross revenues, respectively.

The Company maintains cash balances at certain financial institutions that are greater than the federally insurable limit.

Shipping and Handling Costs

The Company classifies shipping and handling costs in cost of sales. The Company does not derive revenue from shipping.

Research and Development

Research and development costs, including licensing fees for early stage development products, are expensed in the period incurred.

The Company has licensed the exclusive rights to co-develop and market various products with other drug delivery companies. These collaborative agreements usually require the Company to pay up-front fees and ongoing milestone payments. These costs are expensed as research and development expense. Payments made to third parties subsequent to regulatory approval are capitalized with that cost generally amortized over the shorter of the life of the product or the term of the licensing agreement.

The Company accrues estimated costs associated with clinical studies performed by contract research organizations based on the total of costs incurred through the balance sheet date. The Company monitors the progress of the trials and their related activities to the extent possible, and adjusts the accruals accordingly. These accrued costs are recorded as a component of research and development expense.

Advertising

Costs associated with advertising are expensed in the period in which the advertising is used and these costs are included in selling and administrative expense. Advertising expenses totaled $4.5, $6.0 and $31.4 for the years ended March 31, 2011, 2010 and 2009, respectively. Advertising expense includes the cost of product samples given to physicians.

Litigation

The Company is subject to litigation in the ordinary course of business and to certain other contingencies (see Note 15—”Commitments and Contingencies”). Legal fees and other expenses related to litigation and contingencies are recorded as incurred. The Company, in consultation with its legal counsel, also assesses the need to record a liability for litigation and contingencies on a case-by-case basis. Accruals are recorded when the Company determines that a loss related to a matter is both probable and reasonably estimable.

Deferred Financing Costs

Deferred financing costs of $9.7 and $5.9 were incurred in connection with the issuance of 2015 Notes and convertible debt, respectively. The 2015 Notes costs are being expensed on a straight line basis into interest expense over the term of the 2015 Note. The costs incurred with the convertible debt were being amortized into interest expense on a straight-line basis over the five-year period that ended on May 16, 2008, the first date the debt could be put by the holders to the Company. Unamortized deferred financing costs associated with the other debt that was retired during the fiscal year ended March 31, 2011 are included in loss on debt extinguishment upon retirement.

Earnings Per Share

The Company has two classes of common stock: Class A Common Stock and Class B Common Stock that is convertible into Class A Common Stock. With respect to dividend rights, holders of Class A Common Stock are entitled to receive cash dividends per share equal to 120% of the dividends per share paid on the Class B Common Stock. For purposes of calculating basic earnings (loss) per share, undistributed earnings (loss) are allocated to each class of common stock based on the contractual participation rights of each class of security.

The Company presents diluted earnings (loss) per share for Class B Common Stock for all periods using the two-class method which does not assume the conversion of Class B Common Stock into Class A Common Stock. The Company presents diluted earnings (loss) per share for Class A Common Stock using the if-converted method which assumes the conversion of Class B Common Stock into Class A Common Stock, if dilutive.

Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding during the period, except that it does not include unvested common shares subject to repurchase. Diluted earnings (loss) per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, unvested common shares subject to repurchase, convertible preferred stock and the convertible notes. The dilutive effects of outstanding stock options and unvested common shares subject to repurchase are reflected in diluted earnings (loss) per share by application of the treasury stock method. Shares related to convertible preferred stock and convertible notes are reflected on an if-converted basis. The computation of diluted earnings (loss) per share for Class A Common Stock assumes the conversion of the Class B Common Stock, while the diluted earnings (loss) per share for Class B Common Stock does not assume the conversion of those shares.

Income Taxes

Income taxes are accounted for under the asset and liability method where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and the respective tax basis and for tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include historical cumulative losses, the forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income in applicable tax jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in the Company’s effective tax rate on future earnings.

The Company accounts for uncertain tax positions in accordance with the authoritative guidance issued by the FASB. The authoritative guidance addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the authoritative guidance issued by the FASB for share-based payments, which requires the Company to measure and record compensation expense, based on estimated fair values, for all share-based compensation awards made to employees and directors over the vesting period of the awards.

The Company estimates the fair value of stock options granted using the Black-Scholes option pricing model, which requires the use of subjective and complex assumptions. These assumptions include estimating the expected term that options granted are expected to be outstanding, the expected volatility of the Company’s stock price for a period commensurate with the expected term of the related options, and the risk-free rate with a maturity closest to the expected term of the Company’s stock options.

Segment Reporting

The Company had two reportable segments—branded products and specialty generic/non-branded products. The Company has committed to a plan to divest the generics business and reported its generics business as discontinued operations. The Company’s Chief Operating Decision Maker and Board of Directors review profit and loss information on the remaining business on a consolidated basis to assess performance, make overall operating decisions and make resource allocations. The Company’s activities are closely interrelated and share services. Based on these factors, the Company has concluded that it currently operates in one segment.

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity during a period except those that resulted from investments by or distributions to the Company’s shareholders. Other comprehensive income (loss) refers to revenues, expenses, gains and losses that, under GAAP, are included in comprehensive income (loss), but excluded from net income (loss) as these amounts are recorded directly as an adjustment to shareholders’ equity (deficit). For the Company, other comprehensive income (loss) is comprised of the net changes in unrealized gains and losses on available-for-sale securities and the foreign currency translation adjustments recorded as result of translating Nesher Solutions Ltd. balances from Israeli shekels to U.S. dollars. As of March 31, 2011, the accumulated other comprehensive income (loss) includes a $1.7 unrealized gain on the auction rate securities. As of March 31, 2010, the accumulated other comprehensive income (loss) balance includes a $1.6 unrealized gain on the auction rate securities.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, receivables, investments, trade accounts payable, the convertible debt, embedded derivatives related to the issuance of the convertible debt and a mortgage loan arrangement. The carrying amounts of cash and cash equivalents, receivables and trade accounts payable are representative of their respective fair values due to their relatively short maturities.

Based on a valuation analysis, the Company’s investments in ARS of $61.5 and $71.6 had a fair value of $57.2 and $65.9 at March 31, 2011 and 2010, respectively (see Note 7—”Fair Value Measures”).

The fair and carrying value of the Company’s investment in the preferred stock of Strides at March 31, 2010 was $7.3.

Based on quoted market rates, the Company’s convertible debt had a fair value of $150.0 and $101.0 at March 31, 2011 and 2010, respectively. The carrying amount of the mortgage loan and 2015 Notes arrangement approximates its fair value because its terms are similar to those which can be obtained for similar financial instruments in the current marketplace.

Derivative Financial Instruments

The Company’s derivative financial instruments consist of embedded derivatives related to the convertible debt. These embedded derivatives include certain conversion features and a contingent interest feature. Although the conversion features represent embedded derivative financial instruments, based on the de minimis value of these features at the time of issuance and at March 31, 2011, no value has been assigned to these embedded derivatives. The contingent interest feature provides unique tax treatment under the Internal Revenue Service’s contingent debt regulations. In essence, interest accrues, for tax purposes, on the basis of the instrument’s comparable yield (the yield at which the issuer would issue a fixed rate instrument with similar terms).

Foreign Currency

For the Company’s sole foreign operating entity, Nesher Solutions Ltd. the local currency is the functional currency. The Company translates asset and liability balances at exchange rates in effect at the end of the period and income and expense transactions at the average exchange rates in effect during the period. Resulting translation adjustments are reported as a separate component of accumulated other comprehensive income (loss) included in shareholders’ equity (deficit).

Gains and losses from foreign currency transactions are included in the consolidated statements of operations as part of interest and other expense (income). The amount of foreign currency gains (losses) included in the Company’s consolidated statement of operations was $0, $1.2 and $(2.6) for the fiscal years ended March 31, 2011, 2010 and 2009, respectively.

Authoritative accounting guidance issued by the FASB requires that the effect of exchange rate changes on cash held in foreign currencies be reported as a separate item in the reconciliation of beginning and ending cash and cash equivalents. All other foreign currency cash flows are reported in the applicable line of the consolidated statement of cash flows using an approximation of the exchange rate in effect at the time of the cash flows.

Accounting Standards Adopted

The Company adopted FASB Accounting Standards Codification (“ASC”) 2010-27-Other Expenses (Topic 720): Fees Paid to the Federal Government by Pharmaceutical Manufacturers (A consensus of the FASB Emerging Issues Task Force). The update addresses questions concerning how pharmaceutical manufactures should recognize and classify in their income statements fees mandated by the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act.

Based on the Company’s 2011 product base and overall sales as a percentage of the industry, management concluded that the fee for 2011 would not be material.

Accounting Standards Not Yet Adopted

In October 2009, the FASB issued new accounting guidance for recognizing revenue for a multiple-deliverable revenue arrangement. The new guidance amends the existing guidance for separately accounting for individual deliverables in a revenue arrangement with multiple deliverables, and removes the criterion that an entity must use objective and reliable evidence of fair value to separately account for the deliverables. The new guidance also establishes a hierarchy for determining the value of each deliverable and establishes the relative selling price method for allocating consideration when vendor specific objective evidence or third-party evidence of value does not exist. We must adopt the new guidance prospectively for new revenue arrangements entered into or materially modified beginning in the first quarter of fiscal year 2012. Earlier adoption is permitted. We are currently evaluating the impact that the new guidance will have on our Consolidated Financial Statements and the timing of our adoption.

In January 2010, the FASB issued Accounting Standards Update 2010-06, “Improving Disclosures about Fair Value Measurements” (“Update 2010-06”). Update 2010-06 provides amendments to current standards to require new disclosures for transfers of assets and liabilities between Levels 1 and 2 and for activity in Level 3 fair value measurements. Furthermore, the update provides amendments to clarify that a reporting entity should provide fair value measurement disclosures for each class of assets and liabilities and should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for those measurements that fall in either Level 2 or Level 3. Update 2010-06 becomes effective for interim and annual reporting periods beginning after December 15, 2010. The Company is currently evaluating this new statement.

In April 2010, the FASB issued ASU No. 2010-17, “Milestone Method of Revenue Recognition”, which amends FASB ASC Topic 605. ASU No. 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Research or development arrangements frequently include payment provisions whereby a portion or all of the consideration is contingent upon milestone events such as successful completion of phases in a study or achieving a specific result from the research or development efforts. The amendments in this ASU provide guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. ASU 2010-17 is effective for fiscal years and interim periods within those years beginning on or after June 15, 2010, with early adoption permitted. We are currently evaluating the impact that the new guidance will have on our Consolidated Financial Statements and the timing of our adoption.

3.	Going Concern and Liquidity Considerations

There is substantial doubt about the Company’s ability to continue as a going concern. The Company’s consolidated financial statements are prepared using GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The accompanying historical consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The assessment of our ability to continue as a going concern was made by management considering, among other factors: (1) the timing and number of approved products that will be reintroduced to the market and the related costs; (2) the suspension of shipment of all products manufactured by us and the requirements under the consent decree with the FDA; (3) the possibility that we may need to obtain additional capital despite the proceeds from the offering of the 2015 Notes in March 2011 and the equity we were able to issue in February 2011 (see Note 1—“Description of Business—Significant Developments” ); (4) the potential outcome with respect to the governmental inquiries, litigation or other matters described in Note 15—“Commitments and Contingencies”; (5) our ability to comply with debt covenants; and (6) our ability to obtain future revenues from the sales of Makena™ sufficient to meet our future needs and expectations. Our assessment was further affected by our fiscal year 2011 net loss of $174.0, our 2010 net loss of $283.6, and the outstanding balance of cash and cash equivalents of $137.6 million as of March 31, 2011. For periods subsequent to March 31, 2011, we expect losses to continue because we are unable to generate any significant revenues from more of our own manufactured products until we are able to begin selling more of our approved products with FDA’s approval and with respect to products manufactured for us by third parties until after we are able to generate significant sales of Makena™ which was approved by the FDA in February 2011. We received notification from the FDA on September 8, 2010 of approval for our discontinued generics operations to ship into the marketplace the first product approved under the consent decree, i.e., the Potassium Chloride Extended Release Capsule. We resumed shipment of extended-release potassium chloride capsule, Micro-K® 10mEq and Micro-K® 8mEq, in September 2010, resumed shipments of the generic version of Potassium Chloride Extended Release Capsule in December 2010 and we began shipping Makena™ in March 2011. We have continued to ship Evamist®, which is manufactured for the Company by a third party, during the period covered by the consent decree. We are continuing to prepare other products for FDA inspection and do not expect to resume shipping other products until the second half of fiscal year 2012, at the earliest. In addition, we must meet ongoing operating costs as well as costs related to the steps we are currently taking to introduce Makena™, and to prepare for introducing and reintroducing other approved products to the market. If we are not able to obtain the FDA’s clearance to resume manufacturing and distribution of more of our approved products in a timely manner and at a reasonable cost, or if revenues from the sale of approved products introduced or reintroduced into the market place prove to be insufficient, our financial position, results of operations, cash flows and liquidity will continue to be materially adversely affected. These conditions raise substantial doubt about our ability to continue as a going concern.

Based on current financial projections, we believe the continuation of our Company as a going concern is primarily dependent on our ability to address, among other factors: (1) sales of Makena™, which was approved by the FDA in February 2011 notwithstanding recent actions by the FDA to permit continued sale of compounded alternatives and by CMS to permit compounded alternatives to be reimbursed under the Medicaid program; (2) the timing, number and revenue generation of approved products that will be introduced or reintroduced to the market and the related costs; (3) the suspension of shipment of all products manufactured by us and the requirements under the consent decree with the FDA (other than the Potassium Chloride Extended Release Capsule, including Micro-K® 10mEq and Micro-K® 8mEq, products that are the subject of the FDA notification letter discussed above); (4) the possibility that we will need to obtain additional capital; (5) the potential outcome with respect to the governmental inquiries, litigation or other matters described in Note 15—“Commitments and Contingencies” ; and (6) compliance with our debt covenants. While we address these matters, we must continue to meet expected near-term obligations, including normal course operating cash requirements and costs associated with introducing or reintroducing approved products to the market (such as costs related to our employees, facilities and FDA compliance), remaining payments associated with the acquisition and retention of the rights to Makena™ (see Note 5—“Acquisition” ), the financial obligations pursuant to the plea agreement, costs associated with our legal counsel and consultant fees, as well as the significant costs associated with the steps taken by us in connection with the consent decree and the litigation and governmental inquiries. If we are not able to obtain the FDA’s clearance to resume manufacturing and distribution of certain or many of our approved products in a timely manner and at a reasonable cost and/or if we are unable to successfully commercialize Makena™, and/or if we experience adverse outcomes with respect to any of the governmental inquiries or litigation described in Note 15—“Commitments and Contingencies” , our financial position, results of operations, cash flows and liquidity will continue to be materially adversely affected.

In the near term, we are focused on performing the following: (1) addressing the FDA’s concerns regarding patient access to MakenaTM and CMS policy permitting Medicaid program reimbursement of compounded products; (2) the continued commercial launch of Makena™; (3) meeting the requirements of the consent decree, which will allow our approved products to be reintroduced to the market (other than the Potassium Chloride Extended Release Capsule products, including Micro-K® 10mEq and Micro-K® 8mEq, that are the subject of the FDA notification letter previously discussed); (4) the divestiture of Nesher and the Company’s generics business; and (5) pursuing various means to minimize operating costs and increase cash. Since December 31, 2010, the Company has generated non-recurring cash proceeds to support its on-going operating and compliance requirements from a $32.3 million private placement of Class A Common Stock in February 2011 and the 2015 Notes in March 2011 (which were used, in part, to repay all existing obligations under the agreement with U.S. Healthcare) (see Note 13—“Long-Term Debt” for a description of the 2015 Notes and U.S. Healthcare loan). While the cash proceeds received to date were sufficient to meet near-term cash requirements, we are pursuing ongoing efforts to increase cash, including, the continued implementation of cost savings, the divestiture of Nesher and the Company’s generics business and other assets and the return of certain additional approved products to market in a timely manner. We cannot provide assurance that we will be able to realize additional cost reductions from reducing our operations, that some or many of our approved products can be returned to the market in a timely manner (other than the Potassium Chloride Extended Release Capsule, including Micro-K® 10mEq and Micro-K® 8mEq products that are the subject of the FDA notification letter previously discussed above), that our higher profit approved products will return to the market in the near term or at all or that we can obtain additional cash through asset sales or the sale of equity or the successful commercial launch of Makena™. If we are unsuccessful in our efforts to introduce or return our products to market at adequate levels, or to sell assets or raise additional equity, we may be required to further reduce our operations, including further reductions of our employee base, or we may be required to cease certain or all of our operations in order to offset the lack of available funding.

We continue to evaluate the sale of certain of our assets, including Nesher and our generics business, which is included in discontinued operations, and assets held for sale. To date, we are in advanced discussions for the sale of our generics business, however, we cannot assure that we will complete any transaction on favorable terms or at all. The Company is continuing to work with its advisors and several interested parties to complete a transaction. However, due to general economic conditions, we will likely be exposed to risks related to the overall macro-economic environment, including a lower rate of return than we have historically experienced on our invested assets and being limited in our ability to sell assets. In addition, we cannot provide any assurance that we ultimately will be successful in finding suitable purchasers for the sale of such assets. Even if we are able to find purchasers, we may not be able to obtain attractive terms and conditions for such sales, including attractive pricing. In addition, divestitures of businesses involve a number of risks, including the diversion of management and employee attention, significant costs and expenses, the loss of customer relationships, a decrease in revenues and earnings associated with the divested business, and the disruption of operations in the affected business. In addition, divestitures potentially involve significant post-closing separation activities, which could involve the expenditure of significant financial and employee resources. Inability to consummate identified asset sales or manage the post-separation transition arrangements could adversely affect our business, financial condition, results of operations and cash flows.

4.	Restructuring and Impairment Charges

	2011	2010	2009
Restructuring	$0.1	$3.2	$9.8
Intangible Assets Impairment	—	82.3	36.6
Manufacturing, Distribution and Packaging Assets Impairment	—	3.5	—

Total Restructuring and Impairment Charges	$0.1	$89.0	$46.4

Restructuring

During fiscal year 2011, as part of an ongoing realignment of its cost structure, the Company made further reductions of its workforce and employee headcount. On March 31, 2010, headcount was reduced by approximately 80. During the quarter ended March 31, 2009, the Company reduced its headcount by approximately 564 employees through a combination of terminations and layoffs. The Company recorded restructuring expense of $0.1, $3.2 and $9.8 in fiscal years 2011, 2010 and 2009, respectively, for severance benefits related primarily to the headcount reductions described above.

The activity in accrued severance is summarized as follows:

	2011	2010	2009
Balance at beginning of year	$2.5	$7.0	$—
Provision for severance benefits(a)	1.8	3.2	8.8
Amounts charged to accrual	(3.7)	(7.7)	(1.8)

Balance at end of year	$0.6	$2.5	$7.0

(a)	Includes amounts that were not classified as restructuring charges.

Impairment

During the fourth quarter of fiscal year 2011, we made a decision to divest the generics business and as a result of this decision, we evaluated our long-lived assets for impairment.

Certain significant events occurred in the three months ended March 31, 2010 that indicated that the carrying value of certain assets as of March 31, 2010 may not be recoverable. These events included: (a) the expectation of when we would be able to resume manufacturing and shipment and begin generating cash flow from the sale of certain of our approved products, (b) the entry into the plea agreement with the U.S. Department of Justice (see Note 15—“Commitments and Contingencies”) and (c) the reduction of our workforce that occurred on March 31, 2010.

Based on the events described above, we determined that a triggering event occurred in the fourth quarter of fiscal years 2011 and 2010 giving rise to the need to assess the recoverability of our long-lived assets. Based on the assessment of the recoverability of our long-lived assets, it was determined that future undiscounted cash flows were not sufficient to support the carrying value of certain of our long-lived assets, and this resulted in material non-cash charges for impairment of property and equipment and intangible assets in the quarters ended March 31, 2011 and 2010. Cash flow projections require a significant level of judgment and estimation in order to determine a number of interdependent variables and assumptions such as probability, timing, pricing and various cost factors. Cash flow projections are highly sensitive to changes in these variables and assumptions.

Based upon the Company’s analysis, it was determined the following assets, which are included in discontinued operations, were impaired as of March 31, 2011 and the Company recognized an impairment charge in loss from discontinued operations of $10.0:

•

With respect to the Manufacturing, Distribution & Packaging asset group (“MD&P”), an asset group consisting primarily of property and equipment used in manufacturing operations and a generic product portfolio, the Company had approximately $39.8 of net book value as of March 31, 2011 prior to the impairment charge. As a result of management’s decision to divest the generics business and an evaluation of offers received for the generics business it was determined that the assets related to MD&P were impaired. The Company recorded an impairment charge of $10.0 during fiscal year 2011 as part of discontinued operations to reduce the carrying value of manufacturing equipment, product rights, and other assets to estimated fair value. (See Note 23—“Divestitures”).

Based upon the Company’s analysis, it was determined the following assets were impaired as of March 31, 2010:

•

With respect to the intangible assets related to Evamist®, the Company had approximately $116.0 of unamortized costs as of March 31, 2010 and remaining useful lives of 8 to 12 years related to product rights, trademark rights and rights under the sublicense agreement. To test impairment of these assets, the Company performed a cash flow analysis, which incorporates a number of significant assumptions and estimates. The sum of the projected undiscounted cash flows, which extend over the useful life assigned to the longest lived asset, did not exceed the carrying amount of the intangible assets as of March 31, 2010 and it was concluded that the assets related to Evamist®, were impaired as of that date. The Company recorded $79.0 during fiscal year 2010 as an impairment charge to reduce the carrying value of the intangible assets related to Evamist® to their aggregate estimated fair value.

•

With respect to the intangible assets related to Micro-K® and patents and trademarks, the Company had approximately $16.2 and $3.3 of unamortized costs as of March 31, 2010, respectively. The Company performed a cash flow analysis that extended over the average remaining useful life of the assets and determined that the assets related to patents and trademarks were impaired. The Company recorded an impairment charge of $3.3 during fiscal year 2010 to reduce the carrying value of patents and trademarks to estimated fair value.

•

With respect to the Manufacturing, Distribution & Packaging asset group (“MD&P”), an asset group consisting primarily of property and equipment used in manufacturing operations and a generic product portfolio, the Company had $112.4 of net book value as of March 31, 2010. We performed a cash flow analysis that extended over the average remaining useful life of the assets and determined that the assets related to MD&P were impaired. The Company recorded an impairment charge of $46.6 during fiscal year 2010 of which $43.1 was part of discontinued operations, to reduce the carrying value of manufacturing equipment, product rights, and other assets to estimated fair value. (See Note 23— “Divestitures”).

During the fiscal year ended March 31, 2009, the Company recognized impairment charges of $36.6 for the following:

•

Pursuant to the terms of the consent decree with the FDA, the Company agreed not to distribute its unapproved products, including its branded prenatal vitamins and hematinic products, until they are approved through the FDA’s Abbreviated New Drug Application (“ANDA”) or New Drug Application (“NDA”) processes. Since such products are unable to generate any revenues and are not approved by the FDA, the Company recorded $34.1 during the fiscal year ended March 31, 2010 as an impairment charge to write-off the remaining net book value of the intangible assets related to its branded prenatal vitamins and hematinic products.

•

In January 2009, the Company decided to no longer pursue approval of an acquired product to treat endometriosis. As a result, the Company recorded $2.5 during the fiscal year ended March 31, 2009 to write-off the remaining net book value of intangible assets related to this product.

With respect to the intangible assets related to Evamist®, at March 31, 2009, the Company had approximately $125.5 of unamortized costs and remaining useful lives of 9 to 13 years. To test impairment of these assets in fiscal year ended March 31, 2009, the Company performed a cash flow analysis, which incorporated a number of significant assumptions and estimates that were subject to change as actual results became known. The sum of the projected undiscounted cash flows as of March 31, 2009, which extended over the useful life assigned to the assets, slightly exceeded the carrying amount of the intangible assets as of March 31, 2009 and the Company concluded that the asset was not impaired as of that date. However, events and circumstances, primarily during the fourth quarter of fiscal year 2010, required management to revise its earlier assumptions and estimates and such revisions resulted in the fiscal year 2010 impairments described above.

With respect to the asset groups at March 31, 2009, these asset groups were reviewed for recoverability by comparing the asset’s carrying amounts to undiscounted expected future cash flows. Carrying values were determined to be fully recoverable, and no impairment loss was recognized. The recoverability analysis reflected the terms of the Consent Decree entered into with the FDA and the then expectation of when the Company would return to market certain or many of its approved products.

5.	Acquisition

On January 16, 2008, the Company entered into the Original Makena™ Agreement with Cytyc Prenatal Products Corp. and Hologic, Inc. (Cytyc Prenatal Products Corp. and Hologic, Inc. are referred to collectively as “Hologic”) to acquire the U.S. and worldwide royalty free, exclusive rights to Makena™ (hydroxyprogesterone caproate) and certain related assets upon approval of the pending New Drug Application for Makena™. On January 8, 2010, the Company and Hologic entered into Amendment No. 1 to the Original Makena™ Agreement, which, among other things, included a $70.0 cash payment for the exclusive rights to Makena™, which was recorded as purchased in-process research and development expense on the statement of operations for the fiscal year ended March 31, 2010. On February 4, 2011, the Company entered into Amendment No. 2 to the Original Makena™ Agreement. The amendments set forth in Amendment No. 2 reduced the payment to be made on the fifth business day following the day on which Hologic gave the Company notice that the FDA has approved Makena™ (the “Transfer Date”) to $12.5 and revised the schedule for making the remaining payments of $107.5. Under these revised payment provisions, after the $12.5 payment on the Transfer Date and a subsequent $12.5 payment 12 months after the date the FDA approved Makena™ (the “Approval Date”), the Company has the right to elect between the two alternate payment schedules for the remaining payments, with royalties of 5% of the net sales of Makena™ payable for certain periods and under different circumstances, depending on when the Company elects to make the remaining payments. The Company may make any of the payments on or before their due dates, and the date on which the Company makes the final payment contemplated by the selected payment schedule will be the final payment date, after which royalties, if any, will cease to accrue.

Under the revised payment provisions set forth in Amendment No. 2, after the $12.5 payment on the Transfer Date and a subsequent $12.5 payment twelve months after the Approval Date, the Company has the right to elect between the following two alternate payment schedules for the remaining payments:

Payment Schedule 1:

•

A $45.0 payment 18 months after the Approval Date, plus a royalty equal to 5% of net sales of Makena™ made during the period from 12 months after the Approval Date to the date the $45.0 payment is made;

•	A $20.0 payment 21 months after the Approval Date;

•	A $20.0 payment 24 months after the Approval Date; and

•	A $10.0 payment 27 months after the Approval Date.

The royalties will continue to be calculated subsequent to the $45.0 milestone payment but do not have to be paid as long as the Company makes subsequent milestone payments when due.

Payment Schedule 2:

•	A $7.3 payment 18 months after the Approval Date, plus a royalty equal to 5% of net sales of Makena™ made during the period from 12 months after the Approval Date to 18 months after the Approval Date;

•	A $7.3 payment for each of the succeeding twelve months;

•	A royalty payable 24 months following the Approval Date equal to 5% of net sales of Makena™ made during the period from 18 months after the Approval Date to 24 months after the Approval Date; and

•	A royalty payable 30 months following the Approval Date equal to 5% of net sales of Makena™ made during the period from 24 months after the Approval Date to 30 months after the Approval Date.

Notwithstanding anything to the contrary in Amendment No. 2, however, the Company may make any of the foregoing payments on or before their due dates, and the date on which the Company makes the final payment contemplated by the selected payment schedule will be the final payment date, after which no royalties will accrue.

Moreover, if the Company elects Payment Schedule 1 and thereafter elects to pay the $45.0 payment earlier than the 18-month deadline, the royalties beginning after 12 months will cease to accrue on the date of the early payment. Additionally, the subsequent payments will be paid in three month intervals following the $45.0 payment date.

Lastly, if the Company elects Payment Schedule 1 and thereafter does not make any of the milestone payments when due, Amendment No. 2 provides that no payment default will be deemed to occur, provided the Company timely pays the required royalties accruing in the quarter during which the milestone payment has become due but is not paid.

Under the Indenture governing the $225 aggregate principal amount of 12% Senior Secured Notes due 2015 (the “2015 Notes”), described further below the Company agreed to make the $45 payment under Payment Schedule 1 12 months after the Approval Date and agreed to certain other restrictions on its ability to amend the payment schedules.

6.	Investment Securities

The carrying amount of available-for-sale securities and their approximate fair values at March 31, 2011 and 2010 were as follows:

	March 31, 2011
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Auction rate securities	$54.3	2.9	—	$57.2

	March 31, 2010
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Non-current auction rate securities	$62.9	3.0	—	$65.9

At March 31, 2008, the Company had short-term marketable securities that were recorded at fair value based on quoted market prices using the specific identification method and consisted of mutual funds comprised of U.S. government investments. During the fiscal year ended March 31, 2009, a realized loss of $0.1 was recognized upon sale of these securities.

At March 31, 2011 and 2010, the Company had $61.5 and $71.6, respectively, of original principal invested in ARS. These securities all have a maturity in excess of 10 years. The Company’s investments in ARS primarily represent interests in collateralized debt obligations supported by pools of student loans, the principal of which is guaranteed by the U.S. Government. ARS backed by student loans are viewed as having low default risk and therefore very low risk of credit downgrade. The ARS held by the Company are AAA-rated securities with long-term nominal maturities for which the interest rates are reset through a Dutch auction process that occurs at pre-determined intervals of up to 35 days. The auctions historically have provided a liquid market for these securities.

On February 25, 2009, the Company initiated legal action against Citigroup Global Markets Inc. (“CGMI”), through which it acquired the ARS the Company held at that time, in the District Court for the Eastern District of Missouri. On January 21, 2010, the Company and CGMI entered into a Purchase and Release Agreement pursuant to which CGMI agreed to purchase the Company’s remaining ARS for an aggregate purchase price of approximately $61.7. The Company also received a two-year option (which expires on January 21, 2012) to reacquire the ARS (in whole or on a class-by-class basis) for the prices at which they were sold, as well as the right to receive further payments in the event any ARS are redeemed prior to the expiration of the option.

With the liquidity issues experienced in global credit and capital markets, the ARS held by the Company at March 31, 2011 and 2010 experienced multiple failed auctions beginning in February 2008 as the amount of securities submitted for sale exceeded the amount of purchase orders. Given the failed auctions, the Company’s ARS are illiquid until a successful auction for them occurs. Accordingly, $65.9 of ARS at March 31, 2010 were classified as non-current assets and are included in the line item “Investment securities” in the accompanying Consolidated Balance Sheets. As a result of the agreement with CGMI expiring within one year of the balance sheet date at March 31, 2011, the Company classified $57.2 as a current asset and are included in the line item “Investment securities” in the accompanying Consolidated Balance Sheets at March 31, 2011.

In accordance with authoritative guidance ASC 860, Transfers and Servicing, the Company accounted for the ARS transfer to CGMI, including the two-year option to reacquire the ARS, as a secured borrowing with pledge of collateral. The transfer of the ARS to CGMI does not meet all of the conditions set forth in ASC 860 in order to be accounted for as a sale. As a secured borrowing with pledge of collateral, the Company was required to record a short-term liability (“collateralized borrowing”) as of March 31, 2011 for the ARS sale proceeds, representing a borrowing of cash from CGMI (see Note 13—“Long-Term Debt”). The ARS have been transferred to CGMI and serve as a pledge of collateral under this borrowing. The Company shall continue to carry the ARS as an asset in the accompanying Consolidated Balance Sheets, and it will continue to adjust to the ARS’ fair value on a quarterly basis (see Note 7—“Fair Value Measures”). In the event any ARS are redeemed prior to the expiration of the option, and upon such expiration, the Company will account for the redemptions as a sale pursuant to ASC 860.

The Company faces significant liquidity concerns as discussed in Note 3—“Going Concern and Liquidity Considerations.” As a result, the Company determined in fiscal year 2009 that it could no longer support its previous assertion that it had the ability to hold impaired securities until their forecasted recovery. Accordingly, the Company concluded that the ARS became other-than-temporarily impaired during December 2008 and recorded a $9.1 loss into earnings during the three months ended December 31, 2008. This adjustment reduced the carrying value of the ARS to $63.7 at December 31, 2008. The estimated fair value of the Company’s ARS holdings at March 31, 2010 was $65.9. The Company recorded discount accretion of $0.2 on the carrying value of ARS and recorded the $2.9 difference between the fair value and carrying value of the ARS at March 31, 2011 in accumulated other comprehensive income as an unrealized gain of $1.7, net of tax.

The Company recorded discount accretion of $0.3 as carrying value of ARS and recorded the $3.0 difference between the fair value and carrying value of the ARS at March 31, 2010 in accumulated other comprehensive income as an unrealized gain of $1.6, net of tax.

Since the transfer of the ARS to CGMI on January 21, 2010, $10.1 of ARS were redeemed in the year ended March 31, 2011. The Company received from CGMI cash proceeds in the amount of $1.3, representing the difference between the principal amount of the securities redeemed and the price in which they were sold to CGMI. The Company also recorded a loss in the Consolidated Statement of Operations for the year ended March 31, 2011 in the amount of $0.6, representing the difference between the principal amount of the securities redeemed and their carrying value prior to redemption.

Since the transfer of the ARS to CGMI on January 21, 2010, $0.5 of ARS were redeemed in the quarter ended March 31, 2010. The Company received from CGMI cash proceeds in the amount of $0.1, representing the difference between the principal amount of the securities redeemed and the price in which they were sold to CGMI. The Company also recorded a gain in the Consolidated Statement of Operations for the year ended March 31, 2010 in the amount of $0.1, representing the difference between the principal amount of the securities redeemed and their carrying value prior to redemption.

The ARS are valued based on a discounted cash flow model that considers, among other factors, the time to work out the market disruption in the traditional trading mechanism, the stream of cash flows (coupons) earned until maturity, the prevailing risk free yield curve, credit spreads applicable to a portfolio of student loans with various tenures and ratings and an illiquidity premium. These factors were used in a Monte Carlo simulation based methodology to derive the estimated fair value of the ARS.

7.	Fair Value Measures

In September 2006, the FASB issued authoritative guidance for fair value measurements. The Company implemented the authoritative guidance, effective April 1, 2008, which relates to disclosures for financial assets, financial liabilities, and any other assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, the authoritative guidance established a fair value hierarchy that ranks the quality and reliability of the information used to measure fair value. Financial assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

•

Level 1—Primarily consists of financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company has the ability to access.

•

Level 2—Includes financial instruments measured using significant other observable inputs that are valued by reference to similar assets or liabilities, such as: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•

Level 3—Comprised of financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

The following tables present the Company’s fair value hierarchy as of March 31, 2011 and 2010 for those financial assets measured at fair value on a recurring basis:

	Fair Value Measurements at March 31, 2011
	Total	Level 1	Level 2	Level 3
Current ARS	$57.2	$—	$—	$57.2
Warrant Liability	(104.8)	—	—	(104.8)

	Fair Value Measurements at March 31, 2010
	Total	Level 1	Level 2	Level 3
Non-current ARS	$65.9	$—	$—	$65.9

The Company’s investments in ARS primarily represent interests in collateralized debt obligations supported by pools of student loans, the principal of which is guaranteed by the U.S. Government. The ARS held by the Company are AAA-rated securities with long-term nominal maturities for which the interest rates are reset through a Dutch auction process that occurs at pre-determined intervals of up to 35 days. Due to the lack of observable market quotes and an illiquid market for the Company’s ARS portfolio that existed as of March 31, 2011 and 2010, the Company utilized a valuation model that relied exclusively on Level 3 inputs, including those that are based on expected cash flow streams and collateral values (see Note 6—“Investment Securities”).

The Company’s warrant liability represents warrants issued to U.S. Healthcare to purchase an aggregate of up to 20.1 million shares of Class A Common Stock at an exercise price of $1.62 per share. Certain March 17, 2011 amendments to the arrangement with U.S. Healthcare resulted in the warrants no longer qualifying as equity instruments (See Note 24—“Warrant Liability”).

The contingent interest feature of the $200.0 principal amount of Contingent Convertible Subordinated Notes (see Note 13—“Long-Term Debt”) meets the criteria of and qualifies as an embedded derivative. Although this feature represents an embedded derivative financial instrument, based on its de minimis value at the time of issuance and at March 31, 2011, no value has been assigned to this embedded derivative.

The following tables present the changes in fair value for financial assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

ARS (Level 3)

	2011	2010
Balance at beginning of year	$65.9	$66.0
Realized losses resulting from ARS being deemed other-than-temporarily impaired	—	—
Unrealized (losses) gains included in other comprehensive income	(0.1)	0.7
Accretion of investment impairment	0.2	0.3
Sales of ARS	(8.8)	(1.1)

Balance at end of year	$57.2	$65.9

Warrant Liability (Level 3)

2011
Balance at beginning of year	$—
Initial valuation	(175.5)
Unrealized gain included in other income	70.7

Balance at end of year	$(104.8)

8.	Inventories

Inventories, net of reserves, as of March 31 consisted of:

	2011	2010
Raw materials	$—	$0.8
Finished goods	1.0	0.4

	$1.0	$1.2

Reserves for obsolete inventory are deducted from the related inventory balances. The activity in the Company’s reserve for obsolete inventory is summarized as follows:

	2011	2010	2009
Balance at beginning of year	$3.3	$13.5	$—
Provisions for obsolete inventory	—	0.4	17.2
Amounts charged against reserves	(0.8)	(10.6)	(3.7)

Balance at end of year	$2.5	$3.3	$13.5

The Company ceased all manufacturing activities during the fourth quarter of fiscal year 2009 and its revenues are limited to sales of products manufactured by third parties, except for, starting in 2010, Potassium Chloride Extended Release Capsule by its discontinued generics business. Additionally, most costs associated with the Company’s manufacturing operations are recognized directly into cost of sales rather than capitalized into inventory except for the activity related to Potassium Chloride Extended Release Capsule.

9.	Property and Equipment

Property and equipment as of March 31 consisted of:

	2011	2010
Buildings and building improvements	$70.7	$58.4
Machinery and equipment	8.8	13.3
Office furniture and equipment	35.6	31.1
Leasehold improvements	—	20.9
Land and improvements	4.8	4.8
Construction-in-process	—	0.9
Property and equipment held for sale	5.3	3.3

	125.2	132.7
Less accumulated depreciation	(57.6)	(54.3)

Net property and equipment	$67.6	$78.4

Capital additions to property and equipment were $0.3, $10.2 and $23.6 (includes PDI and Nesher capital additions) for the fiscal years ended March 31, 2011, 2010 and 2009, respectively. Depreciation of property and equipment was $6.2, $8.5 and $9.5 for the fiscal years ended March 31, 2011, 2010 and 2009, respectively.

The Company recorded a reserve in the amount of $1.9 during fiscal year ended March 31, 2009 primarily relating to the impairment of property and equipment held for sale. The related loss provision is recorded as selling and administrative expense in the consolidated statement of operations.

10.	Intangible Assets

Intangible assets as of March 31 consisted of:

	2011			2010
	Gross Carrying Amount (a)	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount (a)	Accumulated Amortization	Net Carrying Amount
Product rights acquired:
Makena™	$119.6	$(2.8)	$116.8	$—	$—	$—
Evamist™	21.2	(9.0)	12.2	21.2	(7.9)	13.3
Trademarks acquired:
Evamist™	5.1	(2.5)	2.6	5.1	(2.3)	2.8
License agreements:
Evamist™	35.6	(16.5)	19.1	35.6	(14.7)	20.9
Covenants not to compete:
Evamist™	0.6	(0.6)	—	0.6	(0.6)	—
Trademarks and patents	2.1	(2.1)	—	1.3	(1.3)	—
Other	0.4	(0.2)	0.2	0.7	(0.2)	0.5

Total intangible assets	$184.6	$(33.7)	$150.9	$64.5	$(27.0)	$37.5

(a)	Gross Carrying Amount is shown net of impairment charges.

As of March 31, 2011, the Company’s product rights acquired, trademark rights acquired, license agreements, covenants not to compete, trademarks and patents, and other intangible assets have original weighted average useful lives of approximately 8 years, 15 years, 15 years, 9 years, 13 years, and 5 years, respectively. Amortization of intangible assets was $6.1, $10.3 and $12.4 for the fiscal years ended March 31, 2011, 2010 and 2009, respectively.

The Company evaluates its intangible assets for impairment whenever events or changes in circumstances indicate an intangible asset’s carrying amount may not be recoverable. As more fully described in Note 4—“Restructuring and Impairment Charges”, as a result of certain triggering events and related impairment assessments that occurred in the quarter ended March 31, 2010, the Company recorded intangible asset impairment charges of $82.3 in fiscal year 2010 related to our continuing operations. There were no impairment charges recorded in fiscal year 2011 for intangible assets of continuing operations.

Assuming no other additions, disposals or adjustments are made to the carrying values and/or useful lives of the intangible assets, annual amortization expense on product rights, trademarks acquired and other intangible assets is estimated to be approximately $20.4 in each of the five succeeding fiscal years.

The $119.6 Makena™ product rights represents the $12.5 payment made on the Transfer Date plus the present value of the remaining payments due to Hologic as described in Note 5—“Acquisition” and is being amortized over its estimated patent protected life of seven years. As there are no performance conditions related to the remaining installment payments, the Company recorded the remaining obligations in current liabilities ($57.3) and non-current liabilities ($50.0) based upon their expected due dates.

11.	Other Assets

Other assets as of March 31 consisted of:

	2011	2010
Life insurance, cash surrender value	$4.5	$4.2
Preferred stock investments and accrued dividends	0.4	7.7
Deferred financing costs, net	9.7	0.2
Deposits and other	0.5	0.3

Other assets	$15.1	$12.4

See Note 2—“Summary of Significant Accounting Policies” and Note 15—“Commitments and Contingencies” for description of preferred stock investments and accrued dividends.

12.	Accrued Liabilities

Accrued liabilities as of March 31 consisted of:

	2011	2010
Salaries, wages, incentives and benefits	$10.3	$6.8
Accrued severance	0.6	6.2
Accrued interest payable	3.3	2.2
Professional fees	4.0	4.8
Failure to supply claims	10.0	12.3
Product recalls	3.1	4.6
Price protection	25.8	—
Accrued litigation and governmental inquiries	11.6	12.5
Makena obligation, current portion	57.3	—
Medicaid rebates	6.9	3.6
Sales returns	4.8	7.3
Sales rebates	1.1	1.0
Other	3.1	2.7

	$141.9	$64.0

The liability for product recalls includes the impact of products expected to be returned, the estimated unpaid cost of processing fees and other administrative expenses associated with the recalls. The estimated liability for product returns related to recalls was based on estimated and actual customer inventory levels and actual contract pricing.

Accrued litigation and governmental inquiries consists of settlement obligations as well as loss contingencies recognized by the Company because settlement was determined to be probable and the related payouts were reasonably estimable. For the fiscal year ended March 31, 2011, the Company recorded litigation expense in the amount of $7.4, $6.3 of which was recorded for the HHS OIG matter (see Note 15—“Commitments and Contingencies”). For the fiscal year ended March 31, 2010, the Company recorded litigation expense in the amount of $15.0 for certain matters. For the fiscal year ended March 31, 2009, the Company recorded litigation and governmental inquiries expense in the amount of $14.4 for product liability actions related to the voluntary product recalls initiated by the Company in calendar year 2008 and early 2009 and alleged damages as a result of the ingestion of purportedly oversized tablets allegedly distributed by the Company (see Note 15—“Commitments and Contingencies”). Of the remaining product liability at March 31, 2011, $7.3 was recorded in accrued liabilities and $2.9 was recorded in other long-term liabilities.

Pursuant to the plea agreement with the U.S. Department of Justice, the Company agreed to pay criminal fines, restitution to the Medicare and Medicaid programs and an administrative forfeiture in the aggregate amount of $27.6 (see Note 15—“Commitments and Contingencies”). In the fiscal year ended March 31, 2009, the Company recorded litigation and governmental inquiries expense of $23.6 for the present value of the administrative forfeiture and five expected installment payments related to the criminal fines and reduced net revenues by $2.3 for the restitution payments owed to the Medicare and Medicaid programs. In the fiscal years ended March 31, 2011, 2010 and 2009, the Company recorded $0.3, $0.4 and $0.3, respectively, of interest accretion expense representing the difference between the present value and the undiscounted amount of the fines and penalties, which is recognized ratably over the period during which payments are due and payable pursuant to the plea agreement. At March 31, 2011, $2.0 of the aggregate plea agreement amount was recorded in accrued liabilities and $17.4 was recorded in other long-term liabilities. In addition, long term liabilities include $1.5 related to long-term tax liabilities, $6.1 for life insurance for the former CEO, and $37.3 for other legal matters. At March 31, 2010, $2.8 of the aggregate plea agreement amount was recorded in accrued liabilities and $19.1 was recorded in other long-term liabilities. In addition, at March 31, 2010, long-term liabilities include $7.8 related to long-term tax liabilities, $5.8 for former CEO life insurance, and $13.3 for other legal matters.

The Makena™ obligation, current portion represents the current portion of the remaining milestone payments owed to Hologic related to the Makena™ product rights as described further in Note 5—“Acquisition”.

On April 1, 2011, the Company reduced the list price of Makena™. As a result, the Company recorded a price protection reserve of $25.8 based upon the change in list price.

13.	Long-Term Debt

Long-term debt as of March 31 consisted of:

	2011	2010
Convertible notes	$200.0	$200.0
Senior notes (less unamortized discount of $6.7 million )	218.3	—
Building mortgages	33.0	35.3
Collateralized borrowing	52.4	61.2
Software financing arrangement	—	0.6

	503.7	297.1
Less current portion	(85.4)	(63.9)

	$418.3	$233.2

Convertible notes

In May 2003, the Company issued $200.0 principal amount of 2.5% Contingent Convertible Subordinated Notes (the “Notes”) that are convertible, under certain circumstances, into shares of Class A Common Stock at an initial conversion price of $23.01 per share. The Notes, which mature on May 16, 2033, bear interest that is payable on May 16 and November 16 of each year at a rate of 2.50% per annum. The Company also is obligated to pay contingent interest at a rate equal to 0.5% per annum during any six-month period from May 16 to November 15 and from November 16 to May 15, with the initial six-month period commencing May 16, 2006, if the average trading price of the Notes per $1.0 principal amount for the five trading day period ending on the third trading day immediately preceding the first day of the applicable six-month period equals $1.2 or more. In November 2007, the average trading price of the Notes reached the threshold for the five-day trading period that resulted in the payment of contingent interest and for the period from November 16, 2007 to May 15, 2008 the Notes paid interest at a rate of 3.00% per annum. In May 2008, the average trading price of the Notes fell below the contingent interest threshold for the five-day trading period and beginning May 16, 2008 the Notes began to pay interest at a rate of 2.50% per annum, which is the current rate as of March 31, 2011.

The Company may redeem some or all of the Notes at any time, at a redemption price, payable in cash, of 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest, if any. Holders may require the Company to repurchase all or a portion of their Notes on May 16, 2013, 2018, 2023 and 2028 or upon a change in control, as defined in the indenture governing the Notes, at a purchase price, payable in cash, of 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest, if any. Since the next occasion holders may require the Company to repurchase all or a portion of their Notes is May 16, 2013, the Notes were classified as a long-term liability as of March 31, 2011 and 2010. The Notes are subordinate to all of the Company’s existing and future senior obligations.

The Notes are convertible, at the holders’ option, into shares of the Company’s Class A Common Stock prior to the maturity date under the following circumstances:

•

during any future quarter, if the closing sale price of the Company’s Class A Common Stock over a specified number of trading days during the previous quarter is more than 120% of the conversion price of the Notes on the last trading day of the previous quarter. The Notes are initially convertible at a conversion price of $23.01 per share, which is equal to a conversion rate of approximately 43.4594 shares per $1.0 principal amount of Notes;

•	if the Company has called the Notes for redemption;

•

during the five trading day period immediately following any nine consecutive trading day period in which the trading price of the Notes per $1.0 principal amount for each day of such period was less than 95% of the product of the closing sale price of our Class A Common Stock on that day multiplied by the number of shares of our Class A Common Stock issuable upon conversion of $1.0 principal amount of the Notes; or

•	upon the occurrence of specified corporate transactions.

The Company has reserved 8.7 million shares of Class A Common Stock for issuance in the event the Notes are converted.

The Notes, which are unsecured, do not contain any restrictions on the payment of dividends, the incurrence of additional indebtedness or the repurchase of the Company’s securities, and do not contain any financial covenants. However, a failure by the Company or any of its subsidiaries to pay any indebtedness or any final non-appealable judgments in excess of $0.8 constitutes an event of default under the indenture. An event of default would permit the trustee under the indenture or the holders of at least 25% of the Notes to declare all amounts owing to be immediately due and payable and exercise other remedies.

Senior notes

On March 17, 2011, the Company completed a private placement with a group of institutional investors of $225.0 aggregate principal amount of 12% Senior Secured Notes due 2015.

The 2015 Notes bear interest at an annual rate of 12% per year, payable semiannually in arrears on March 15 and September 15 of each year, commencing September 15, 2011. The 2015 Notes will mature March 15, 2015. At any time prior to March 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of the 2015 Notes at a redemption price of 112% of the principal amount of the 2015 Notes, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings. At any time prior to March 15, 2013, the Company may redeem all or part of the 2015 Notes at a redemption price equal to (1) the sum of the present value, discounted to the redemption date, of (i) a cash payment to be made on March 15, 2013 of 109% of the principal amount of the 2015 Notes, and (ii) each interest payment that is scheduled to be made on or after the redemption date and on or before March 15, 2013, plus (2) accrued and unpaid interest to the redemption date. At any time after March 15, 2013 and before March 15, 2014, the Company may redeem all or any portion of the 2015 Notes at a redemption price of 109% of the principal amount of the 2015 Notes, plus accrued and unpaid interest to the redemption date. At any time after March 15, 2014, the Company may redeem all or any portion of the 2015 Notes at a redemption price of 100% of the principal amount of the 2015 Notes, plus accrued and unpaid interest to the redemption date. The 2015 Notes are secured by certain assets of the Company and certain assets of its subsidiaries.

After an original issue discount of 3%, the Company received proceeds of $218.3 which were used to fund a first year interest reserve totaling $27.0, repay all existing obligations to the U.S. Healthcare totaling approximately $61.1 and pay fees and expenses associated with the Notes Offering of $9.7. In connection with these payments, the Company also terminated all future loan commitments with the U.S. Healthcare. The remaining proceeds, totaling approximately $120.0 will be used for general corporate purposes, including the launch of Makena™.

The 2015 Notes were offered only to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended.

Building mortgages

In March 2006, the Company entered into a $43.0 mortgage loan arrangement (the “Mortgage Loan”) with one of its primary lenders, in part, to refinance $9.9 of existing mortgages. The $32.8 of net proceeds the Company received from the mortgage loan was used for working capital and general corporate purposes. The Mortgage Loan, which is secured by four of the Company’s buildings, bears interest at a rate of 5.91% and matures on April 1, 2021. The Company is current in all its financial payment obligations under the Mortgage Loan arrangement. On August 5, 2010, the Company received a letter (the “Waiver Letter”) approving certain waivers of covenants under the Mortgage Loan, and certain other loan documents entered into in connection with the execution of the Mortgage Loan (collectively, the “Loan Documents”). Accordingly, the Company recorded the mortgage as a long-term liability at March 31, 2010 since the Waiver Letter was received prior to filing the Form 10-K for the fiscal year ended March 31, 2010. In the Waiver Letter, the lenders consented to the following under the Loan Documents:

•	Waiver of the requirement that we deliver audited balance sheets, statements of income and expenses and cash flows;

•	Waiver of the requirement that we certify financials delivered under the Loan Documents;

•

Waiver of the requirement that we deliver to the lenders Form 10-Ks within 75 days of the close of the fiscal year, Form 10-Qs within 45 days of the close of each of the first three fiscal quarters of the fiscal year, and copies of all IRS tax returns and filings; and

•	Waiver, until March 31, 2012, of the requirement that we maintain a net worth, as calculated in accordance with the terms of the Loan Documents, of at least $250.0 on a consolidated basis.

With respect to the waiver of the requirement to deliver Form 10-Ks and Form 10-Qs, we agreed to bring our SEC filings current effective with the submission of our Form 10-Q for the quarter ended December 31, 2010, which the Company did on March 31, 2011 and become timely on a go-forward basis effective with the filing of this Form 10-K for the fiscal year ending March 31, 2011. This waiver applied to our then existing late filings at the time the Waiver Letter was received.

In addition to the waivers our subsidiaries ETHEX and PDI were removed as guarantors under the Loan Documents and to Nesher Pharmaceuticals Inc. was added as a new guarantor under the Loan Documents. Effective with the filing of this Form 10-K, the Company is in compliance with the SEC filing requirements contained in the waiver. However, based on current financial projections, the Company does not anticipate meeting the March 31, 2012 minimum net worth requirement. Accordingly, the mortgage is classified as a current liability as of March 31, 2011. If the Company is ultimately unable to meet the minimum net worth requirement by March 31, 2012, it will need to seek an additional waiver from the mortgage lender.

Collateralized borrowing

On February 25, 2009, the Company initiated legal action against Citigroup Global Markets Inc. (“CGMI”), through which it acquired the ARS the Company held at that time, in the District Court for the Eastern District of Missouri. On January 21, 2010, the Company and CGMI entered into a Purchase and Release Agreement pursuant to which CGMI agreed to purchase the Company’s remaining ARS for an aggregate purchase price of approximately $61.7. The Company also received a two-year option (which expires on January 21, 2012) to reacquire the ARS (in whole or on a class-by-class basis) for the prices at which they were sold, as well as the right to receive further payments in the event any ARS are redeemed prior to the expiration of the option.

In accordance with authoritative guidance ASC 860, Transfers and Servicing, the Company accounted for the ARS transfer to CGMI, including the two-year option to reacquire the ARS, as a secured borrowing with pledge of collateral. The transfer of the ARS to CGMI does not meet all of the conditions set forth in ASC 860 in order to be accounted for as a sale. As a secured borrowing with pledge of collateral, the Company was required to record a short-term liability (“collateralized borrowing”) as of March 31, 2011 and 2010 for the ARS sale proceeds, representing a borrowing of cash from CGMI. The ARS have been transferred to CGMI and serve as a pledge of collateral under this borrowing. The Company shall continue to carry the ARS as an asset in the accompanying Consolidated Balance Sheets, and it will continue to adjust to the ARS’ fair value on a quarterly basis (see Note 7—“Fair Value Measures”). In the event any ARS are redeemed prior to the expiration of the option, the Company will account for the redemptions as a sale pursuant to ASC 860. Through March 31, 2011, $10.1 par value of ARS ($8.8 at CGMI purchase cost) were redeemed.

Software financing arrangement

The Company renegotiated the contract with the seller during fiscal year 2011 by extending the agreement for three years and now pays only for products and services as they are incurred instead of upfront which was previously financed with a financial institution at March 31, 2010.

Other

The aggregate scheduled maturities of long-term debt, (as adjusted by the August 2010 Waiver Letter) as of March 31, 2011 were as follows:

Due in one year	$85.4
Due in two year	—
Due in three years	200.0
Due in four years	225.0
Due in five years	—
Thereafter	—

$510.4

14.	Taxable Industrial Revenue Bonds

In December 2005, the Company entered into a financing arrangement with St. Louis County, Missouri related to expansion of its operations in St. Louis County. Up to $135.5 of industrial revenue bonds could have been issued to the Company by St. Louis County relative to capital improvements made through December 31, 2009. This agreement provides that 50% of the real and personal property taxes on up to $135.5 of capital improvements will be abated for a period of ten years subsequent to the property being placed in service. Industrial revenue bonds totaling $129.9 were outstanding at March 31, 2011. The industrial revenue bonds are issued by St. Louis County to the Company upon its payment of qualifying costs of capital improvements, which are then leased by the Company through December 1, 2019, unless earlier terminated. The Company has the option at any time to discontinue the arrangement and regain full title to the abated property. The industrial revenue bonds bear interest at 4.25% per annum and are payable as to principal and interest concurrently with payments due under the terms of the lease. The Company has classified the leased assets as property and equipment and has established a capital lease obligation equal to the outstanding principal balance of the industrial revenue bonds. Lease payments may be made by tendering an equivalent portion of the industrial revenue bonds. As the capital lease payments to St. Louis County may be satisfied by tendering industrial revenue bonds (which is the Company’s intention), the capital lease obligation, industrial revenue bonds and related interest expense and interest income, respectively, have been offset for presentation purposes in the consolidated financial statements.

15.	Commitments and Contingencies

Leases

The Company leases manufacturing, office and warehouse facilities, equipment and automobiles under operating leases expiring through fiscal year 2023. Total rent expense for the fiscal years ended March 31, 2011, 2010 and 2009 were $2.2, $2.9 and $5.0, respectively.

Facility leases with free rent periods or rent escalation clauses are expensed on a straight-line basis over the life of the lease commencing at lease inception.

Future minimum lease commitments under non-cancelable operating leases are as follows:

2012	$1.3
2013	0.9
2014	0.4
2015	0.3
2016	0.3
Thereafter	0.2

$3.4

Contingencies

The Company is currently subject to legal proceedings and claims that have arisen in the ordinary course of business. While the Company is not presently able to determine the potential liability, if any, related to all such matters, the Company believes the matters it currently faces, individually or in the aggregate, could have a material adverse effect on its financial condition or operations or liquidity.

The Company has licensed the exclusive rights to co-develop and market various generic equivalent products with other drug delivery companies. These collaboration agreements require the Company to make up-front and ongoing payments as development milestones are attained. On January 8, 2010, the Company and Hologic entered into an amendment to the original Makena™ asset purchase agreement. On February 4, 2011, the Company entered into an Amendment No. 2 to the Original Agreement. See Note 5—”Acquisition” for more information about the amended agreement.

On December 5, 2008, the Board terminated the employment agreement of Marc S. Hermelin, the Chief Executive Officer of the Company at that time, “for cause” (as that term is defined in such employment agreement). Additionally, the Board removed Mr. M. Hermelin as Chairman of the Board and as the Chief Executive Officer, effective December 5, 2008. In accordance with the termination provisions of his employment agreement, the Company determined that Mr. M. Hermelin would not be entitled to any severance benefits. In addition, as a result of Mr. M. Hermelin’s termination “for cause,” the Company determined it was no longer obligated for the retirement benefits specified in the employment agreement. However, Mr. M. Hermelin informed the Company that he believed he effectively retired from his employment with the Company prior to the termination of his employment agreement on December 5, 2008 by the Board. If it is determined that Mr. M. Hermelin did effectively retire prior to December 5, 2008, the actuarially determined present value (as calculated in December 2008) of the retirement benefits due to him would total $36.9. On November 10, 2010, Mr. M. Hermelin voluntarily resigned as a member of the Board. On March 22, 2011, Mr. M. Hermelin made a demand on the Company for indemnification with respect to his payment of $1.9 imposed by the United States District Court as a fine and forfeiture of pecuniary gain as part of the sentence resulting from his guilty plea entered by the Court on March 10, 2011. Mr. M. Hermelin pled guilty to two federal misdemeanor counts as a responsible corporate officer of the Company at the time when a misbranding of two morphine sulfate tablets occurred which contained more of the active ingredient than stated on the label. In addition, the Company has advanced or will advance, under the terms of the Indemnification Agreement, legal expense amounting to approximately $5.0 to a variety of law firms who represented Mr. M. Hermelin for legal matters including the FDA and SEC investigations, the Department of Justice inquiry, the Audit Committee investigation, HHS OIG exclusion and various class action lawsuits. Under the Company’s standard Indemnification Agreement entered into with all directors, including Mr. M. Hermelin when he served as Chairman of the Board and Chief Executive Officer of the Company, as a condition for the advancement of expenses, each director is required to sign an undertaking to reimburse the Company for the advanced expenses in the event it is found that the director is not entitled to indemnification. Mr. M. Hermelin’s demand for reimbursement of the $1.9 fine and forfeiture, and whether the advance of legal fees to represent him for various legal matters should be indemnified, is under review by a special committee appointed by the Board of Directors of the Company.

Litigation and Governmental Inquiries

Resolution of one or more of the matters described below could have a material adverse effect on the Company’s results of operations, financial condition or liquidity. The Company intends to vigorously defend its interests in the matters described below while cooperating in governmental inquiries.

Accrued litigation consists of settlement obligations as well as loss contingencies recognized by the Company because settlement was determined to be probable and the related payouts were reasonably estimable. While the outcome of the current claims cannot be predicted with certainty, the possible outcome of claims is reviewed at least quarterly and an adjustment to the Company’s accrual is recorded as deemed appropriate based upon these reviews. Based upon current information available, the resolution of legal matters individually or in aggregate could have a material adverse effect on the Company’s results of operations, financial condition or liquidity. The Company is unable to estimate the possible loss or range of losses at March 31, 2011.

Due to the FDA consent decree, an approval or a tentative approval was not obtained in the required time frame for any of the Company’s Paragraph IV ANDA filings. Therefore, the 180 days Hatch-Waxman exclusivity was lost.

The Company and ETHEX were named as defendants in a case brought by CIMA LABS, Inc. and Schwarz Pharma, Inc. and styled CIMA LABS, Inc. et al. v. KV Pharmaceutical Company et al., filed in U.S. District Court for the District of Minnesota. CIMA alleged that the Company and ETHEX infringed on a CIMA patent in connection with the manufacture and sale of Hyoscyamine Sulfate Orally Dissolvable Tablets, 0.125 mg. The Court entered a stay pending the outcome of the U.S. Patent and Trademark Office’s (“USPTO”) reexamination of a patent at issue in the suit. On August 17, 2009, the Court entered an order “administratively” terminating this action in Minnesota, but any party has the right to seek leave to reinstitute the case. On September 30, 2009, on appeal of the Examiner’s rejection of the claims, the Board of Patent Appeals and Interferences affirmed the Examiner’s rejections. After the Board’s denial of CIMA’s appeal, CIMA requested a rehearing with the Board. On March 28, 2011, the USPTO ruled the appealed claims are unpatentable. CIMA can reopen prosecution or request a hearing within two months.

The Company and/or ETHEX have been named as defendants in certain multi-defendant cases alleging that the defendants reported improper or fraudulent pharmaceutical pricing information, i.e., Average Wholesale Price, or AWP, and/or Wholesale Acquisition Cost, or WAC, information, which allegedly caused the governmental plaintiffs to incur excessive costs for pharmaceutical products under the Medicaid program. Cases of this type have been filed against the Company and/or ETHEX and other pharmaceutical manufacturer defendants by the States of Massachusetts, Alabama, Mississippi, Louisiana, Utah and Iowa, by New York City, and by approximately 45 counties in New York State. The State of Mississippi effectively voluntarily dismissed the

Company and ETHEX without prejudice on October 5, 2006 by virtue of the State’s filing an Amended Complaint on such date that does not name either the Company or ETHEX as a defendant. On August 13, 2007, ETHEX settled the Massachusetts lawsuit and received a general release of liability with no admission of liability. On October 7, 2008, ETHEX settled the Alabama lawsuit for $2.0 and received a general release of liability with no admission of liability. On November 25, 2009, ETHEX settled the New York City and New York county cases (other than the Erie, Oswego and Schenectady County cases) for $3.0 and received a general release of liability. On February 23, 2010, ETHEX settled the Iowa lawsuit for $0.5 and received a general release of liability. On August 25, 2010, ETHEX settled the Erie, Oswego and Schenectady Counties lawsuit for $0.1 and received a general release of liability. On October 21, 2010, the Company received a subpoena from the Florida Office of Attorney General requesting information related to ETHEX’s pricing and marketing activities. The Company is currently complying with the State’s request for documents and pricing information. In November 2010, the Company and ETHEX were served with a complaint with respect to an AWP case filed by the State of Louisiana. In January 2011, the Company filed Defendants’ Exceptions of Nonconformity and Vagueness of the Petition, Improper Cumulation and Joinder, No Right of Action, Prescription and Preemption and No Cause of Action with respect to the Louisiana lawsuit.

The Company received a subpoena from the HHS OIG in 2007, seeking documents with respect to two of ETHEX’s nitroglycerin products. Both are unapproved products, that is, they have not received FDA approval. (In certain circumstances, FDA approval may not be required for drugs to be sold in the marketplace.) The subpoena stated that it is in connection with an investigation into potential false claims under Title 42 of the U.S. Code, and appears to pertain to whether these products were eligible for reimbursement under federal health care programs. On or about July 2, 2008, the Company received a supplementary subpoena in this matter, seeking additional documents and information. In a letter dated August 4, 2008, that subpoena was withdrawn and a separate supplementary subpoena was substituted. In October 2009, HHS OIG identified five additional products as being subject to its investigation: Hydro-tussin (carbinoxamine); Guaifenex (extended release); Hyoscyamine sulfate (extended-release); Hycoclear (hydrocodone); and Histinex (hydrocodone). The Company has provided additional documents requested in the subpoena, as supplemented. Discussions with the U.S. Department of Justice and the United States Attorney’s Office for the District of Massachusetts indicate that this matter is a False Claims Act qui tam action that is currently still under seal and that the government is reviewing similar claims relating to other drugs manufactured by ETHEX, as well as drugs manufactured by other companies. The Company has not been provided a copy of the qui tam complaint. On or about March 26, 2009, the Company consented to an extension of the time during which the government may elect to intervene in the qui tam lawsuit. The Company has been in discussions with the HHS OIG and Department of Justice regarding possible settlement of these claims.

On December 12, 2008, by letter, the Company was notified by the staff of the SEC that it had commenced an informal inquiry to determine whether there have been violations of certain provisions of the federal securities laws. On November 23, 2010, by email, the Company was notified by the staff of the SEC that it had commenced an informal inquiry pertaining to potential insider trading and requested information pertaining to an employee. The Company is cooperating with the government and, among other things, has provided copies of requested documents and information. On February 22, 2011, the staff of the SEC sent the Company a letter advising it that it had closed this inquiry pertaining to potential insider trading as to the Company and did not intend to recommend any enforcement action pertaining to the Company.

The Company, at the direction of a special committee of the Board of Directors that was in place prior to June 10, 2010, responded to requests for information from the Office of the United States Attorney for the Eastern District of Missouri and FDA representatives working with that office. In connection therewith, on February 25, 2010, the Board, at the recommendation of the special committee, approved entering into a plea agreement subject to court approval with the Office of the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation of the United States Department of Justice (referred to herein collectively as the “Department of Justice”).

The plea agreement was executed by the parties and was entered by the U.S. District Court, Eastern District of Missouri, Eastern Division on March 2, 2010. Pursuant to the terms of the plea agreement, ETHEX pleaded guilty to two felony counts, each stemming from the failure to make and submit a field alert report to the FDA in September 2008 regarding the discovery of certain undistributed tablets that failed to meet product specifications. Sentencing pursuant to the plea agreement also took place on March 2, 2010.

Pursuant to the plea agreement, ETHEX agreed to pay a criminal fine in the amount of $23.4 in four installments. The first installment, in the amount of $2.3, was due within 10 days of sentencing. The second and third installments, each in the amount of $5.9, were originally due on December 15, 2010 and July 11, 2011, respectively. The fourth and final installment, in the amount of $9.4, was originally due on July 11, 2012. ETHEX also agreed to pay, within 10 days of sentencing, restitution to the Medicare and the Medicaid programs in the amounts of $1.8 and $0.6, respectively. In addition to the fine and restitution, ETHEX agreed not to contest an administrative forfeiture in the amount of $1.8, which was payable 45 days after sentencing and satisfies any and all forfeiture obligations ETHEX may have as a result of the guilty plea. In total, ETHEX agreed to pay fines, restitution and forfeiture in the aggregate amount of $27.6.

On November 15, 2010, upon the motion of the Department of Justice, the court vacated the previous fine installment schedule and imposed a new fine installment schedule using the standard federal judgment rate of 0.22% per annum, payable as follows:

Payment Amounts including interest	Payment Due Date
$1.0	December 15, 2010
1.0	June 15, 2011
1.0	December 15, 2011
2.0	June 15, 2012
4.0	December 15, 2012
5.0	June 15, 2013
7.1	December 15, 2013

The Company made its first installment payment due on December 15, 2010.

In exchange for the voluntary guilty plea, the Department of Justice agreed that no further federal prosecution will be brought in the Eastern District of Missouri against ETHEX, the Company or the Company’s wholly-owned subsidiary, Ther-Rx, regarding allegations of the misbranding and adulteration of any oversized tablets of drugs manufactured by the Company, and the failure to file required reports regarding these drugs and patients’ use of these drugs with the FDA, during the period commencing on January 1, 2008 through December 31, 2008.

In connection with the guilty plea by ETHEX, ETHEX was expected to be excluded from participation in federal healthcare programs, including Medicare and Medicaid. In addition, as a result of the guilty plea by ETHEX, HHS OIG had discretionary authority to also exclude the Company from participation in federal healthcare programs. However, the Company is in receipt of correspondence from HHS OIG stating that, absent any transfer of assets or operations that would trigger successor liability, HHS OIG has no present intent to exercise its discretionary authority to exclude the Company as a result of the guilty plea by ETHEX.

In connection with the previously anticipated exclusion of ETHEX from participation in federal healthcare programs, the Company ceased operations of ETHEX on March 2, 2010. However, the Company has retained the ability to manufacture, market and distribute (once the requirements under the consent decree have been met) all generic products and is in possession of all intellectual property related to generic products, including all NDAs and ANDAs.

On November 15, 2010, the Company entered into the Divestiture Agreement with HHS OIG under which the Company agreed to sell the assets and operations of ETHEX to unrelated third parties prior to April 28, 2011 and to file articles of dissolution with respect to ETHEX under Missouri law by such date. Following such filing, ETHEX may not engage in any new business other than for winding up its operations and will engage in a process provided under Missouri law to identify and resolve its liabilities over at least a two year period. Under the terms of the agreement, HHS OIG agreed not to exclude ETHEX from federal healthcare programs until April 28, 2011 and, upon completion of the sale of the ETHEX assets and of the filing of the articles of dissolution of ETHEX, the agreement will terminate. Civil monetary penalties and exclusion of ETHEX could have occurred if the Company had failed to meet its April 28, 2011 deadline. The Company has also received a letter from HHS OIG advising it further that assuming that it has complied with all agreements deemed necessary by HHS OIG, ETHEX has filed its articles of dissolution, and ETHEX no longer has any ongoing assets or operations other than those required to conclude the winding up process under Missouri law, HHS OIG would not exclude ETHEX thereafter. The Company has notified all parties of its intent to dissolve ETHEX and notifications were sent out on January 28, 2011. ETHEX has sold its assets in accordance with the Divestiture Agreement on May 20, 2011, we received a letter from HHS OIG stating that based upon its review of the information provided in our monthly reports, it appeared that the Company and ETHEX had completed our obligation under the Divestiture Agreement.

The Company currently does not anticipate that the voluntary guilty plea by ETHEX will have a material adverse effect on the Company’s efforts to comply with the requirements pursuant to the consent decree and to resume production and shipments of its approved products.

On November 10, 2010, Marc S. Hermelin voluntarily resigned as a member of the Board. The Company had been advised that HHS OIG notified Mr. Hermelin that he would be excluded from participating in federal healthcare programs effective November 18, 2010. In an effort to avoid adverse consequences to the Company, including a potential discretionary exclusion of the Company, and to enable it to secure its expanded financial agreement with U.S. Healthcare, the Company, HHS OIG, Mr. Hermelin and his wife (solely with respect to her obligations thereunder, including as joint owner with Mr. Hermelin of certain shares of Company stock) entered into the Settlement Agreement under which Mr. Hermelin also resigned as trustee of all family trusts that hold KV stock, agreed to divest his personal ownership interests in the Company’s Class A Common and Class B Common Stock (approximately 1.8 million shares, including shares held jointly with his wife) over an agreed upon period of time in accordance with a divestiture plan and schedule approved by HHS OIG, and agreed to refrain from voting stock under his personal control. In order to implement such agreement, Mr. Hermelin and his wife granted to an independent third party immediate irrevocable proxies and powers of attorney to divest their personal stock interests in the Company if Mr. Hermelin does not timely do so. The Settlement Agreement also required Mr. Hermelin to agree, for the duration of his exclusion, not to seek to influence or be involved with, in any manner, the governance, management, or operations of the Company. On March 14, 2011, Mr. Hermelin pleaded guilty to two federal misdemeanor counts pertaining to misbranding of two oversized morphine sulfate tablets, as a responsible corporate officer of the Company at the time that such tablets were introduced into interstate commerce. On March 22, 2011, Mr. M. Hermelin made a demand on the Company for indemnification with respect to his payment of $1.9 imposed by the United States District Court as a fine and forfeiture of pecuniary gain as part of the sentence resulting from his guilty plea entered by the Court on March 10, 2011. Mr. M. Hermelin pled guilty to two federal misdemeanor counts as a responsible corporate officer of the Company at the time when a misbranding of two morphine sulfate tablets occurred which contained more of the active ingredient than stated on the label. In addition, the Company has advanced or will advance, under the terms of the indemnification Agreement, legal expense amounting to approximately $5.0 to a variety of law firms who represented Mr. M. Hermelin for legal matters including the FDA and SEC investigations, the Department of Justice inquiry, the Audit Committee investigation, HHS OIG exclusion and various class action lawsuits. Under the Company’s standard Indemnification Agreement entered into with all directors, including Mr. M. Hermelin when he served as Chairman of the Board and Chief Executive Officer of the Company, as a condition for the advancement of expenses, each director is required to sign an undertaking to reimburse the Company for the advanced expenses in the event it is found that the director is not entitled to indemnification. Mr. M. Hermelin’s demand for reimbursement of the $1.9 fine and forfeiture, and whether the advanced legal fees to represent him for various legal matters should be indemnified, is under review by a special committee appointed by the Board of Directors of the Company.

As long as the parties comply with the Settlement Agreement, HHS OIG has agreed not to exercise its discretionary authority to exclude the Company from participation in federal health care programs, thereby allowing the Company and its subsidiaries (with the single exception of ETHEX, which has been dissolved pursuant to the Divestiture Agreement with HHS OIG) to continue to conduct business through all federal and state healthcare programs.

As a result of Mr. Hermelin’s resignation and the two agreements with HHS OIG, the Company believes that it has resolved its remaining issues with respect to HHS OIG and is positioned to continue to participate in Federal health care programs now and in the future.

The Company has received a subpoena from the State of California Department of Justice seeking documents with respect to ETHEX’s NitroQuick product. In an email dated August 12, 2009, the California Department of Justice advised that after reading CMS Release 151, it might resolve the subpoena that was issued. The Company provided limited information requested by the California Department of Justice on October 7, 2009, and on November 10, 2009 the California Department of Justice informed the Company that the California Department of Justice is contemplating what additional information, if any, it will request.

On February 27, 2009, by letter, the Company was notified by the U.S. Department of Labor that it was conducting an investigation of the Company’s Fifth Restated Profit Sharing Plan and Trust, to determine whether such plan is conforming with the provisions of Title I of the Employee Retirement Income Security Act (“ERISA”) or any regulations or orders there under. The Company cooperated with the Department of Labor in its investigation and on August 27, 2009, the Department of Labor notified the Company it had completed a limited review and no further review was contemplated at that time. On July 7, 2010, by letter, the U.S. Department of Labor notified the Company it was again conducting a review of the Company’s Fifth Restated Profit Sharing Plan and Trust. The Company provided the requested documents and has heard nothing further.

On August 12, 2010, by letter, the Company was notified by the U.S. Department of Labor that it was conducting a wage and hour investigation to assess compliance with the Fair Labor Standards Act. The Company is cooperating with the Department of Labor and has made available the requested documents. The Department of Labor had initially advised that it believed that the Company was liable for $160,000. In February 2011, a tentative settlement has been reached with the Department of Labor for approximately $30,000 with a release covering the two year statute of limitations period pertaining to FLSA claims. All payments allegedly due to affected former employees have been made by the Company.

On February 3, 2009, plaintiff Harold Crocker filed a putative class-action complaint against the Company in the United States District Court for the Eastern District of Missouri, Crocker v. KV Pharmaceutical Co., et al., No. 4-09-cv-198-CEJ. The Crocker case was followed shortly thereafter by two similar cases, also in the Eastern District of Missouri (Bodnar v. KV Pharmaceutical Co., et al., No. 4:09-cv-00222-HEA, on February 9, 2009, and Knoll v. KV Pharmaceutical Co., et al., No. 4:09-cv-00297-JCH, on February 24, 2009). The two later cases were consolidated into Crocker so that only a single action existed thereafter, and the plaintiffs filed a Consolidated Amended Complaint on June 26, 2009 (“Complaint”).

The Complaint purported to state claims against the Company and certain current and former employees for alleged breach of fiduciary duties to participants in the Company’s 401(k) plan. Defendants, including the Company and certain of its directors and officers, moved to dismiss the amended complaint on August 25, 2009, and briefing of those motions was completed on October 19, 2009. The court granted the motion to dismiss the Company and all individual defendants on March 24, 2010. A motion to alter or amend the judgment and second amended consolidated complaint was filed on April 21, 2010. The Company, on May 17, 2010, filed a Memorandum in Opposition to plaintiff’s motion to alter or amend the judgment and for leave to amend the consolidated complaint. On October 20, 2010, the Court denied plaintiffs’ motion to alter or amend the judgment and for leave to amend the complaint. Plaintiffs requested mediation and the Company agreed to this request. On February 15, 2011, during such mediation, this litigation was settled by an agreement in principle of the parties for an amount equal to $3.0, payable in full from the Company’s insurance coverage.

On December 2, 2008, plaintiff Joseph Mas filed a complaint against the Company, in the United States District Court for the Eastern District of Missouri, Mas v. KV Pharma. Co., et al., Case No. 08-CV-1859. On January 9, 2009, plaintiff Herman Unvericht filed a complaint against the Company also in the Eastern District of Missouri, Unvericht v. KV Pharma. Co., et al., Case No. 09-CV-0061. On January 21, 2009, plaintiff Norfolk County Retirement System filed a complaint against the Company, again in the Eastern District of Missouri, Norfolk County Retirement System v. KV Pharma. Co., et al., Case No. 09-CV-00138. The operative complaints in these three cases purport to state claims arising under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 on behalf of a putative class of stock purchasers. On April 15, 2009, the Honorable Carol E. Jackson consolidated the Unvericht and Norfolk County cases into the Mas case already before her. The amended complaint for the consolidated action, styled Public Pension Fund Group v. KV Pharma. Co., et al., Case No. 4:08-CV-1859 (CEJ), was filed on May 22, 2009. Defendants, including the Company and certain of its directors and officers, moved to dismiss the amended complaint on July 27, 2009, and briefing was completed on the motions to dismiss on September 3, 2009. The court granted the motion to dismiss the Company and all individual defendants in February 2010. On March 18, 2010, the plaintiffs filed a motion for relief from the order of dismissal and to amend their complaint, and also filed a notice of appeal. The Company filed its opposition to plaintiffs’ motion for relief from judgment and to amend the complaint on April 8, 2010. Briefing was completed on April 29, 2010. On October 20, 2010, the Court denied plaintiffs’ motion for relief from the order of dismissal and to amend pleadings. On November 1, 2010, plaintiffs’ filed a notice of appeal.

On October 2, 2009, the U.S. Equal Employment Opportunity Commission sent the Company a Notice of Charge of Discrimination regarding a charge, dated September 23, 2009, of employment discrimination based on religion (in connection with the termination of his employment with the Company) filed against the Company by David S. Hermelin, a current director and former Vice President, Corporate Strategy and Operations Analysis of the Company. On January 29, 2010, the Company filed its response to the Notice of Charge of Discrimination, which stated the Company’s position that Mr. D. Hermelin’s termination had nothing to do with religious discrimination and that his claim should be dismissed.

The Company and/or ETHEX are named defendants in at least 39 pending product liability or other lawsuits that relate to the voluntary product recalls initiated by the Company in late 2008 and early 2009. The plaintiffs in these lawsuits allege damages as a result of the ingestion of purportedly oversized tablets allegedly distributed in 2007 and 2008. The lawsuits are pending in federal and state courts in various jurisdictions. The 39 pending lawsuits include 9 that have settled but have not yet been dismissed. In the 39 pending lawsuits, two plaintiffs allege economic harm, 27 plaintiffs allege that a death occurred, and the plaintiffs in the remaining lawsuits allege non-fatal physical injuries. Plaintiffs’ allegations of liability are based on various theories of recovery, including, but not limited to strict liability, negligence, various breaches of warranty, misbranding, fraud and other common law and/or statutory claims. Plaintiffs seek substantial compensatory and punitive damages. Two of the lawsuits are putative class actions seeking economic damages with respect to recalled products, one of the lawsuits is on behalf of 29 claimants, and the remaining lawsuits are individual lawsuits or have two plaintiffs. One of these putative class actions, styled LeFaivre v. KV Pharmaceutical Company et al., seeks economic damages with respect to recalled metoprolol succinate product. During January 2011, the decision of the U.S. District Court dismissing the case in favor of the Company was reversed on appeal. The Company requested reconsideration by the appellate court, which was denied in March 2011, and the Company has filed a motion for appellate review en banc, which was denied by the court on May 12, 2011. The case has been returned to the district court for further proceedings. The Company believes that these lawsuits are without merit and is vigorously defending against them, except where, in its judgment, settlement is appropriate. In addition to the 39 pending lawsuits, there are at least 31 pending pre-litigation claims (at least 6 of which involve a death) that may or may not eventually become lawsuits. The Company has also resolved a significant number of related product liability lawsuits and pre-litigation claims. In addition to self insurance, the Company possesses third party product liability insurance, which the Company believes is applicable to the pending lawsuits and claims.

The Company and ETHEX are named as defendants in a complaint filed by CVS Pharmacy, Inc. (“CVS”) in the United States District Court for the District of Rhode Island on or about February 26, 2010 and styled CVS Pharmacy, Inc. v. K-V Pharmaceutical Company and Ethex Corporation (No. CA-10-095) (“CVS Complaint”). The CVS Complaint alleges three claims: breach of contract, breach of implied covenant of good faith and fair dealing, and, in the alternative, promissory estoppels. CVS’ claims are premised on the allegation that the Company and/or ETHEX failed to perform their alleged promises to either supply CVS with its requirements for certain generic drugs or reimburse CVS for any higher price it must pay to obtain the generic drugs. CVS seeks damages of no less than $100.0, plus interest and costs. The Company was served with the CVS Complaint on March 8, 2010. An Answer was filed on April 14, 2010. On June 2, 2010, the Company filed a Motion to dismiss this action based on failure to join an indispensible party and lack of standing. On July 21, 2010, CVS filed objections to the Company’s Motion to Stay Discovery and Motion to Dismiss. On July 28, 2010, the Judge denied the Company’s Motion to Stay Discovery pending the Motion to Dismiss without issuing a decision. On January 28, 2011, the federal magistrate recommended that the Company’s Motion to Dismiss the Complaint be granted. The plaintiff is filing a notice of objection to the magistrate’s recommendation. In March 2011, CVS and its parent CVS Caremark

Corporation filed a similar complaint, seeking damages similar to those sought in the federal case and adding another breach of contract claim, in state court in Superior Court of Providence County, Rhode Island, against the Company, ETHEX and Nesher. The parties have entered into a stipulation to stay the time for the Company to answer the state court complaint until June 10, 2011.

Robertson v. Ther-Rx Corporation, U.S. District Court for the Middle District of Alabama, Civil Case No. 2:09-cv-01010-MHT-TFM, filed October 30, 2009, by a Ther-Rx sales representative asserting non-exempt status and the right to overtime pay under the Fair Labor Standards Act for a class of Ther-Rx sales representatives and under the Family and Medical Leave Act of 1993 (with respect to plaintiff’s pregnancy) and Title VII of the Civil Rights Act of 1964 (also with respect to termination allegedly due to her pregnancy and to her complaints about being terminated allegedly as a result of her pregnancy). An additional seven Ther-Rx sales representatives have joined as plaintiffs. Class certification arguments are pending before the court. On December 22, 2010, a settlement in principle was reached between the parties for $0.3 and on May 12, 2011, the court approved the settlement agreements.

The Company entered into a License and Supply Agreement (“Agreement”) with Strides Arcolab and Strides, Inc. (collectively “Strides”) as well as a Share Purchase Agreement with Strides Arcolab on May 5, 2005. Strides purported to terminate the Agreement on March 11, 2009 due to the Company’s alleged failure to provide adequate assurances on its ability to perform under the Agreement to which the Company denied that the Agreement was terminated. On October 20, 2009, the Company filed a Statement of Claim and Requests for Arbitration with the International Chamber of Commerce alleging that Strides had anticipatorily repudiated the Agreement. On January 26, 2010, Strides filed its Answer and Counterclaims generally denying the allegations and on March 11, 2010, the Company filed its Answer generally denying Strides’ counterclaims. On December 13, 2010, the parties settled the arbitration by an agreed termination of the agreements between the parties, Strides’ retaining all rights to the product development work done under the agreements, the Company’s returning Strides’ stock certificates, and Strides’ paying the Company $7.3.

On October 13, 2009, the Company filed a Complaint in the United States District Court for the Eastern District of Missouri, Eastern Division, against J. Uriach & CIA S.A. (“Uriach”) seeking damages for breach of contract and misappropriation of the Company’s trade secrets and that Uriach be enjoined from further use of the Company’s confidential information and trade secrets. On September 28, 2010, the Court issued a Memorandum and Order granting defendant’s Motion to Dismiss for lack of personal jurisdiction of defendant, J. Uriach & CIA, S.A. The Company has appealed the decision.

On August 24, 2010, Westmark Healthcare Distributors, Inc. filed an action in the Third Judicial District Court In and For Salt Lake County, State of Utah, against Ther-Rx demanding payment of $0.1 for recalled, returned pharmaceutical products.

On March 17, 2011, the Company was served with a complaint by the trustee in bankruptcy for Qualia Clinical Services, Inc. asserting a breach of contract claim for approximately $0.3 for certain clinical work done by such Company.

On April 13, 2011, the Company received notice of a Civil Investigation Demand from the State of Texas Attorney General’s Office, Antitrust Division, regarding the possibility of a reduction in competition in the market for pharmaceutical treatments for premature labor, including 17P and Makena™. The Company is cooperating with this civil investigation demand’s request for information and documents.

From time to time, the Company is involved in various other legal proceedings in the ordinary course of its business. While it is not feasible to predict the ultimate outcome of such other proceedings, the Company believes the ultimate outcome of such other proceedings will not have a material adverse effect on its results of operations, financial condition or liquidity.

There are uncertainties and risks associated with all litigation and there can be no assurance the Company will prevail in any particular litigation. During the year ended March 31, 2011, 2010 and 2009, the Company recorded expense of $7.4, $15.0 and $50.0, respectively, for litigation and governmental inquiries. At March 31, 2011 and 2010, the Company had accrued $48.9 and $46.5, respectively, for estimated costs for litigation and governmental inquiries.

16.	Employment Agreements

The Company has employment agreements with certain officers and key employees which extend for one to five years. These agreements provide for base levels of compensation and, in certain instances, also provide for incentive bonuses and separation benefits. Also, the agreement with the former Chief Executive Officer, Marc Hermelin, (“former CEO”) contained provisions for partial salary continuation under certain conditions, contingent upon non-compete restrictions and providing consulting services to the Company as specified in the agreement. In addition, the former CEO’s employment agreement provided for retirement compensation to be paid in the form of a single annuity equal to 30% of the former CEO’s final average compensation payable each year beginning at retirement and continuing for the longer of ten years or the life of the former CEO. In accordance with this agreement, the Company recognized retirement expense up to the time the former CEO was terminated (discussed below) of $1.8 for the fiscal year ended March 31, 2009.

On December 5, 2008, the Board terminated the employment agreement of Marc S. Hermelin, the Chief Executive Officer of the Company at that time, “for cause” (as that term is defined in such employment agreement). Additionally, the Board removed Mr. M. Hermelin as Chairman of the Board and as the Chief Executive Officer, effective December 5, 2008. In accordance with the termination provisions of his employment agreement, the Company determined that Mr. M. Hermelin would not be entitled to any severance benefits. In addition, as a result of Mr. M. Hermelin’s termination “for cause,” the Company determined it was no longer obligated for the retirement benefits specified in the employment agreement and, accordingly, reversed the previously recorded accrual which reduced selling and administrative expense by $10.3 for the fiscal year ended March 31, 2009 (see Note 15—”Commitments and Contingencies”). The former CEO has informed the Company, however, that he believes he effectively retired from his employment with the Company prior to the termination of his employment agreement on December 5, 2008 by the Board.

17.	Income Taxes

The income tax provisions (benefit) for the fiscal years ended March 31, 2011, 2010 and 2009, are based on estimated federal and state taxable income (loss) using the applicable statutory rates. The current and deferred federal and state income tax provision / (benefit) for continuing operations for the fiscal years ended March 31, 2011, 2010 and 2009 were as follows:

	2011	2010	2009
Provision/(Benefit)
Current:
Federal	$(57.4)	$(46.5)	$(101.5)
State	(4.6)	(4.0)	(6.6)

	(62.0)	(50.5)	(108.1)

Deferred:
Federal	(0.5)	(57.3)	(12.0)
State	—	(4.4)	(0.9)

	(0.5)	(61.7)	(12.9)

	(62.5)	(112.2)	(121.0)
Increase in valuation allowance	70.3	88.3	82.4

Tax provision/(benefit)	$7.8	$(23.9)	$(38.6)

The reasons for the differences between the provision / (benefit) for income taxes for continuing operations and the expected federal income taxes at the U.S. statutory rate are as follows:

	2011	2010	2009
Expected income tax expense (benefit)	$(52.1)	$(108.3)	$(119.2)
State income taxes, net of federal income tax benefit	(2.5)	(5.5)	(5.1)
Business credits	—	(0.1)	(3.8)
Domestic manufacturer deduction adjustment for loss carry back	—	0.5	3.7
Adjustment to unrecognized tax benefits reserve	(5.9)	1.4	(6.7)
Non deductible expenses related to plea agreement	—	—	8.4
Non deductible share based payment expense	1.0	1.2	0.7
Non taxable gain on warrants	(25.9)	—	—
Non deductible debt extinguishment charges	16.8	—	—
Adjustment to operating loss deferred tax asset	5.6	—	—
Other	0.5	(1.4)	1.0

	(62.5)	(112.2)	(121.0)
Change in valuation allowance	70.3	88.3	82.4

Provision for income tax expense (benefit)	$7.8	$(23.9)	$(38.6)

As of March 31, 2011 and 2010, the tax effect of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts were as follows:

	2011		2010
	Current	Non- Current	Current	Non- Current
Gross Deferred Tax Assets:
Revenue related accrued liabilities	$18.2	$—	$8.8	$—
Accrued compensation	3.1	—	1.2	—
Intangible assets	—	58.6	—	61.0
Stock-based compensation	0.5	—	1.3	—
Payroll tax liability	0.2	—	0.4	—
Litigation and governmental inquiries liability	3.5	7.3	3.6	5.5
Interest expense	2.7	—	—	—
Auction rate securities	—	2.6	—	3.2
Impairment on property and equipment	—	—	—	0.6
Operating losses	—	136.3	—	80.8
Credit carry forwards	—	9.7	—	9.6
Other	1.8	0.1	1.8	2.7

	$30.0	$214.6	$17.1	$163.4
Gross Deferred Tax Liabilities:
Property and equipment	$—	$(0.1)	$—	$(2.9)
Intangible assets	$—	$(2.0)	$—	$(1.6)
Convertible notes interest	—	(57.9)	—	(48.0)
Inventories	—	—	—	—
Prepaid insurance	(1.1)	—	(0.5)	—
Other	—	(0.5)	—	—

	(1.1)	(60.5)	(0.5)	(52.5)
Valuation allowance	(29.4)	(211.5)	(15.6)	(155.0)

Net deferred tax asset (liability)	$(0.5)	$(57.4)	$1.0	$(44.1)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers all significant available positive and negative evidence, including the existence of losses in recent years, the timing of deferred tax liability reversals, projected future taxable income, taxable income in carry back years, and tax planning strategies to assess the need for a valuation allowance. Based upon the level of current taxable loss, projections for future taxable income over the periods in which the temporary differences are deductible, the taxable income in available carry back years and tax planning strategies, management believes it is not more likely than not the Company will realize the benefits of these deductible differences. The operating loss for the year ended March 31, 2009 and 2010 resulted in operating loss carry forwards. The operating loss for the year ended March 31, 2011 will also be carried forward. The Company established an additional valuation allowance of $70.3 for the current year. This was charged to income tax expense for year ended March 31, 2011.

The Company has Federal loss carry forwards of approximately $372.0 and state loss carry forwards of approximately $495.0 at March 31, 2011. The Company also has tax credit carry forwards for alternative minimum tax, research credit, and foreign tax credit of $9.7 as of March 31, 2011. The loss carry forwards begin to expire in the year 2030. The alternative minimum tax credits have no expiration date. The research credit and foreign tax credit begin to expire in the year 2026 and 2017, respectively.

At March 31, 2011, the Company had $1.2 of gross unrecognized tax benefit reserves, all of which represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods.

A reconciliation of the unrecognized tax benefits at the beginning and end of the year for fiscal years 2011, 2010 and 2009 is as follows:

Balance of unrecognized tax benefits at March 31, 2008	$11.7
Increase (decrease) in unrecognized tax benefits resulting from tax positions taken during current period	0.4
Increase (decrease) in unrecognized tax benefits resulting from tax positions taken in prior periods	—
Reduction to unrecognized tax benefits as a result of settlement with taxing authorities	(5.4)
Reduction to unrecognized tax benefits as a result of the lapse of the applicable statute of limitations	(1.5)

Balance of unrecognized tax benefits at March 31, 2009	5.2
Increase (decrease) in unrecognized tax benefits resulting from tax positions taken during current period	—
Increase (decrease) in unrecognized tax benefits resulting from tax positions taken in prior periods	2.4
Reduction to unrecognized tax benefits as a result of settlement with taxing authorities	(0.1)
Reduction to unrecognized tax benefits as a result of the lapse of the applicable statute of limitations	(0.6)

Balance of unrecognized tax benefits at March 31, 2010	6.9
Increase (decrease) in unrecognized tax benefits resulting from tax positions taken during current period	—
Increase (decrease) in unrecognized tax benefits resulting from tax positions taken in prior periods	—
Reduction to unrecognized tax benefits as a result of settlement with taxing authorities	(4.9)
Reduction to unrecognized tax benefits as a result of the lapse of the applicable statute of limitations	(0.8)

Balance of unrecognized tax benefits at March 31, 2011	$1.2

The Company recognizes interest and penalties associated with uncertain tax positions as a component of income tax expense. At April 1, 2010, the Company had accrued $0.9 for interest and penalties. During fiscal year ended March 31, 2011, the Company accrued an additional $0.2 of interest and penalties and released $0.8 of interest and penalties as a result of settlements and the expiration of the statute of limitations. As of March 31, 2011, the accrual for interest and penalties was $0.3.

It is anticipated the Company will recognize approximately $1.0 of unrecognized tax benefits within the next 12 months as a result of the expected expiration of the relevant statute of limitations.

The Company is subject to taxation in the U.S. and various states and is subject to examination by those authorities. The Company’s federal statute of limitations has expired for fiscal years prior to 2006 and the relevant state statutes vary.

Management regularly evaluates the Company’s tax positions taken on previously filed tax returns using information about recent court decisions and legislative activities. Many factors are considered in making these evaluations, including past history, recent interpretations of tax law, and the specific facts and circumstances of each matter. Because tax law and regulations are subject to interpretation and tax litigation is inherently uncertain, these evaluations can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions. The recorded tax liabilities are based on estimates and assumptions that have been deemed reasonable by management. However, if the Company’s estimates are not representative of actual outcomes, recorded tax liabilities could be materially impacted.

On November 6, 2009, President Obama signed into law H.R. 3548, the Worker, Homeownership, and Business Assistance Act of 2009. This new law provides an optional longer net operating loss carry back period and allows most taxpayors the ability to elect a carry back period of three, four or five years (the net operating loss carry back period was previously limited to two years). This election can only be made for one year for net operating losses incurred for a tax year ending after December 31, 2007 and beginning before January 1, 2010. The Company has elected to apply this extended carry back period to its tax year ended March 31, 2009. The Company elected a carry back period of five years. The Company filed an Application for Tentative Refund with the Internal Revenue Service for this additional carry back period and subsequently received a refund in the amount of $23.8 in February 2010.

18.	Stock-Based Compensation

In August 2002, the Company’s shareholders approved the Company’s 2001 Incentive Stock Option Plan (the “2001 Plan”), which allowed for the issuance of up to 3 million shares of Class A Common Stock and 1.5 million shares of Class B Common Stock. In September 2008, shareholders approved an amendment to the 2001 Plan to increase by 3 million the number of shares of Class A Common Stock available for issuance under the 2001 Plan. Under the Company’s stock option plan, options to acquire shares of common stock have been made available for grant to all employees. Each option granted has an exercise price of not less than 100% of the market value of the common stock on the date of grant. The contractual life of each option is generally ten years and the options generally vest at the rate of 10% per year from the date of grant.

The Company estimates the fair value of stock options granted using the Black-Scholes option pricing model (the “Option Model”). The Option Model requires the use of subjective and complex assumptions, including the option’s expected term and the estimated future price volatility of the underlying stock, which determine the fair value of the share-based awards. The Company’s estimate of expected term was determined based on the average period of time that options granted are expected to be outstanding considering current vesting schedules and the historical exercise patterns of existing option plans and the two-year forfeiture period (described below). The expected volatility assumption used in the Option Model is based on historical volatility over a period commensurate with the expected term of the related options. The risk-free interest rate used in the Option Model is based on the yield of U.S. Treasuries with a maturity closest to the expected term of the Company’s stock options.

The Company’s stock option agreements for options granted prior to January 2009 include a post-exercise service condition which provides that exercised options are to be held by the Company for a two-year period during which time the shares cannot be sold by the employee. If the employee’s employment was terminated voluntarily or involuntarily (other than by retirement, death or disability) during the two-year period, these stock option agreements provide the Company with the option of repurchasing the shares at the lower of the exercise price or the fair market value of the stock on the date of termination. This repurchase option was considered a forfeiture provision and the two-year period was included in determining the requisite service period over which stock-based compensation was recognized. The requisite service period initially was equal to the expected term (as discussed above) and was revised when an option exercise occurred.

If stock options with the two-year post-exercise service condition expire unexercised or an employee terminates employment after options become exercisable, no compensation expense associated with the exercisable, but unexercised, options was reversed. In those instances where an employee terminated employment before options become exercisable or the Company repurchased, compensation expense for these options was reversed as a forfeiture.

When an employee exercises stock options with the two-year post exercise service condition, the exercise proceeds received by the Company are recorded as a deposit and classified as a current liability for the two-year forfeiture period. The shares issuable upon exercise of these options are accounted for as issued when the two-year forfeiture period lapses. Until the two-year forfeiture requirement is met, the underlying shares are not considered outstanding and are not included in calculating basic earnings per share.

Commencing in January 2009, the Company granted stock options that vest over three years. Additionally in April 2009, the Company granted stock options that vest over twenty months. Options granted during fiscal 2011 vest over five years. These options were granted without a two-year post-exercise service condition. Similar to previous grants, these options have an exercise price of not less than 100% of the market value of the common stock on the date of grant and the contractual life of each option is ten years. The Company’s estimate of the expected term for these options was calculated using the Company’s historical exercise patterns of previously issued options, adjusted to exclude the impact of the two-year forfeiture period.

The Company recognized stock-based compensation of $3.0 and related tax benefits of $0.1, prior to the consideration of a valuation allowance, for the fiscal year ended March 31, 2011 and stock-based compensation of $3.8 and $3.5, respectively, and related tax benefits of $0.2 and $0.6, respectively, for the fiscal years ended March 31, 2010 and 2009, prior to the consideration of a valuation allowance. Stock-based compensation for fiscal year ended March 31, 2009 was reduced by $1.4 for unvested stock-based compensation expense previously recognized for options granted to employees terminated in the February 2009 workforce reduction.

Cash received as deposits for option exercises was $-, $- and $0.7 for fiscal years ended March 31, 2011, 2010 and 2009, respectively related to options granted prior to 2009. All employees were subject to a blackout period during fiscal 2010 and 2011 and could not exercise any options. There was no actual tax benefit realized for tax deductions from option exercises for the fiscal years ended March 31, 2011, 2010 and 2009, due to the valuation allowance on the Company’s deferred tax assets.

The following weighted average assumptions were used to value stock options granted during the fiscal years ended March 31, 2011, 2010 and 2009:

	Years ended March 31,
	2011	2010	2009
Dividend yield	None	None	None
Expected volatility	106%	99%	73%
Risk-free interest rate	1.95%	2.50%	1.96%
Expected term	6.4 years	5.9 years	6.6 years
Weighted average fair value per share at grant date	$1.49	$2.33	$2.13

A summary of the changes in the Company’s stock option plan for the fiscal years ended March 31, 2011, 2010 and 2009 consisted of the following:

	Shares (in millions)	Weighted Average		Aggregate Intrinsic Value
		Exercise Price	Remaining Expected Term
Balance, March 31, 2008	3.9	18.84
Options granted	2.3	6.20
Options exercised	(0.4)	7.19		$—
Options canceled	(1.6)	18.90

Balance, March 31, 2009	4.2	12.49
Options granted	1.3	2.94
Options exercised	(0.1)	9.75		—
Options canceled	(1.1)	13.00

Balance, March 31, 2010	4.3	9.59
Options granted	1.6	1.79
Options exercised	—	12.50		—
Options canceled	(2.7)	8.95

Balance, March 31, 2011	3.2	$6.05	8.1	$—

Expected to vest at March 31, 2011	2.3	$6.05	8.1	$—
Options exercisable at March 31, 2011 (excluding shares in the two-year forfeiture period)	1.1	$7.98	7.1	$—

As of March 31, 2011, the Company had $5.4 of total unrecognized compensation expense related to stock option grants, which will be recognized over the remaining weighted average period of 2.2 years.

19.	Employee Benefits

Profit Sharing Plan

The Company has a qualified trustee profit sharing plan (the “Plan”) covering substantially all non-union employees. At the discretion of senior management, it was determined that the Company would not make a contribution to the Plan for the fiscal years ended March 31, 2011, 2010 and 2009. The Plan includes features as described under Section 401(k) of the Internal Revenue Code.

The Company’s contributions to the 401(k) investment funds are 50% of the first 7% of the salary contributed by each participant. Contributions of $0.3, $0.6 and $1.8 were made to the 401(k) investment funds for the fiscal years ended March 31, 2011, 2010 and 2009, respectively.

Effective October 8, 2010, the Company temporarily suspended the match of participants’ contributions to the 401(k) investment funds.

Health and Medical Insurance Plan

The Company contributes to health and medical insurance programs for its employees. The Company self-insures the first $0.15 of each employee’s covered medical claims. In fiscal year 2005, the Company established a Voluntary Employees’ Beneficiary Association (“VEBA”) for its non-union employees to fund payments made by the Company for covered medical claims. Total health and medical insurance expense for the two plans was $13.4 for the fiscal year ended March 31, 2008. Total health and medical insurance expense for the non-union program was $4.2 and $9.6 for the fiscal years ended March 31, 2011 and 2010, respectively.

20.	Related Party Transactions

The Company currently leases certain real property from a partnership affiliated with the former Chairman and CEO and a current director of the Company. Lease payments made for this property for the fiscal years ended March 31, 2011, 2010 and 2009 totaled $0.3 in each period. This lease expires on December 31, 2011 and lease payments in the fiscal year ending March 31, 2012 are expected to be $0.2. The Company does not intend to extend this lease beyond its expiration.

21.	Equity Transactions

As of March 31, 2011 and 2010, the Company had 40,000 shares of 7% Cumulative Convertible Preferred Stock (par value $.01 per share) outstanding at a stated value of $25 per share. The preferred stock is non-voting with dividends payable quarterly. The preferred stock is redeemable by the Company at its stated value. Each share of preferred stock is convertible into Class A Common Stock at a conversion price of $2.96 per share. The preferred stock has a liquidation preference of $25 per share plus all accrued but unpaid dividends prior to any liquidation distributions to holders of Class A or Class B Common Stock. No dividends may be paid on Class A or Class B Common Stock unless all dividends on the Cumulative Convertible Preferred Stock have been declared and paid. There were no undeclared and accrued cumulative preferred dividends at March 31, 2011 and 2010.

The Company has reserved 750,000 shares of Class A Common Stock for issuance under KV’s 2002 Consultants Plan. These shares may be issued from time to time in consideration for consulting and other services provided to the Company by independent consultants. Since inception of this plan, the Company has issued 47,732 Class A shares as payment for certain milestones under product development agreements. Related compensation was recorded equal to the price of the issued shares.

Holders of Class A Common Stock are entitled to receive dividends per share equal to 120% of the dividends per share paid on the Class B Common Stock and have one-twentieth vote per share as Class B Common Stock in the election of directors and on certain other matters.

Private Placement of Class A Common Stock

On February 14, 2011, the Company announced that it entered into a definitive agreement with a group of institutional investors to raise approximately $32.3 of gross proceeds from a private placement of 9.95 million shares of its Class A Common Stock at $3.25 per share. The transaction closed on February 17, 2011. The Company used $20.0 of the proceeds from the financing to repay certain outstanding amounts and other outstanding obligations under its credit agreement with U.S. Healthcare. The remaining amount will be used for the launch of Makena™, payment of expenses associated with the transaction and general corporate purposes.

The Company will be required to pay certain cash amounts as liquidated damages at a rate of 1.5% of the aggregate purchase price of the shares that are unregistered per month if it does not meet certain obligations under the agreement with respect to the registration of the shares. No such amounts have been accrued as the Company expects to meet these obligations.

22.	Earnings (Loss) Per Share

The following table sets forth the computation of basic loss per share:

	2011		2010		2009
	Class A	Class B	Class A	Class B	Class A	Class B
Basic earnings (loss) per share:
Numerator:
Allocation of undistributed earnings (loss) from continuing operations	$(119.0)	$(37.2)	$(216.4)	$(69.2)	$(202.7)	$(65.1)
Allocation of undistributed earnings from discontinued operations	(23.3)	(7.3)	(5.5)	(1.7)	(34.7)	(11.1)
Allocation of undistributed gain on sale of discontinued operations	9.8	3.0	7.0	2.2

Allocation of undistributed earnings (loss)	$(132.5)	$(41.5)	$(214.9)	$(68.7)	$(237.4)	$(76.2)

Denominator (in millions):
Weighted average shares outstanding	39.1	12.2	37.8	12.1	37.8	12.1
Less—weighted average unvested common shares subject to repurchase	—	—	—	—	(0.2)	(0.1)

Number of shares used in per share computations	39.1	12.2	37.8	12.1	37.6	12.0

Basic earnings (loss) per share from continuing operations	$(3.05)	$(3.05)	$(5.73)	$(5.73)	$(5.39)	$(5.39)
Basic earnings (loss) per share from discontinued operations	(0.60)	(0.60)	(0.14)	(0.14)	(0.92)	(0.92)
Basic earnings per share from gain on sale of discontinued operations	0.25	0.25	0.18	0.18	—	—

Basic earnings (loss) per share	$(3.40)	$(3.40)	$(5.69)	$(5.69)	$(6.31)	$(6.31)

Diluted earnings (loss) per share:
Numerator:
Allocation of undistributed earnings (loss) from continuing operations	$(119.0)	$(37.2)	$(216.4)	$(69.2)	$(202.7)	$(65.1)
Reallocation of undistributed earnings (loss) from continuing operations as a result of conversion of Class B to Class A shares	(37.2)	—	(69.2)	—	(65.1)	—

Allocation of undistributed earnings (loss) from continuing operations for diluted computation	(156.2)	(37.2)	(285.6)	(69.2)	(267.8)	(65.1)

Allocation of undistributed earnings from discontinued operations	(23.3)	(7.3)	(5.5)	(1.7)	(34.7)	(11.1)
Reallocation of undistributed earnings from discontinued operations as a result of conversion of Class B to Class A shares	(7.3)	—	(1.7)	—	(11.1)	—

Allocation of undistributed earnings from discontinued operations for diluted computation	(30.6)	(7.3)	(7.2)	(1.7)	(45.8)	(11.1)

Allocation of undistributed gain on sale of discontinued operations	9.8	3.0	7.0	2.2	—	—
Reallocation of undistributed gain on sale of discontinued operations as a result of conversion of Class B to Class A shares	3.0	—	2.2	—	—	—

Allocation of undistributed gain on sale of discontinued operations for diluted computation	12.8	3.0	9.2	2.2	—	—

Allocation of undistributed earnings (loss)	$(186.8)	$(44.5)	$(292.8)	$(70.9)	$(313.6)	$(76.2)

	2011		2010		2009
	Class A	Class B	Class A	Class B	Class A	Class B
Denominator (in millions):
Number of shares used in basic computation	39.1	12.2	37.8	12.1	37.6	12.1
Weighted average effect of dilutive securities:
Conversion of Class B to Class A shares	12.2	—	12.1	—	12.1	—

Number of shares used in per share computations from continuing operations	51.3	12.2	49.9	12.1	49.7	12.1

Number of shares used in per share computations from discontinuing operations	51.3	12.2	49.9	12.1	49.7	12.1

Diluted earnings (loss) per share from continuing operations	$(3.05)	$(3.05)	$(5.73)	$(5.73)	$(5.39)	$(5.39)
Diluted earnings (loss) per share from discontinued operations	(0.60)	(0.60)	(0.14)	(0.14)	(0.92)	(0.92)
Diluted earnings per share from gain on sale of discontinued operations	0.25	0.25	0.18	0.18	—	—

Diluted earnings (loss) per share(1)	$(3.40)	$(3.40)	$(5.69)	$(5.69)	$(6.31)	$(6.31)

(1)	For the fiscal year ended March 31, 2011, the conversion of 1,267 employee stock options, 338 preferred shares, and 8,692 shares of Class A Common Stock, issuable upon conversion of our convertible notes, were excluded from the computation of diluted earnings per share because their effect would have been anti-dilutive. For the fiscal year ended March 31, 2010, the conversion of 1,304 employee stock options, 338 preferred shares, and 8,692 of Class A Common Stock, issuable upon conversion of our convertible notes, were excluded from the computation of diluted loss per share because their effect would have been anti-dilutive. For the fiscal year ended March 31, 2009, the conversion of 245 employee stock options, 338 preferred shares, and 8,692 shares of Class A Common Stock, issuable upon conversion of our convertible notes, were excluded from the computation of diluted earnings per share because their effect would have been anti-dilutive.

23.	Divestitures

Sale of Sucralfate ANDA

On May 7, 2010, the Company received $11.0 in cash proceeds, and a right to receive an additional payment of $2.0 based on the occurrence of certain events, from the sale of certain intellectual property and other assets related to the Company’s ANDA, submitted with the FDA for the approval to engage in the commercial manufacture and sale of 1gm/10mL sucralfate suspension. All prior activities related to the intellectual property were expensed as incurred and the Company has no future involvement with the product resulting in a recognized gain equal to the cash proceeds received which is included in discontinued operations. The $2.0 will be recorded as a gain when, and if, the events stipulated in the agreement occur and payment is earned.

Sale of PDI

In March 2009, because of liquidity concerns and the Company’s expected near-term cash requirements, the Company’s Board approved management’s recommendation to market PDI for sale. PDI, formerly a wholly-owned subsidiary of the Company, develops and markets specialty value-added raw materials, including drugs, directly compressible and micro encapsulated products, and other products used in the pharmaceutical industry and other markets. As a result of the decision to sell PDI, the Company identified the assets and liabilities at PDI as held for sale at March 31, 2010. The activity of PDI is recorded in discontinued operations for all periods presented.

On June 2, 2010 (the “Closing Date”), pursuant to the Asset Purchase Agreement (the “PDI Agreement”) by and among the Company, PDI, DrugTech Corporation (“DrugTech”) and Particle Dynamics International, LLC (the “Purchaser”), the Company, PDI and DrugTech sold to the Purchaser certain assets associated with the business of PDI (as described below, the “Divested PDI Assets”).

The Divested PDI Assets, as more fully described in the PDI Agreement, consist of all of the right, title and interest in, to and under (1) the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, and goodwill owned by PDI and used by PDI on the Closing Date in its business, which consists of developing and marketing specialty value-added raw materials, including drugs, directly compressible and micro-encapsulated products and other products used in the pharmaceutical industry and other markets (including but not limited to the products specifically identified in the PDI Agreement) for the pharmaceutical, nutritional, food and personal-care industries using proprietary technologies, (2) the intellectual property owned by DrugTech related to certain PDI product lines, including U.S. and foreign patents and trademarks, and (3) certain leases with respect to facilities used by PDI that were leased by the Company. The Purchaser also agreed to hire approximately 24 employees of the Company that were employed in the operation of the PDI business.

In consideration for the Divested PDI Assets, the Purchaser (1) paid to the Company on the Closing Date $24.6 in cash, subject to certain operating working capital adjustments, and (2) assumed certain liabilities, including certain contracts. The Company incurred fees of $0.6 in connection with the transaction. The Purchaser deposited $2.0 of the purchase price in an escrow arrangement for post-closing indemnification purposes. Any uncontested amounts that remain in the escrow account in December 2011 will be paid to the Company. The operating working capital adjustments, assumed liabilities and escrow arrangement are more fully described in the PDI Agreement. In addition, the Purchaser also agreed to pay to the Company four contingent earn-out payments in total aggregate amount up to, but not to exceed, $5.5.

The four earn-out payments are determined as follows:

•

For every dollar of EBITDA (as such term is defined in the PDI Agreement) earned by the Purchaser or its affiliates during the first year following the Closing Date with respect to sales of PDI products in excess of $7.4, the Company will receive three dollars, up to a maximum aggregate amount of $1.8 (the “First Earn-Out”).

•

For every dollar of EBITDA earned by the Purchaser or its affiliates during the second year following the Closing Date with respect to sales of PDI products in excess of $8.4, the Company will receive $3.00, up to a maximum aggregate amount of $1.8 (the “Second Earn-Out”). In addition, to the extent that the First Earn-Out is not fully earned during the first year following the Closing Date, for every dollar of EBITDA earned by the Purchaser or its affiliates during the second year following the Closing Date with respect to sales of PDI products in excess of $7.4, the Company will receive one and half dollars, up to a maximum aggregate amount of $1.3. However, the sum of the total aggregate earn-out payments payable after the first and the second year following the Closing Date may not exceed $3.7.

•

For every dollar of EBITDA earned by the Purchaser or its affiliates during the third year following the Closing Date with respect to sales of PDI products in excess of $8.9, the Company will receive three dollars, up to a maximum aggregate amount of $1.8 (the “Third Earn-Out”). In addition, to the extent that the Second Earn-Out is not fully earned during the second year following the Closing Date, for every dollar of EBITDA earned by the Purchaser or its affiliates during the third year following the Closing Date with respect to sales of PDI products in excess of $8.4, the Company will receive one and half dollars, up to a maximum aggregate amount of $1.3.

•

To the extent that the Third Earn-Out is not fully earned during the third year following the Closing Date, for every dollar of EBITDA earned by the Purchaser or its affiliates during the fourth year following the Closing Date with respect to sales of PDI products in excess of $8.9, the Company will receive one and half dollars up to a maximum aggregate amount of $1.3.

The above-described earn-out payments are fully subordinated to outstanding indebtedness of the Purchaser pursuant to certain subordination arrangements entered into on the Closing Date by the Company. In connection with the sale of the Divested PDI Assets, the Company and the Purchaser also entered into a transition services agreement on the Closing Date, pursuant to which the Company agrees to provide certain transition assistance to the Purchaser for up to a one-year period.

The Company recorded a gain on sale of $5.9, net of tax, in connection with the PDI transaction in the quarter ended June 30, 2010 and a deferred gain of $2.0 related to the amounts held in escrow. Any awards that remain in escrow in December 2011 will be paid to the Company and will be recognized as a gain.

The tables below reflect the operating results of PDI for the fiscal years ended March 31, 2011, 2010 and 2009 and its net assets as of March 31, 2010.

	Year Ended March 31,
	2011	2010	2009
Net revenues	$2.7	$16.8	$20.7
Cost of sales	2.5	12.7	12.0

Gross profit	0.2	4.1	8.7

Operating expenses:
Selling and administrative	(3.3)	(4.5)	0.8

Total operating expenses	(3.3)	(4.5)	0.8

Operating income	3.5	8.6	7.9
Income tax	1.3	3.1	2.9

Net income	$2.2	$5.5	$5.0

Gain on sale of assets (net taxes of $3.4, $- and $-)	$5.9	$—	$—

March 31, 2010
Receivables, net	$3.6
Inventories, net	3.7

Total current assets held for sale	7.3
Property and equipment, less accumulated depreciation	6.7
Intangible assets and goodwill, net	0.6

Total assets held for sale	$14.6

Accounts payable and accrued liabilities	1.1

Total liabilities associated with assets held for sale	$1.1

On June 1, 2009, a leased facility used by PDI was damaged by an accidental fire. The incident did not affect any of the Company’s finished product manufacturing, packaging or distribution facilities. The Company received insurance proceeds of $5.6 during the fiscal year ended March 31, 2010, which were used to repair and restore the damaged facility. The insurance proceeds have been reflected as a gain within selling and administrative expenses in the periods in which payment was received, while expenditures have been reflected as operating expenses or capitalized property and equipment in the period incurred. In the second quarter of fiscal 2011, the Company received additional insurance proceeds and recorded additional gains of $3.5 which is classified as a gain within selling and administrative expenses.

Generics Business

The Company has committed to a plan to divest the Company’s generic’s business. As a result the Company decision to divest the generic’s business, the Company recorded the generic’s business in the Consolidated Statement of Operations as discontinued operations.

In connection with litigation described in greater detail in Note 15—“Commitments and Contingencies,” on June 9, 2009, the Company entered into a Distribution and Supply Agreement (the “Distribution Agreement”) with Purdue Pharma L.P., The P.F. Laboratories, Inc. and Purdue Pharmaceuticals L.P. (collectively “Purdue”). On September 1, 2009, the Company elected for the Distribution Agreement to become effective as of September 1, 2009. Pursuant to the terms of the Distribution Agreement, Purdue provided the Company with a limited quantity of certain generic versions of OxyContin®, as specified in the Distribution Agreement, to be distributed by the Company during a limited period, and the Company paid Purdue a royalty fee and the cost of manufacturing the product supplied by Purdue.

During the three months ended December 31, 2009, the Company received from Purdue and sold to its customers all of the generic OxyContin® allotted under the Distribution Agreement and recognized net revenue of approximately $143.0 in the consolidated statement of operations. The Company recognized the revenue when it had determined that persuasive evidence of an arrangement existed, the customers’ payment ability had been reasonably assured, title and risk of ownership had been transferred to the customers, and the Company’s price to its customers was determined. Additionally, the Company recorded approximately $20.0 as cost of sales in the three months ended December 31, 2009, which included royalty fees and the cost of the generic OxyContin® supplied by Purdue. Accordingly, the Company recognized gross profit of $123.0 in the three months ended December 31, 2009 as a result of the Distribution Agreement entered into with Purdue.

We are presently in negotiations with a third party to sell our generics business.

The tables below reflect the operating results of our generics business for the fiscal years ended March 31, 2011, 2010 and 2009 and its net assets as of March 31, 2011 and 2010.

	Year Ended March 31,
	2011	2010	2009
Net revenues	$8.7	$143.2	$199.1
Cost of sales	31.4	98.3	217.3

Gross profit	(22.7)	44.9	(18.2)

Operating expenses:
Selling and administrative	8.8	18.5	41.9
Restructuring and impairment charges	10.0	46.2	0.6

Total operating expenses	18.8	64.7	42.5

Operating income	(41.5)	(19.8)	(60.7)
Income tax	(8.7)	(7.2)	(9.9)

Net loss	$(32.8)	$(12.6)	$(50.8)

Gain on sale of assets (net taxes of $4.0, $5.3 and $-)	$6.9	$9.2	$—

	March 31, 2011	March 31, 2010
Receivables, net	$2.9	$0.2
Inventories, net	6.1	4.3

Total current assets held for sale	9.0	4.5
Property and equipment, less accumulated depreciation	30.2	44.5
Intangible assets	14.4	16.2
Other assets	—	4.7

Total assets held for sale	$53.6	$69.9

Accounts payable and accrued liabilities	2.5	4.8

Total liabilities associated with assets held for sale	$2.5	$4.8

24.	Warrant Liability

As described in Note 1—“Description of Business”, the Company issued Warrants to U.S. Healthcare to purchase an aggregate of up to 20.1 million shares of Class A Common Stock at an exercise price of $1.62 per share and expiring in November 2015. While the recorded value of these aggregate Warrants of $81.6 was originally reflected as equity upon issuance, certain March 17, 2011 amendments to the arrangements with U.S. Healthcare resulted in the Warrants no longer qualifying as equity instruments. The primary provision that created this result was the depositing of $7.5 by the Company into an escrow account that would be released to the Company or to U.S. Healthcare depending on the timing of the registration and the stock price of the shares underlying the Warrants. With this contingent feature, all of the Warrants are required under ASC Topic 815 to be accounted for as liabilities until such contingency is settled. Accordingly, the Company reclassified the March 17, 2011 fair value of the Warrants from equity to liabilities and, as required by relevant accounting rules, re-valued the Warrants as of March 31, 2011. The $70.7 decrease in the value of the Warrants from March 18, 2011 to March 31, 2011 is reflected as a change in warrant liabilities in our consolidated statement of operations which resulted primarily from a decline in the Company’s stock price.

In regards to the contingent release of our escrow account to U.S. Healthcare, the Company determined that the fair value of that contingency, based on our assessed probability of meeting the requirements to have that escrow released back to us and the timing of any potential release to U.S. Healthcare was $7.5. This amount was established as a liability as of March 17, 2011 and is included with the fair value of the Warrants as the contingency is now a component of the Warrants. Because the original value of all of the Warrants have been expensed by March 31, 2011 (some immediately upon issuance and some as amortized debt discount or write off of unamortized discount upon the early retirement of the related U.S., Healthcare loans, all as described in Note 1), the Company also immediately expensed the fair value of this new contingent feature associated with those Warrants.

The following table includes the significant assumptions used in the Black-Scholes option pricing model to value the Warrants, all of which remain outstanding as of March 31, 2011, at the indicated dates:

	November 2010 Issuance	March 2011 Issuance	March 17, 2011 Reclassification	March 31, 2011 Revaluation
Number of Warrants	12,587,511	7,450,899	20,038,410	20,038,410
Aggregate fair value(a)	$24.0	$62.2	$175.5	$104.8
Risk free discount rate	1.50%	1.82%	1.82%	2.15%
Volatility rate	99.00%	99.00%	99.00%	99.00%
Dividend rate	0.00%	0.00%	0.00%	0.00%
Contractual life (years)	5.0	4.9	4.7	4.6

(a)	Prior to the value of the contingency feature described above

The Warrants expire November 17, 2015, but may be extended by up to two additional years if the holders become subject to certain percentage ownership limitations that prevent their exercise in full at the time of their stated expiration. The Company may require that the holders exercise the Warrants before their expiration if the average of the closing prices of the Class A Common Stock for at least 30 consecutive trading days exceeds $15.00, the closing prices of the Class A Common Stock have exceeded $15.00 for 10 consecutive trading days, the shares issuable upon exercise may be resold under an effective registration statement or the resale is exempt from registration and the shares are listed on the NYSE or the National Association of Securities Dealers Automated Quotation. The Warrants also contain certain anti-dilution provisions included at the request of U. S. Healthcare, pursuant to which the number of shares subject to the Warrants may be increased and the exercise price may be decreased. These anti-dilution provisions are triggered upon certain sales of securities by the Company and certain other events. The Warrants do not contain any preemptive rights. The Warrants also contain certain restrictions on the ability to exercise the Warrants in the event that such exercise would result in the holder of the Warrants owning greater than 4.99% of the shares of the Company’s outstanding Class A Common Stock after giving effect to the exercise. The Warrants are exercisable solely on a cashless exercise basis under which in lieu of paying the exercise price in cash, the holders will be deemed to have surrendered a number of shares of Class A Common Stock with market value equal to the exercise price and will be entitled to receive a net amount of shares of Class A Common Stock after reduction for the shares deemed surrendered. In connection with the issuance of the Warrants, the Company agreed to register up to 20,038,410 shares of our Class A Common Stock issuable upon the exercise of the Warrants.

25.	Quarterly Financial Results (unaudited)

The following tables set forth selected unaudited consolidated quarterly financial information for the fiscal years ended March 31, 2011 and 2010.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
Year Ended March 31, 2011
Net revenues(a)	$4.0	$3.0	$3.5	$16.8	$27.3
Gross profit (loss)	3.2	2.6	3.2	17.2	26.2
Loss from continuing operations(c)	(38.5)	(28.7)	(38.1)	(50.9)	(156.2)
Income from discontinued operations(c)	(9.0)	(5.8)	(8.5)	(7.3)	(30.6)
Gain on sale of discontinued operations(c)	12.8	—	—	—	12.8
Net income (loss)(a)(b)(c)	(34.6)	(34.5)	(46.7)	(58.2)	(174.0)
Earnings (loss) per share from continuing operations:
Basic and diluted—Class A and B common	(0.77)	(0.58)	(0.76)	(0.92)	(3.05)
Earnings per share from discontinued operations:
Basic and diluted—Class A and B common	(0.18)	(0.11)	(0.18)	(0.13)	(0.60)
Earnings per share from gain on sale of discontinued operations:
Basic and diluted—Class A and B common	0.25	—	—	—	0.25
Earnings (loss) per share:
Basic and diluted—Class A and B common	(0.70)	(0.69)	(0.94)	(1.05)	(3.40)

(a)	Net revenues in the fourth quarter of fiscal year 2011 included approximately $13.7 of net revenue resulting from sale of MakenaTM.
(b)	The loss from continuing operations and net loss in year ended March 31, 2011 included a loss on extinguishment of debt of $106.2 in connection with extinguishing the Bridge Loan in November 2010 and March 2011.
(c)	As a result of the decision by the Company to sell PDI, the Company has identified the assets and liabilities of PDI as held for sale in the Company’s consolidated balance sheets at March 31, 2011, 2010 and 2009 and has segregated PDI’s operating results and presented them separately as a discontinued operation for all periods presented. The Company sold PDI on June 2, 2010 and recognized a gain of $5.9, net of tax. The Company has committed to a plan to divest the Company’s generic’s business. As a result the Company decision to divest the generic’s business, the Company has segregated generic’s business operating results and presented them separately as a discontinued operation for all periods presented.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
Year Ended March 31, 2010
Net revenues	$5.7	$2.6	$3.1	$(2.3)	$9.1
Gross profit (loss)	4.9	2.3	2.9	(2.6)	7.5
Income (loss) from continuing operations(a)(c)(d)	(38.5)	(39.2)	21.6	(229.5)	(285.6)
Income from discontinued operations(b)	(16.5)	(14.8)	77.8	(53.7)	(7.2)
Gain on sale of discontinued operations(e)	—	—	9.2	—	9.2
Net income (loss)(a)(b)(c)(d)(e)	(55.0)	(54.0)	108.6	(283.2)	(283.6)
Earnings (loss) per share from continuing operations:
Basic—Class A common	(0.77)	(0.79)	0.45	(4.59)	(5.73)
Basic—Class B common	(0.77)	(0.79)	0.37	(4.59)	(5.73)
Diluted—Class A common	(0.77)	(0.79)	0.37	(4.59)	(5.73)
Diluted—Class B common	(0.77)	(0.79)	0.32	(4.59)	(5.73)
Earnings per share from discontinued operations:
Basic—Class A common	(0.33)	(0.30)	1.63	(1.07)	(0.14)
Basic—Class B common	(0.33)	(0.30)	1.36	(1.07)	(0.14)
Diluted—Class A common	(0.33)	(0.30)	1.27	(1.07)	(0.14)
Diluted—Class B common	(0.33)	(0.30)	1.09	(1.07)	(0.14)
Earnings per share from gain on sale of discontinued operations:
Basic—Class A common	—	—	0.19	—	0.18
Basic—Class B common	—	—	0.16	—	0.18
Diluted—Class A common	—	—	0.15	—	0.18
Diluted—Class B common	—	—	0.12	—	0.18
Earnings (loss) per share:
Basic—Class A common	(1.10)	(1.09)	2.27	(5.66)	(5.69)
Basic—Class B common	(1.10)	(1.09)	1.89	(5.66)	(5.69)
Diluted—Class A common	(1.10)	(1.09)	1.79	(5.66)	(5.69)
Diluted—Class B common	(1.10)	(1.09)	1.53	(5.66)	(5.69)

(a)	Operating expenses in the fourth quarter of fiscal year 2010 included $70.0 of purchased in-process research and development expense for the cash payment (the “Amendment Payment”) made upon execution of the Makena Amendment (see Note 5— “Acquisition”).
(b)

Operating expenses in the third quarter of fiscal year 2010 included $14.5 gain on sale for the sale of the Company’s Paragraph IV ANDA with the FDA for a generic equivalent version of GlaxoSmithKline’s Duac® gel to Perrigo Company and the sale of certain intellectual property and other assets associated with the ANDA for the generic version of Lotensin® 5-mg, 10-mg, 20-mg, and 40-mg Tablets to Huahai US, Inc.

(c)	Operating expenses in the fourth quarter of fiscal year 2010 included charges of $85.8 related to impairment of intangible assets and property and equipment (see Note 4—“Restructuring and Impairment Charges” and Note 10—“Intangible Assets”).
(d)	Income (loss) from continuing operations and net income (loss) for fiscal year 2010 included the impact of a $88.2 valuation allowance that was charged to income tax expense during the fiscal year ended March 31, 2010 for deferred tax assets that the Company determined would not be realized as tax deductions in the future.
(e)

During fiscal year 2010, we completed the sale to Perrigo Company of our Paragraph IV ANDA for a generic equivalent version of GlaxoSmithKline’s Duac® gel. Under the terms of the transaction, we received $14.0 from Perrigo Company at closing ($8.7, net of tax) and will receive an additional $2.0 as a milestone payment upon the completion of a successful technical transfer. Also during fiscal year 2010, we recognized a $0.5 gain from the sale of certain intellectual property and other assets associated with our ANDA for generic version of Lotensin® 5-mg, 10-mg, 20-mg, and 40-mg Tablets to Huahai US, Inc.

26.	Condensed Consolidating Financial Information

On March 17, 2011, the Company completed the offering and sale of the 2015 Notes. The 2015 Notes were offered only to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended. The 2015 Notes are guaranteed by certain of the Company’s wholly-owned subsidiaries, DrugTech Corporation, FP1096, Inc., Nesher Discovery Solutions, Inc., Nesher Pharmaceuticals, Inc., Nesher Solutions USA, Inc., Ther-Rx Corporation and Zeratech Technologics USA, Inc. (collectively, the “Guarantor Subsidiaries”). Ethex Corporation, Particle Dynamics, Inc., and MECW, LLC are Non-Guarantor Subsidiaries.

In connection with the issuance and sale of the 2015 Notes, the Company and the Guarantor Subsidiaries are required to file an exchange offer registration statement with the SEC with respect to an offer to exchange the 2015 Notes for substantially identical notes that are registered under the Securities Act (the “Exchanged Notes”). Each of the Guarantor Subsidiaries have issued full, unconditional and joint and several guarantees for the 2015 Notes, and will similarly guarantee the Exchanged Notes.

The rules of the SEC require that condensed consolidating financial information be provided when certain, but not all, of a registrant’s wholly-owned subsidiaries guarantee the registrant’s public debt on a full, unconditional, joint and several basis. The Company is, therefore, presenting condensed consolidating balance sheets as of March 31, 2011 and 2010, and condensed consolidating statements of operations and cash flows for each of the three years in the period ended March 31, 2011 which reflect the consolidation of the registrant company, the combined Guarantor Subsidiaries, and the combined Non-Guarantor Subsidiaries. These condensed consolidating financial statements should be read in conjunction with the consolidated financial statements. The financial information may not necessarily be indicative of results of operations, cash flows, or financial position had the registrant or the Guarantor Subsidiaries operated as independent entities.

Investment in subsidiaries are accounted for by the respective parent company using the equity method for purposes of this presentation. Results of operations of subsidiaries are therefore reflected in their respective parent company’s investment accounts and earnings. The principal elimination entries set forth below eliminate investments in subsidiaries and intercompany balances and transactions.

KV Pharmaceutical Company
Condensed Consolidating Balance Sheets
	March 31, 2011
	Parent Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$137.4	$0.2	$—	$—	$137.6
Restricted cash	34.5	—	—	—	34.5
Investment securities	57.2	—	—	—	57.2
Intercompany receivables	—	322.1	1,233.1	(1,555.2)	—
Inventory	0.2	0.8	—	—	1.0
Other current assets	10.9	36.3	—	—	47.2
Current assets held for sale	6.1	2.9	—	—	9.0

Total current assets	246.3	362.3	1,233.1	(1,555.2)	286.5

Property and equipment, less accumulated depreciation	67.5	0.1	—	—	67.6
Investment in subsidiaries	1,441.8	—	—	(1,441.8)	—
Investment securities	—	—	—	—	—
Intangible assets, net	—	150.9	—	—	150.9
Other assets	14.9	0.2	—	—	15.1
Non current assets held for sale	30.3	14.3	—	—	44.6

Total Assets	$1,800.8	$527.8	$1,233.1	$(2,997.0)	$564.7

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current maturities of long-term debt	$85.4	$—	$—	$—	$85.4
Intercompany payable	1,311.5	243.7	—	(1,555.2)	—
Warrant liability	112.3	—	—	—	112.3
Other current liabilities	94.7	46.2	26.7	—	167.6
Current liabilities associated with assets held for sale	—	—	2.5	—	2.5

Total current liabilities	1,603.9	289.9	29.2	(1,555.2)	367.8

Long-term debt, less current maturities	418.3	—	—	—	418.3
Deferred tax liability	57.4	—	—	—	57.4
Long-term liabilities	95.2	—	—	—	95.2
Shareholders’ equity (deficit)	(374.0)	237.9	1,203.9	(1,441.8)	(374.0)

Total Liabilities and Shareholders’ Equity (Deficit)	$1,800.8	$527.8	$1,233.1	$(2,997.0)	$564.7

	March 31, 2010
	Parent Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$60.5	$0.2	$—	$—	$60.7
Investment securities	—	—	—	—	—
Intercompany receivables	—	385.6	1,244.4	(1,630.0)	—
Inventory	0.7	0.5	—	—	1.2
Other current assets	17.9	0.1	—	—	18.0
Current assets held for sale	2.8	7.3	1.7	—	11.8

Total current assets	81.9	393.7	1,246.1	(1,630.0)	91.7

Property and equipment, less accumulated depreciation	76.4	2.0	—	—	78.4
Investment in subsidiaries	1,445.5	—	—	(1,445.5)	—
Investment securities	65.9	—	—	—	65.9
Intangible assets, net	(3.6)	41.1	—	—	37.5
Other assets	12.7	(0.3)	—	—	12.4
Non current assets held for sale	43.5	23.5	5.7	—	72.7

Total Assets	$1,722.3	$460.0	$1,251.8	$(3,075.5)	$358.6

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current maturities of long-term debt	$63.9	$—	$—	$—	$63.9
Intercompany payable	1,428.7	201.3	—	(1,630.0)	—
Other current liabilities	43.9	15.0	44.1	—	103.0
Current liabilities associated with assets held for sale	—	1.2	4.7	—	5.9

Total current liabilities	1,536.5	217.5	48.8	(1,630.0)	172.8

Long-term debt, less current maturities	233.2	—	—	—	233.2
Deferred tax liability	44.1	—	—	—	44.1
Long-term liabilities	47.7	—	—	—	47.7
Shareholders’ equity (deficit)	(139.2)	242.5	1,203.0	(1,445.5)	(139.2)

Total Liabilities and Shareholders’ Equity (Deficit)	$1,722.3	$460.0	$1,251.8	$(3,075.5)	$358.6

KV Pharmaceutical Company

Condensed Consolidating Statements of Operations

	Year ended March 31, 2011
	Parent Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues	$—	$27.3	$—	$—	$27.3
Cost of sales	(0.5)	1.6	—	—	1.1

Gross profit	0.5	25.7	—	—	26.2

Research and development	19.1	3.0	—	—	22.1
Selling and administrative	59.0	37.0	—	—	96.0
Restructuring and impairment charges	0.1	—	—	—	0.1
Purchased in-process research and development	—	—	—	—	—
Litigation and governmental inquiries, net	7.4	—	—	—	7.4
Gains on sale of assets	0.1	—	—	—	0.1

Operating expenses	85.7	40.0	—	—	125.7

Operating loss	(85.2)	(14.3)	—	—	(99.5)

Loss on extinguishment of debt	106.2	—	—	—	106.2
Change in warrant liability	(70.7)	—	—	—	(70.7)
Interest, net and other	9.8	3.3	0.3	—	13.4

Total other expense	45.3	3.3	0.3	—	48.9

Loss from continuing operations before income taxes	(130.5)	(17.6)	(0.3)	—	(148.4)
Income tax provision	7.8	—	—	—	7.8

Loss from continuing operations	(138.3)	(17.6)	(0.3)	—	(156.2)

Equity in loss of subsidiaries	(42.6)	—	—	42.6	—

Net income (loss) from discontinued operations, net of tax	—	(31.8)	1.2	—	(30.6)
Gain on sale of discontinued operations, net of tax	6.9	—	5.9	—	12.8

Net loss	$(174.0)	$(49.4)	$6.8	$42.6	$(174.0)

	Year ended March 31, 2010
	Parent Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues	$—	$9.1	$—	$—	$9.1
Cost of sales	(0.4)	2.0	—	—	1.6

Gross profit	0.4	7.1	—	—	7.5

Research and development	27.1	2.0	—	—	29.1
Selling and administrative	72.8	38.9	—	—	111.7
Restructuring and impairment charges	10.0	79.0	—	—	89.0
Purchased in-process research and development	70.0	—	—	—	70.0
Litigation and governmental inquiries, net	15.0	—	—	—	15.0
Gains on sale of assets	—	—	—	—	—

Operating expenses	194.9	119.9	—	—	314.8

Operating loss	(194.5)	(112.8)	—	—	(307.3)

Loss on extinguishment of debt	—	—	—	—	—
Change in warrant liability	—	—	—	—	—
Interest, net and other	1.6	0.2	0.4	—	2.2

Total other expense	1.6	0.2	0.4	—	2.2

Loss from continuing operations before income taxes	(196.1)	(113.0)	(0.4)	—	(309.5)
Income tax provision (benefit)	(22.7)	—	(1.2)	—	(23.9)

(Loss) income from continuing operations	(173.4)	(113.0)	0.8	—	(285.6)

Equity in income (loss) of subsidiaries	(119.4)	—	—	119.4	—

Net loss from discontinued operations, net of tax	—	—	(7.2)	—	(7.2)
Gain on sale of discontinued operations, net of tax	9.2	—	—		9.2

Net loss	$(283.6)	$(113.0)	$(6.4)	$119.4	$(283.6)

	Year ended March 31, 2009
	Parent Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues	$0.7	$112.5	$—	$—	$113.2
Cost of sales	(0.5)	15.6	—	—	15.1

Gross profit	1.2	96.9	—	—	98. 1

Research and development	68.8	1.0	—	—	69.8
Selling and administrative	61.1	136.0	23.6	—	220.7
Restructuring and impairment charges	12.3	34.1	—	—	46.4
Purchased in-process research and development	2.0	—	—	—	2.0
Litigation and governmental inquiries, net	50.0	—	—	—	50.0
Gains on sale of assets	—	—	—	—	—

Operating expenses	194.2	171.1	23.6	—	388.9

Operating loss	(193.0)	(74.2)	(23.6)	—	(290.8)

Loss on extinguishment of debt	—	—	—	—	—
Change in warrant liability	—	—	—		—
Interest, net and other	15.3	—	0.3		15.6

Total other expense	15.3	—	0.3	—	15.6

Loss from continuing operations before income taxes	(208.3)	(74.2)	(23.9)	—	(306.4)
Income tax provision (benefit)	(45.6)	—	7.0	—	(38.6)

Loss from continuing operations	(162.7)	(74.2)	(30.9)	—	(267.8)

Equity in income (loss) of subsidiaries	(150.9)	—	—	150.9	—

Net loss from discontinued operations, net of tax	—	—	(45.8)	—	(45.8)
Gain on sale of discontinued operations, net of tax	—	—	—	—	—

Net loss	$(313.6)	$(74.2)	$(76.7)	$150.9	$(313.6)

KV Pharmaceutical Company

Condensed Consolidating Statement of Cashflows

	Year ended March 31, 2011
	Parent Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net income (loss)	$(174.0)	$(49.4)	$6.8	$42.6	$(174.0)
Adjustments to reconcile net income (loss)
Equity in loss of subsidiaries	42.6	—	—	(42.6)	—
Purchase in-process research and development	—	—	—	—	—
Change in warrant liability	(70.7)	—	—	—	(70.7)
Loss on extinguishment of debt	106.2	—	—	—	106.2
Impairment of assets	11.6	—	—	—	11.6
Other	5.7	7.9	(5.9)	—	7.7
Changes in assets and liabilities	—	—	—	—	—
Receivables, excluding intercompany	—	(36.5)	2.6	—	(33.9)
Inventory	(1.0)	(1.0)	—	—	(2.0)
Income taxes	3.3	—	—	—	3.3
Accounts payable and accrued liabilites	(21.9)	29.4	(19.6)	—	(12.1)
Other assets and liabilities, net	(57.8)	62.1	(5.9)	—	4.4

Net cash provided by (used in) operating activities	(150.0)	12.5	22.0	—	(159.5)

Investing activities:
Purchased in-process research and development	—	—	—	—	—
Other investing activities, net	(9.3)	(12.5)	22.0	—	0.2

Net cash (used in) provided by investing activities	(9.3)	(12.5)	22.0	—	0.2

Financing activities:
Principle payment on long-term debt	(83.7)	—	—	—	(83.7)
Proceeds from issuance of debt and warrants	299.1	—	—	—	299.1
Proceeds from collateralized obligation	—	—	—	—	—
Other financing activities, net	20.8	—	—	—	20.8

Net cash provided by financing activities	236.2	—	—	—	236.2

Effect of foreign exchange rate changes	—	—	—	—	—

Increase (decrease) in cash and cash equivalents	76.9	—	—	—	76.9

Cash and cash equivalents, beginning of year	60.5	0.2	—	—	60.7

Cash and cash equivalents, end of year	$137.4	$0.2	$—	$—	$137.6

	Year ended March 31, 2010
	Parent Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net income (loss)	$(283.6)	$(113.0)	$(6.4)	$119.4	$(283.6)
Adjustments to reconcile net income (loss)
Equity in loss of subsidiaries	119.4	—	—	(119.4)	—
Purchase in-process research and development	70.0	—	—	—	70.0
Change in warrant liability	—	—	—	—	—
Loss on extinguishment of debt	—	—	—	—	—
Impairment of assets	49.5	79.0	—	—	128.5
Other	51.9	12.7	(3.7)	—	60.9
Changes in assets and liabilities	—	—	—	—	—
Receivables, excluding intercompany	0.2	9.4	9.6	—	19.2
Inventory	5.9	4.0	6.9	—	16.8
Income taxes	40.6	—	—	—	40.6
Accounts payable and accrued liabilities	(29.5)	(20.2)	(14.5)	—	(64.2)
Other assets and liabilities, net	(25.9)	27.4	10.2	—	11.7

Net cash provided by (used in) operating activities	(1.5)	(0.7)	2.1	—	(0.1)

Investing activities:
Purchased in-process research and development	(70.0)	—	—	—	(70.0)
Other investing activities, net	(1.4)	—	(2.1)	—	(3.5)

Net cash (used in) provided by investing activities	(71.4)	—	(2.1)	—	(73.5)

Financing activities:
Principle payment on long-term debt	(2.7)	—	—	—	(2.7)
Proceeds from issuance of debt	—	—	—	—	—
Proceeds from collateralized obligation	61.8	—	—	—	61.8
Other financing activities, net	(0.9)	—	—	—	(0.9)

Net cash (used in) provided by financing activities	58. 2	—	—	—	58.2

Effect of foreign exchange rate changes	—	0.4	—	—	0.4

Increase (decrease) in cash and cash equivalents	(14.7)	(0.3)	—	—	(15.0)

Cash and cash equivalents, beginning of year	75.2	0.5	—	—	75.7

Cash and cash equivalents, end of year	$60.5	$0.2	$—	$—	$60.7

	Year Ended March 31, 2009
	Parent Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net income (loss)	$(313.6)	$(74.1)	$(76.8)	$150.9	$(313.6)
Adjustments to reconcile net income (loss)
Equity in loss of subsidiaries	150.9	—	—	(150.9)	—
Purchase in-process research and development	2.0	—	—	—	2.0
Change in warrant liability	—	—	—	—	—
Loss on extinguishment of debt	—	—	—	—	—
Impairment of assets	2.5	34.1	—	—	36.6
Other	52.2	14.8	0.5	—	67.5
Changes in assets and liabilities	—	—	—	—	—
Receivables, excluding intercompany	(0.1)	27.5	82.1	—	109.5
Inventory	52.8	4.2	11.4	—	68.4
Income taxes	(77.5)	—	—	—	(77.5)
Accounts payable and accrued liabilities	25.4	15.8	42.5	—	83.7
Other assets and liabilities, net	101.8	(21.3)	(59.3)	—	21.2

Net cash provided by (used in) operating activities	(3.6)	1.0	0.4	—	(2.2)

Investing activities:
Purchased in-process research and development	(2.0)	—	—	—	(2.0)
Other investing activities, net	25.4	—	(0.5)	—	24.9

Net cash (used in) provided by investing activities	23.4	—	(0.5)	—	22.9

Financing activities:
Principle payment on long-term debt	(2.6)	—	—	—	(2.6)
Proceeds from issuance of debt	—	—	—	—	—
Proceeds from collateralized obligation	—	—	—	—	—
Other financing activities, net	(30.3)	—	—	—	(30.3)

Net cash (used in) financing activities	(32.9)	—	—	—	(32.9)

Effect of foreign exchange rate changes	—	(0.6)	—	—	(0.6)

Increase (decrease) in cash and cash equivalents	(13.1)	0.4	(0.1)	—	(12.8)

Cash and cash equivalents, beginning of year	88.3	0.1	0.1	—	88.5

Cash and cash equivalents, end of year	$75.2	$0.5	$—	$—	$75.7

Item 9A.	Controls and Procedures

(a) Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We conducted an evaluation under the supervision and with the participation of our management, including the Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”), of the effectiveness our internal control over financial reporting as of March 31, 2011. In conducting this evaluation, our management used the criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

Internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that:

(1) Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;

(2) Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

(3) Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Rule 12b-2 promulgated under the Exchange Act defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the evaluation, the Company identified the material weaknesses in our internal control over financial reporting described below. Based on the results of the evaluation, our CEO and CFO have concluded that our internal control over financial reporting was not effective as of March 31, 2011. The following summary describes the material weaknesses that were identified:

1.	Material weakness in entity-level controls. We did not maintain an effective control environment or entity-level controls with respect to the risk assessment, information and communications and monitoring components of internal control. We did not:

a.	design adequate controls to identify and address risks critical to financial reporting, including monitoring controls and controls to ensure remediation of identified deficiencies.

2.	Material weakness surrounding financial statement preparation and review procedures and application of accounting principles. Our policies and procedures did not adequately address the financial reporting risks associated with the preparation and review of our financial statements. We did not:

a.	design controls over access, changes to and review of our spreadsheets used in the preparation of financial statements;

b.	design controls necessary to ensure that information for new and modified agreements was identified and communicated to those responsible for evaluating the accounting implications; and

c.	develop policies and procedures necessary to adequately address the financial reporting risks associated with the application of certain accounting principles and standards.

Such deficiencies resulted in a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements would not be prevented or detected on a timely basis.

(b) Changes in Internal Control over Financial Reporting

Other than as described below under (d) Remediation Activities; some of which represent continual efforts which culminated to remediate several previously identified material weaknesses, there were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) during the quarter ended March 31, 2011 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

(c) Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures, as such terms are defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act, as of March 31, 2011, the end of the period covered by this Annual Report on Form 10-K.

Disclosure controls and procedures are controls and procedures designed to ensure that information required to be disclosed in our reports filed under the Exchange Act, such as this Annual Report on Form 10-K, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls are also designed to ensure that such information is accumulated and communicated to our management, including the Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

As a result of the material weaknesses in our internal control over financial reporting described above, our management, including our Chief Executive Officer and our Chief Financial Officer, concluded that our disclosure controls and procedures were not effective as of March 31, 2011.

(d) Remediation Activities

Beginning in the fourth quarter of fiscal year 2009 and continuing through fiscal year 2011, we began designing and implementing controls, in order to remediate the material weaknesses described above in “—(a) Management’s Report on Internal Control Over Financial Reporting.” We expect that our remediation efforts, including design, implementation and testing will continue throughout fiscal year 2012. Our efforts to date and the remaining amount of time we believe is needed to remediate our material weaknesses has been impacted by, among other things, significant reductions in our workforce and changes in personnel since the fourth quarter of fiscal year 2009, management’s focus on multiple priorities including obtaining financing, returning our products to market and becoming current with our Securities and Exchange Commission (“SEC”) filings. While unremediated, these material weaknesses have the potential to result in our failure to prevent or detect material misstatements in our annual or interim consolidated financial statements. We will continue our remediation efforts described below and we plan to provide an update on the status of our remediation activities with future reports to be issued on Form 10-Q and Form 10-K.

As previously disclosed, in August 2008, the Audit Committee, with the assistance of legal counsel, including FDA regulatory counsel with respect to FDA matters, and other advisers, conducted an internal investigation with respect to a range of specific allegations involving, among other items, FDA regulatory and other compliance matters and management misconduct. The investigation was substantially completed in December 2008 and the investigation of all remaining matters was completed in June 2009.

The investigation focused on, among other areas, FDA and other healthcare regulatory and compliance matters, financial analysis and reporting, employment and labor issues, and corporate governance and oversight. As a result of its findings from the investigation, the Audit Committee, with the assistance of its legal counsel, including FDA regulatory counsel with respect to FDA matters, and other advisors, prepared and approved a remedial framework, which was previously disclosed in the Form 10-K for fiscal year 2009. Some of the measures included in the remedial framework are intended to remediate certain material weaknesses and are listed below.

Since the quarter ended March 31, 2009, the following actions have been taken and management believes that implementation is substantially complete with respect to the following actions to remediate the material weaknesses listed above:

1.	Expanded the membership of our disclosure committee to include executives with responsibilities over our operating divisions and regulatory affairs; and reviewing, revising and updating existing corporate governance policies and procedures.

2.	Added quarterly executive meeting sessions between our Audit Committee and senior personnel in our legal, compliance, quality, finance and internal audit departments.

3.	Reorganized and relocated our legal department adjacent to the Chief Executive Officer’s office to facilitate greater access to the legal department and more extensive involvement of the legal department in corporate governance and compliance matters.

4.	Adopted measures to strengthen and enhance compliance with FDA regulations and related regulatory compliance, including:

•

retained outside consultants and counsel for FDA regulatory matters and, with their assistance, reviewing and revising our policies, procedures and practices to enhance compliance with the FDA’s current good manufacturing practice requirements;

•	enhanced compliance with FDA drug application, approval and post-approval requirements;

•	evaluated compliance with applicable foreign laws and regulations; and

•	implemented internal reporting policies pursuant to which our chief compliance officer will report periodically to the non-management members of the Board.

5.	Defined and documented roles and responsibilities within the financial statement closing process including required reviews and approval of account reconciliations, journal entries and methodologies used to analyze account balances.

6.	Implemented month-end closing schedules and closing checklists to ensure timely and documented completion of the financial statements.

7.	Identified and implemented steps to improve communication, coordination and oversight with respect to the application of critical accounting policies and the determination of estimates.

8.	Identified and implemented steps to improve information flow between the Finance department and other functional areas within our Company to ensure that information that could affect the financial statements is considered.

9.	Defined specific roles and responsibilities within the Finance department to improve accounting research and implementation of accounting policies.

10.	Implemented processes and procedures to (1) identify and assess whether certain entities are appropriately exempt from the Medicaid best price calculation and (2) evaluate Public Health Service (“PHS”) pricing requests.

11.	Hired a Corporate Controller, Director of Financial Reporting and a Director of Accounting with expertise in controls over financial reporting, financial statement closing procedures and GAAP.

12.	Established a monthly business review process to ensure an in-depth senior management review of business segment results on a timely basis.

13.	Implemented adherence to and deadline compliance with pre-established month-end, quarter-end and year-end closing schedules and closing checklists to ensure timely and documented completion of the financial statements.

Management believes it is making progress and is continuing to proactively implement the following measures and actions in order to remediate the material weaknesses listed above:

1.	Develop and document comprehensive accounting policies and procedures, including documentation of the methods for applying accounting policies through detailed process maps and procedural narratives.

2.	Identify and implement specific steps to improve information flow between the Finance department and other functional areas to ensure that information that could affect the financial statements, including the effects of all material agreements, is identified, communicated and addressed on a timely basis.

3.	Develop and implement a policy and procedure to control the access, modification and review processes for spreadsheets that are used in the preparation of our financial statements and other disclosures.

4.	Conduct further training and education of the Finance department personnel on critical accounting policies and procedures, including account reconciliations and financial statement closing procedures, to develop and maintain an appropriate level of skills for proper identification and application of accounting principles.

5.	Conduct training and education for personnel outside the Finance department on critical accounting policies and procedures to improve the level of control awareness at our Company and to ensure an appropriate level of understanding of the proper application of accounting principles that are critical to our financial reporting.

6.	Establish periodic meetings between the contracting functions and the Finance department to improve communication regarding the evaluation and reporting of PHS pricing requests and related matters.

Our registered public accounting firm, BDO USA, LLP, has issued an attestation report on the Company’s internal control over financial reporting that is included with this Report.

(e) Management’s Conclusions on the Remediation Plan

Management believes the remediation measures described above will strengthen our internal control over financial reporting and remediate the remaining material weaknesses we have identified. However, we have not yet implemented all of these measures, including the testing of operating effectiveness of some of those measures that have been implemented to date. We are committed to continuing to improve our internal control processes and will continue to diligently review our financial controls and procedures. However, any control system, regardless of how well designed, operated and evaluated, can provide only reasonable, not absolute, assurance that the control objective will be met. As we continue to evaluate and work to improve our internal control over financial reporting, we may take additional measures to address control deficiencies and/or determine not to complete certain of the remediation measures described above

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

K-V Pharmaceutical Company

Bridgeton, Missouri

We have audited K-V Pharmaceutical Company’s internal control over financial reporting as of March 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). K-V Pharmaceutical Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Item 9A Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. Material weaknesses have been identified and described in management’s assessment in the areas of entity-level controls (control awareness, personnel, and monitoring and remediation of deficiencies) and financial statement preparation, review procedures, and application of accounting principles (manual journal entries, account reconciliations and documentation, spreadsheets, customer and supplier agreements, application of generally accepted accounting principles, and Medicaid rebates). These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2011 financial statements, and this report does not affect our report dated June 10, 2011, on those financial statements.

In our opinion, K-V Pharmaceutical Company did not maintain, in all material respects, effective internal control over financial reporting as of March 31, 2011, based on the COSO criteria. We do not express an opinion or any other form of assurance on management’s statements referring to any corrective actions taken by the Company after the date of management’s assessment.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of K-V Pharmaceutical Company and Subsidiaries as of March 31, 2011 and 2010 and the related consolidated statements of operations, comprehensive loss, shareholders’ equity (deficit), and cash flows for the years then ended and our report dated June 10, 2011, expressed an unqualified opinion thereon. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Chicago, Illinois

June 10, 2011